Exhibit 10.10

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GOLDEN PHOENIX MINERALS, INC.

as Borrower

THE GUARANTORS

FROM TIME TO TIME PARTY HERETO

as Guarantors

and

WATERTON GLOBAL VALUE, L.P., BY THE GENERAL PARTNER OF ITS GENERAL PARTNER, CORTLEIGH LIMITED

as Lender

SENIOR SECURED GOLD STREAM CREDIT AGREEMENT

September 26, 2011

as an amendment and restatement of that certain

BRIDGE LOAN AGREEMENT

Dated August 3, 2011

i

TABLE OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(a)	Leases, Mineral Ridge Project, Mining Properties, Mining Claims, Santa Rosa Project
Schedule 1.1(b)	Repayment Schedule
Schedule 1.1(c)	Santa Rosa Acquisition Agreement
Schedule 1.1(e)	Material Contracts
Schedule 1.1(f)	Liens
Schedule 6.1(g)	Financial Statements
Schedule 7.1(a)	Jurisdictions of Incorporation
Schedule 7.1(w)	Tax Liability
Schedule 7.1(x)	Corporate Structure
Schedule 7.1(aa)	Debt
Schedule 7.1(cc)	Litigation
Schedule 7.1(dd)(i)	Other Jurisdictions
Schedule 7.1(dd)(ii)	Authorizations
Schedule 7.1(dd)(iii)	Trademarks, Trade names, Copyrights and Patents
Schedule 7.1(dd)(iv)	Actions, Suits, Arbitrations or Proceedings
Schedule 7.1(dd)(v)	Contracts with Potential Material Adverse Effect
Schedule 7.1(dd)(vi)	Labour Agreements
Schedule 7.1(dd)(vii)	Bank Account Details
Schedule 7.1(gg)	Broker’s Fees
Schedule 7.1(jj)	Permitted Affiliate Transactions
Schedule 7.1(ll)	Project Permits
Schedule 8.1(m)	Insurance

EXHIBITS

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Gold Supply Agreement
Exhibit D	Form of Omnibus Certificate
Exhibit E	Form of Solvency Certificate

SENIOR SECURED GOLD STREAM CREDIT AGREEMENT

This SENIOR SECURED GOLD STREAM CREDIT AGREEMENT is dated September 26, 2011 (the “Effective Date”) and entered into by and between GOLDEN PHOENIX MINERALS, INC., a corporation incorporated pursuant to the laws of the State of Nevada, as the borrower (the “Borrower”), each person that accedes to the terms of this Agreement from time to time by executing a Guarantee, as a guarantor (each a “Guarantor” and, collectively, the “Guarantors”) and WATERTON GLOBAL VALUE, L.P. by the general partner of its general partner, Cortleigh Limited, as the lender (the “Lender”).

RECITALS

A.           The Lender and the Borrower entered into that certain Bridge Loan Agreement dated as of August 3, 2011 (the “Existing Agreement”), whereby the Lender agreed to loan up to U.S. One Million Dollars ($1,000,000) to the Borrower on the terms and conditions set forth therein (with any and all loans outstanding as of the date of this Agreement being referred to as the “Existing Loan”).

B.           The Borrower desires to amend, restate, modify, extend and continue the Existing Agreement, and the Borrower desires that the Lender make available a senior secured non-revolving loan up to an aggregate amount of U.S. Fifteen Million Five Hundred Thousand Dollars ($15,500,000), in five separate tranches, upon the terms hereof and subject to the satisfaction of the conditions precedent contained herein (the “Loan”).  The Existing Loan shall remain and continue as a Loan under this Agreement.  The Borrower shall use the proceeds of the Loan as set forth herein.

C.           The Borrower shall use the proceeds of the Loan to acquire, maintain, develop and advance its interest in the Santa Rosa Project (defined below) located in Panama, including the payment of amounts due in order to obtain and maintain the Borrower’s interest therein.

D.           This Agreement and the Loan are secured by the Security Documents and Liens on the Collateral in favour of the Lender, which Liens, and the associated Security Documents, shall be ratified, continued and affirmed, and the Borrower shall provide additional security on and over the Santa Rosa Project in Panama, which the Borrower shall acquire using proceeds of the Loan.  The Borrower and the Guarantor shall remain liable for the payment and performance of all obligations hereunder and under the other Credit Documents.

E.           Until the Effective Date, the Existing Agreement shall remain in full force and effect in accordance with its terms and this Agreement shall have no effect.

F.           Effective as of the Effective Date, the Existing Agreement is amended, modified, continued and restated in its entirety as set forth in this Agreement, and this Agreement shall be in full force and effect.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

Article 1
INTERPRETATION

Section 1.1          Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Additional Guarantor” means any Person which becomes a Guarantor in accordance with Section 8.1(w).

“Advances” means advances of a Loan made by the Lender pursuant to Section 2.2 and “Advance” means any one of such advances.

“Affairs” means the business, affairs, operations, undertaking, property, assets, liabilities, condition (financial or otherwise), prospects, performance and results of operations of a specified Person.

“Affiliate” means an affiliated body corporate and, for the purposes of this Agreement, (i) one body corporate is affiliated with another body corporate if one such body corporate is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is Controlled by the same Person and (ii) if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

“Agreed Priority” means, with respect to a Security Document and a Lien made in favour of the Lender, a senior first priority Lien in favour of the Lender, meaning that such Security Document and Lien are prior in right to any other Lien in, on or to the Collateral which is purported to be covered thereby, subject only, in each case, to Permitted Liens.  For the avoidance of doubt, the Loan and the Obligations shall be secured by a first ranking perfected encumbrance over (i) all real property and personal property of the Borrower; (ii) 100% of the shares or Equity Interests of Mineral Ridge LLC owned by the Borrower; and (iii) all of Borrower’s right, title and interest in and to the Santa Rosa Subsidiary and the Santa Rosa Project, as hereafter acquired.

“Agreement” means this senior secured gold stream credit agreement, which amends, restates and replaces the Existing Agreement, and all schedules and instruments in amendment or confirmation of it; and the expressions “Article”, “Section”, “Subsection” and “paragraph” followed by a number mean and refer to the specified Article, Section, Subsection or paragraph of this Agreement.

“Applicable Law” means any international treaty, any domestic or foreign constitution or any supranational, national, regional, federal, provincial, territorial, state, municipal, tribal or local statute, law, ordinance, code, rule, regulation, order (including any consent decree or administrative order), applicable to, or any directive, guideline, policy or Authorization of any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event or any of such Person’s Affairs, and any order, judgment, award or decree of any Governmental Entity, or arbitrator in any proceeding or action to which the Person in question is a party or by which such Person or any of its Affairs is bound.

“Applicable Securities Legislation” means, at any time, all securities laws and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities applicable to the Borrower or to which it is subject.

“Authorization” means any authorization, approval, consent, exemption, licence, permit, franchise, certification, registration or no-action letter from any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event, or any of such Person’s Affairs or from any Person in connection with any easements or contractual rights.

“Availability Period” means the period starting on the Effective Date and ending on the day immediately preceding the first day of the Repayment Period.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Laws” shall mean the Bankruptcy Code and all other Applicable Laws pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, winding up, arrangement, receivership, administration, moratorium, assignment for the benefit of creditors or other similar laws applicable in the United States, Canada or other applicable jurisdictions as in effect from time to time.

“Borrower” means Golden Phoenix Minerals, Inc., a corporation incorporated and existing under the laws of the State of Nevada, and its successors and permitted assigns.

“Borrower Control Agreement” means an account control agreement relating to the Borrower’s bank accounts to be entered into among the Lender, the Borrower and the Borrower’s bank or financial institution.

“Borrower’s Account” means, collectively, each bank account or other deposit account owned or held by the Borrower or for the benefit of the Borrower.

“Borrowing Notice” means a written request by the Borrower for a Loan pursuant to Section 2.3, which shall include all of the information referenced in Section 2.3 and a certification from the Borrower, substantially in the form of Exhibit A hereto.

“Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on any of the Subject Properties.

“Business” means the business of the Borrower as conducted as at the date hereof.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“Capital Lease” means, with respect to a Person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease or debt obligation on a balance sheet of the Person in accordance with GAAP.

“Capital Lease Obligation” means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Capital Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with GAAP.

“Cash Payment Amount” means [***].

“Change of Control” means the occurrence of any of the following events:

(a)
Any “person” or “persons acting jointly or in concert” as defined under applicable securities laws or regulations becomes the record or beneficial owner of more than fifty percent (50%) of the total voting power attached to all Voting Shares of the Borrower then outstanding;

(b)
there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination) or merger of a Credit Party (1) in which the Credit Party is not the continuing or surviving corporation or (2) pursuant to which any Voting Shares of a Credit Party would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement or merger of a Credit Party in which the holders of the Voting Shares of such Credit Party immediately prior to the amalgamation, consolidation, statutory arrangement or merger have, directly or indirectly, more than 50% of the Voting Shares of the continuing or surviving corporation immediately after such transaction; or

(c)
any Person or group of Persons shall succeed in having a sufficient number of its nominees elected as Directors such that such nominees, when added to any existing Directors after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the Directors.

“Collateral” means any and all real and personal property, assets, rights, titles and interests in respect of which the Lender has or will have a Lien pursuant to a Security Document, whether tangible or intangible, presently held or hereafter acquired, and all products and proceeds of the foregoing, including insurance proceeds related to the foregoing.

“Commitment Amount” means US Fifteen Million Five Hundred Thousand Dollars ($15,500,000).

“Common Shares” means the common shares in the capital of a Person.

“Compliance Certificate” means a certificate of the Borrower substantially in (i) the form of Exhibit B, signed on its behalf by its chief financial officer or any other officer acceptable to the Lender or (ii) such other form as the Lender may determine.

“Consent” means that certain Consent, Waiver and Subordination dated August 3, 2011 among the Borrower, the Lender, Mineral Ridge LLC and Scorpio Gold (US) Corporation, together with all amendments, modifications, supplements and revisions thereof in accordance with its terms.

“Contaminant” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them that may (i) injure or damage property or plant or animal life, (ii) harm or cause a nuisance to any Person, (iii) adversely affect the health of any individual, (iv) impair the safety, of any individual, (v) render any property or plant or animal life unfit for use by humans, (vi) cause loss of enjoyment of normal use of property, or (vii) interfere with the normal course of business, and includes any “Contaminant” within the meaning assigned to such term (or any similar term) in any Environmental Law applicable to the Mining Properties or the Borrower.

“Contingent Liability” means, with respect to a Person, any agreement, undertaking or arrangement by which the Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) the obligation, debt or other liability of any other Person or guarantees the payment of dividends or other distributions upon the shares of any Person.  The amount of any contingent liability will, subject to any limitation contained therein, be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the obligation, debt or other liability to which the contingent liability is related.

“Control” of any Person means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of such Person; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such Person; or

(iii)	give directions with respect to the operating and financial policies of such Person with which the directors or other equivalent officers of such Person are obliged to comply; and/or

(b)	the holding beneficially of more than 50% of the issued share capital of such Person.

“Credit Documents” means this Agreement, the Security Documents, the Guarantees, each Borrowing Notice, each Compliance Certificate, the Supply Agreement, and each other Instrument executed by the Borrower or other Credit Party in connection with this Agreement, the Existing Agreement or any of the foregoing Instruments, whether or not specifically identified in this clause, as any of the foregoing may be amended, modified, supplemented, extended or restated from time to time in accordance with their respective terms.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any of them, together with their permitted successors and assigns.

“Debt” of any Person means:

(a)
all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers’ acceptances and contingent reimbursement obligations relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Capital Lease Obligations and Purchase Money Obligations of the Person;

(d)
all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due and payable more than six months after the date of placing such property or service or taking delivery at the completion of such services;

(e)	all indebtedness of any Person secured by a Lien on any assets of such Person;

(f)	all obligations to repurchase, redeem or repay any shares of such Person; and

(g)	all Contingent Liabilities of the Person with respect to obligations of another Person if such obligations are of the type referred to in paragraphs (a) to (g).

“Default” means an event which, with the giving of notice or passage of time, or the making of any determination or any combination of the foregoing, would constitute an Event of Default.

“Direct Agreement” means a direct agreement entered into by a Credit Party, the counterparty to a Material Contract and the Lender in respect of the assignment of the rights of the Borrower, and the exercise of step-in rights by the Lender under, such Material Contract, in form and substance satisfactory to the Lender, acting reasonably.

“Director” means a director of a Credit Party and “Directors” means the board of directors of a Credit Party or, whenever duly empowered, a committee of the board of directors of a Credit Party, and reference to action by the Directors means action by the directors as a board or action by such a committee of the board as a committee.

“Disposal” means a sale, lease, release, abandonment, licence, exchange, transfer, loan, grant, option or other disposal by a Person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) and “Dispose” shall have a corresponding meaning.

“Disposal Proceeds” means, the consideration receivable by a Credit Party for any Disposal made by such Credit Party, after deducting any reasonable expenses which are incurred by the Credit Party with respect to such Disposal.

“Distribution” has the meaning specified in Section 8.2(g).

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” means September 26, 2011 or such other date as the parties may agree.

“Environmental Claims” means, all liabilities, (including costs of remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and cost of legal fees) that may be imposed on, incurred by, or asserted against a Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law, any Release or threatened Release of Hazardous Materials, or in connection with any environmental, health or safety condition and resulting from the ownership, lease, sublease or the operation or occupation of property by any Credit Party whether on, prior or after the date hereof.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment, ecology or public health or safety and the Mining Properties, including, Applicable Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or other pollutants, Contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, Contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Equity Financing Transaction” means an equity issuance of common shares of the Borrower for net cash proceeds of at least $8,000,000.00.

“Equity Interest Pledge Agreement” means (i) that certain Pledge Agreement dated August 3, 2011, from the Borrower to and in favor of the Lender with respect to the Borrower’s 30% interest in Mineral Ridge LLC, as amended and restated by that certain Amended and Restated Pledge Agreement of even date herewith (ii) the pledge, public deed, notarial deed or other Instrument with respect to Borrower’s ownership of Santa Rosa Subsidiary, (iii) a pledge agreement from the Borrower to and in favor of the Lender with respect to the Borrower’s ownership of Ra Resources Ltd., and (iv) any other Instruments given or to be given by a Credit Party for the benefit of the Lender that creates a Lien on and with respect to the Equity Interests of a Credit Party or other Person in order to secure the Obligations, together, in each case, with all amendments, modifications, supplements and revisions thereof in accordance with its terms, together with all other Instruments now or hereafter filed, recorded or delivered to formalize, authorize and perfect the security interests granted therein.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange” means the OTC:BB or any other stock exchange on which the Borrower’s securities may be listed from time to time.

“Existing Agreement” shall have the meaning given thereto in the Recitals.

“Existing Loan” shall have the meaning given thereto in the Recitals.

“Expropriation Event” means the appropriation, confiscation, expropriation, cancellation, seizure or nationalization (by Applicable Law, intervention, court order, condemnation, exercise of eminent domain or other action or form of taking) of ownership or control of a Credit Party or any of its Subsidiaries or of a Mining Property, or any substantial portion thereof, or any substantial portion of the rights related thereto, or any substantial portion of the economic value thereof, or which prevents or materially interferes with the ability of a Person to own or operate the property subject to such action, including by the imposition of any Tax, fee, charge or royalty.

“Fees” means the Structuring Fee and all other fees (if any) payable by the Borrower under this Agreement.

“Financial Instrument Obligations” means, with respect to any Person, obligations arising under:

(a)
any interest rate swap agreement, forward rate agreement, floor, cap or collar agreement, future or option, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)
any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, future or option, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; or

(c)
any agreement for the making or taking of any commodity, swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms.

“Financial Assistance” has the meaning specified in Section 8.2(h).

“Financial Quarter” means, a period of three consecutive months in each Financial Year ending on March 31, June 30, September 30 and December 31, as the case may be, of such year.

“Financial Year” means, in relation to the Borrower, its financial year commencing on January 1 of each calendar year and ending on December 31 of such year.

“Full Prepayment Amount” means, at any time, [***].

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Gold” means gold of a purity of at least .995 fine, and otherwise of grade and quality conforming to the stated requirements for good delivery in the London Bullion Market Association.

“Governmental Entity” means any, (i) multinational, national, federal, provincial, state,  territorial, municipal, local, tribal, aboriginal, native or other government, governmental or public department, central bank, court, commission, board, bureau, agency, instrumentality or regulatory authority, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, judicial, expropriation or taxing authority under or for the account of any of the above.

“Guarantees” means the Guarantee from any Guarantor to and in favour of the Lender and each other guarantee by a Guarantor in favour of the Lender to be delivered in connection with this Agreement and any other Credit Document or any of the transactions contemplated herein or therein, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Guarantors” means each Person that accedes to the terms of this Agreement from time to time by executing a Guarantee, and each Additional Guarantor, and “Guarantor” means any one of them.

“Hazardous Material” means any substance or mixture of substances, or any pollutant or Contaminant, toxic or dangerous waste or hazardous material, as defined or listed in, or otherwise classified pursuant to, or give rise to liability under, any Environmental Law or applicable regulations, including any “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “Contaminant”, “pollutant” or any other similar formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or dangerousness.

“Hedging Agreement” means (i) any currency exchange or interest rate swap agreement, currency exchange or interest rate cap agreement or currency exchange or interest rate collar agreements between any Credit Party and any other Person and (ii) all net forward sale, put/call options, spot deferred sale or other similar arrangement or agreement relating to the sale or purchase of any commodity.

“Indemnified Person” has the meaning specified in Section 10.5(1).

“Instrument” means any contract, agreement, undertaking, indenture, mortgage, certificate, document or writing (whether formal agreement, letter or otherwise) under which any obligation, duty, covenant, agreement, affirmation, undertaking or liability is evidenced, assumed or undertaken, or any right or Lien (or right or interest therein) is granted, authenticated, notarized, authorized or perfected, and any notice, registration, recordation or filing associated with or required by any of the foregoing.

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any Credit Party.

“Leased Properties” means, collectively, the real properties forming the subject matter of the Leases.

“Leases” means the mineral concessions, surface concessions, leases, subleases, rights to occupy, rights to use and exploit, and licences of real property or Buildings and Fixtures, to which any Credit Party is a party (i) at the date of this Agreement, as listed and described in Schedule 1.1(a), or (ii) after the date of this Agreement as notified to the Lender pursuant to a Compliance Certificate.

“Lender” means Waterton Global Value, L.P., its successors and assigns.

“Lender’s Gold Account” shall mean the account of the Lender at Johnson Matthey Inc., [***], or with such other institution or such other account as designated by the Lender in writing from time to time.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security Instrument in, on or to, or any right or interest, or the title of any vendor, lessor, the Lender or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument or any other arrangement, encumbrance or condition that in substance secures payment or performance of an obligation.

“Loan” shall mean the aggregate of the Tranche One Loan, the Tranche Two Loan, the Tranche Three Loan, the Tranche Four Loan and the Tranche Five Loan.

“Mandatory Prepayment Amount” shall have the meaning given thereto in Section 4.1(1).

“Material Adverse Effect” means a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which cumulatively result in a material adverse effect) on (i) the Mining Properties, (ii) the business, operations, results of operations, prospects, assets, performance, prospects, liabilities or the condition (financial or otherwise) of any Credit Party, (iii) any of the rights or remedies of the Lender or (iv) the ability of any Credit Party to perform its obligations to the Lender under any of the Credit Documents.

“Material Contracts” means, collectively, the agreements set out in Schedule 1.1(e), and any other agreement to which any Credit Party is a party and which is deemed material by the Lender (acting reasonably) to the Business or the operation of the Mining Properties.

“Mineral Ridge LLC” means Mineral Ridge Gold LLC, a Nevada limited liability company, its successors and assigns.

“Mineral Ridge Project” means the Mineral Ridge Project, located in Esmeralda County, Nevada, which is owned and operated by Mineral Ridge LLC, as further described on Schedule 1.1(a) hereto.

“Mining Properties” means all surface, subsurface and mineral rights, and all surface, subsurface and mineral leases, concessions, licenses, claims, rights, titles or interests owned, leased, held or controlled by a Credit Party, or, in the case of the Santa Rosa Project, to be owned, leased, held or controlled by a Credit Party, and all related, associated or appurtenant rights, in each case howsoever characterized or designated, that are owned, leased, held, or controlled, directly or indirectly, by a Credit Party, with such rights, titles and interests (including the Santa Rosa Project) described in Schedule 1.1(a).

“Monthly Repayment Amount” means, in relation to any Repayment Date, the monthly amortization instalment amount for such Repayment Date set forth on Schedule 1.1(b) hereto, as such Schedule 1.1(b) may be revised and replaced by the Lender from time to time based on the actual amount Advanced to the Borrower in respect of any Tranche; the Lender shall promptly provide the Borrower with any subsequent, replacement Schedule 1.1(b).

“Monthly Repayment Ounces” means [***].

“Obligations”  means all duties, covenants, agreements, liabilities, indebtedness and obligations of the Borrower and each Guarantor with respect to the repayment, payment or performance of all Indebtedness, liabilities and obligations (monetary or otherwise) of the Borrower and each Guarantor (if applicable), whenever arising, whether primary, secondary, direct, contingent, fixed or otherwise and whether joint, several, or joint and several, established by or arising under or in connection with this Agreement, the Existing Agreement and each other Credit Document, including, in each case, the payment of principal, interest, fees, expenses, reimbursements and indemnification obligations.

“Option Agreement” means that certain Option Agreement dated August 3, 2011 from the Borrower to and in favour of the Lender.

“Original Currency” has the meaning specified in Section 10.10(1).

 “Other Currency” has the meaning specified in Section 10.10(1).

“Other Taxes” has the meaning specified in Section 10.7(2).

“Owned Properties” means, collectively, (i) the Mining Properties, and (ii) after the date of this Agreement, the additional lands and premises notified to the Lender pursuant to each Compliance Certificate.

“Partial Prepayment Amount” has the meaning specified in Section 4.3(3).

“Pension Laws” means ERISA and all Applicable Laws governing the registration, administration, funding and investment of Pension Plans, including the applicable provisions of the Income Tax Act (Canada) and any other similar legislation.

“Pension Plan” means any plan or arrangement, whether funded or unfunded, registered or not registered, that provides defined benefit pensions or term-certain annuities in respect of any employees, former employees or retirees of any Credit Party.

“Permitted Affiliate Transactions” has the meaning specified in Section 7.1(jj).

“Permitted Debt” means, in respect of any Person, the following:

(a)	Debt under any of the Credit Documents;

(b)	Debt to the extent secured by Liens pursuant to paragraphs (a), (b) or (c) of the definition of Permitted Liens;

(c)
amounts payable arising in the ordinary course of business for the purchase of goods and services, provided (i) such amounts are not overdue in excess of 90 days; and (ii) such amounts, in the aggregate, do not exceed $100,000 at any time, except for such previously incurred obligations set forth in Schedule 1.1(e); and

(d)
unsecured obligations to pay the deferred and unpaid purchase price with respect to the Company’s interests being acquired under those certain option and acquisition agreements set forth in Schedule 1.1(e), provided (i) such amounts are not overdue in excess of 90 days; and (ii) such amounts, in the aggregate, do not exceed $100,000 at any time, except for such previously incurred obligations set forth in Schedule 1.1(e).

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)
Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, so long as such contested Liens could not have a Material Adverse Effect;

(b)
Liens imposed by law, such as carriers, warehousemen and mechanics’ liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, provided that such Liens are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being maintained as required by Applicable Law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens could not have a Material Adverse Effect;

(c)
Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by the Borrower (including equipment held by any such Person as lessee under leveraged leases) in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other security interest shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced, provided, further, that such Liens shall not exceed $100,000 in the aggregate;

(d)	Liens outstanding on the date hereof and described in Schedule 1.1(f) hereto;

(e)	Liens arising under the Security Documents;

(f)
Cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workmen’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar Liens; and

(g)
Liens given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Borrower.

“Person” means a natural person, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Prepayment Notice” has the meaning specified in Section 4.3(1).

“Prior Day Price” means:

(a)
In relation to any Repayment Date, the settlement per ounce price of Gold on the London Bullion Market Association, PM Fix (Bloomberg: GoldLNPM) on the Business Day immediately preceding such Repayment Date; and

(b)
In relation to any prepayment date, the settlement per ounce price of Gold on the London Bullion Market Association, PM Fix (Bloomberg: GoldLNPM) on the Business Day immediately preceding such prepayment date.

“Profit Participation Amount” means: [***].

“Project Mortgages” means a mortgage, deed of trust, public deed, notarial deed or other Instrument by which the Lender obtains a Lien on and to the Mining Properties and any other Instrument by which the Lender obtains a Lien in or on any real property or Mining Properties of a Credit Party to secure the Obligations, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Project Permits” means those Authorizations for the development and operation of the Santa Rosa Project, as defined in Section 7.1(ll).

“Prudent Mining Industry Practices” means those practices, standards, methods, techniques and specifications, as they may evolve, change and modify from time to time that (a) are commonly used and generally accepted in the mining industry as good, safe and prudent operational, administrative and engineering practices in connection with the design, construction, operation, maintenance, repair or use of mining projects, mining facilities, mining infrastructure, mining equipment or other components of a mining operation, (b) conform in all material respects to Applicable Laws, (c) conform in all material respects to operational and maintenance guidelines and requirements suggested by applicable manufacturers, suppliers and insurance providers (taking into account the size, age, service and type of asset), and (d) are commercially reasonable based on the nature of the Mining Properties.

“Purchase Money Obligation” means, in relation to any Person, indebtedness of such Person issued, incurred or assumed to finance all or part of the cost of acquiring any asset for such Person.

“Related Party” means in respect of any Credit Party (i) a Person which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the Control of such Credit Party, (ii) a Person which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the Control of such Credit Party, (iii) a Person who beneficially owns, directly or indirectly, voting securities of a Credit Party or who exercises Control or direction over voting securities of such Credit Party or a combination of both carrying more than 10% of the voting rights attached to all voting securities of such Credit Party for the time being outstanding, (iv) a director or senior officer of a Credit Party or Related Party of any Credit Party, or (v) an Affiliate of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Contaminant), or in, into or out of any vessel or facility, including the movement of any substance through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise.

“Repayment Date” means the last Business Day of each calendar month during the Repayment Period and any date on which the Lender accelerates the due date of the Loan by reason of an Event of Default pursuant to Section 9.2.

“Repayment Period” means the eighteen-month period commencing on the last Business Day of March 2012 and ending on the last Business Day of August 2013.

“Santa Rosa Acquisition Agreement” means that certain definitive Acquisition Agreement dated September 16, 2011, by and between the Borrower and Silver Global, S.A., a corporation formed under the laws of the Republic of Panama, whereby the Borrower will acquire its interest in the Santa Rosa Project, a final, executed copy of which is attached hereto as Schedule 1.1(c).

“Santa Rosa Project” means the Santa Rosa mine (Minas Santa Rosa), consisting of the Santa Rosa gold deposit, the Alto de la Mina gold deposit and all associated Mining Properties,  Buildings and Fixtures, assets, properties  and equipment, located near the village of Canazas in Veraguas Province, Panama, situated approximately 300 kilometres southwest of Panama City, Panama, all as further described on Schedule 1.1(a) hereto.

“Santa Rosa Subsidiary” means Golden Phoenix Panama, S.A., a corporation formed under the laws of the Republic of Panama, formed for the purpose of owning, managing, operating and administering the Santa Rosa Project, and through which Borrower will acquire an interest in the Santa Rosa Project.

“Security” means, at any time, the charges, mortgages, pledges, assignments, security interests and other encumbrances in favour of the Lender in the assets and properties of the Credit Parties securing their obligations under this Agreement and the other Credit Documents.

“Security Agreements” means (i) the Security Agreement dated as of August 3, 2011 between the Borrower and the Lender, as amended and restated by that certain Amended and Restated Security Agreement of even date herewith, and (ii) any other security agreement or other Instrument by which the Lender obtains a Lien in or on any personal property or assets of a Credit Party to secure the Obligations, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Security Documents” means each of the Guarantees, the Security Agreements, the Project Mortgages, the Equity Interest Pledge Agreements, the Borrower Control Agreement, each of the agreements described in Schedule 1.1(d) and all public deeds, notarial deeds, Instruments and any other security granted to the Lender by any Credit Party, as security for the payment and performance of the Obligations, in each case, with all modifications, supplements, amendments, extensions or restatements thereto or thereof in accordance with their respective terms, all schedules and exhibits attached thereto and all financing statements, personal property security act filings and other Instruments required to be filed or recorded or notices required to be given in order to authenticate, establish and perfect the Liens created by the foregoing.

“Spot Price” means, in relation to any date, either of the following prices (as selected by the Borrower in its sole discretion) [***].

“Structuring Fees” means the structuring fees described in Section 2.1.

“Subject Properties” means, collectively, the Mining Properties and all other Owned Properties and Leased Properties.

“Subsidiaries” means the subsidiaries of a Credit Party.

“subsidiary” means with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled to vote in the election of the board of directors thereof are, as of such date, held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership, (x) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Supply Agreement” means the Gold Supply Agreement given by the Borrower and the Santa Rosa Subsidiary for the benefit of the Lender, substantially in the form of Exhibit C hereto, whereby the Lender shall have the right to acquire all gold produced at and from the Santa Rosa Project for the life of the Santa Rosa Project on the terms and conditions set forth therein, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms, to be acknowledged, notarized and recorded as a public deed in the applicable official public records in Panama, to the extent that recording is legally available.

“Taxes” has the meaning specified in Section 10.7(1).

“Total Principal Balance” means the aggregate total amount of all Tranches of Loans made to the Borrower.

“Tranche” shall mean any one of the Tranche One Loan, the Tranche Two Loan, the Tranche Three Loan, the Tranche Four Loan or the Tranche Five Loan, and “Tranches” shall refer to more than one of the foregoing.

“Tranche One Loan” means an amount up to $1,750,000 (which shall include the continuation of the Existing Loan), available upon the Effective Date, subject to satisfaction of applicable conditions precedent.

“Tranche Two Loan” means an amount equal to the Borrower’s next payment due under the Santa Rosa Acquisition Agreement, up to $4,250,000, available on the date such payment is due pursuant to the Santa Rosa Acquisition Agreement, subject to satisfaction of the conditions precedent thereto.

“Tranche Three Loan” means an amount equal to the Borrower’s next payment due under the Santa Rosa Acquisition Agreement, up to $3,000,000, available on the date such payment is due pursuant to the Santa Rosa Acquisition Agreement, subject to satisfaction of the conditions precedent thereto.

“Tranche Four Loan” means an amount up to $1,500,000, available upon satisfaction of the conditions precedent thereto.

“Tranche Five Loan” means an amount up to $5,000,000, available upon satisfaction of the conditions precedent thereto.

“Voting Shares” means shares of capital stock of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

“Waste” means ashes, garbage and refuse and includes domestic waste, industrial waste, municipal refuse or such other wastes as are designated as such under any Environmental Law.

Section 1.2         Other Usages.

References to “this Agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section, Subsection, paragraph or other subdivision of this Agreement.  Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

Section 1.3         Gender and Number.

Any reference in the Credit Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

Section 1.4         Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

Section 1.5         Currency.

All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in United States currency.

Section 1.6         Meaning of certain terms

Any reference in this Agreement to:

(a)	a Default being “continuing” means that such Default has not been waived or remedied and an Event of Default being “continuing” means that such Event of Default has not been waived;

(b)
unless otherwise indicated, a “Credit Document” or any other agreement or instrument is a reference to that Credit Document or other agreement or instrument as amended, modified, novated, supplemented, extended or restated;

(c)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(d)	“knowledge” of any Person shall be deemed to mean such knowledge after due and diligent inquiry; and

(e)	“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (as, as the case may be, the corresponding derivative form thereof).

Section 1.7         Certain Phrases, etc.

In any Credit Document (i) (x) the words “including” and “includes” mean “including (or includes) without limitation”, and does not create or denote a limitation, (y) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (z) the word “asset” includes present and future properties, revenues and rights of every description, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.8         Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.9         Incorporation of Schedules.

The schedules and exhibits attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Section 1.10       Conflict.

The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Credit Documents.

Section 1.11       Certificates.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Lender or the occurrence of any event hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to have such action taken, and any certificate executed by any Credit Party shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate in all respects.

ARTICLE 2
LOAN

Section 2.1         Fees.

The Borrower shall pay to the Lender a one-time structuring fee in an amount equal to two percent (2%) of the Commitment Amount (the “Structuring Fee”), with one percent (1%) of the Structuring Fee to be paid to the Lender on the Effective Date and the remaining one percent (1%) of the Structuring Fee due to the Lender on or prior to the advance of the Tranche Two Loan, provided, that in the event the Tranche Two Loan is not advanced on or before the date that is sixty (60) days from the Effective Date, the remaining amount due as the Structuring Fee shall be immediately due and payable.  No portion of the Structuring Fee is refundable to the Borrower, in whole or in part, under any circumstances.

Section 2.2         Advances of the Loan.

Subject to all of the terms and conditions of this Agreement, the Lender shall Advance each of the Tranches upon satisfaction of the applicable conditions precedent, as follows:

(1)
Tranche One Loan.  Upon satisfaction of the Tranche One Loan conditions precedent set forth in Article 6, the Lender shall Advance the Tranche One Loan to the Borrower.  The Tranche One Loan shall be Advanced in one Advance, with such Advance to be made to the Borrower’s Account.  Upon Advance, the commitment of the Lender to make the Tranche One Loan shall expire.  The Existing Loan outstanding as of the Effective Date shall convert into and continue as part of the Tranche One Loan hereunder for all purposes (including for purposes of determining the amount of the Commitment available to the Borrower).

(2)
Tranche Two Loan.  Upon satisfaction of the Tranche Two Loan conditions precedent set forth in Article 6, the Lender shall Advance the Tranche Two Loan to the Borrower.  The Tranche Two Loan shall be Advanced in one Advance, with such Advance to be made to the Borrower’s Account.  Upon Advance, the commitment of the Lender to make the Tranche Two Loan shall expire.

(3)
Tranche Three Loan.  Upon satisfaction of the Tranche Three Loan conditions precedent set forth in Article 6, the Lender shall Advance the Tranche Three Loan to the Borrower.  The Tranche Three Loan shall be Advanced in one Advance, with such Advance to be made to the Borrower’s Account.  Upon Advance, the commitment of the Lender to make the Tranche Three Loan shall expire.

(4)
Tranche Four Loan.  Upon satisfaction of the Tranche Four Loan conditions precedent set forth in Article 6, the Lender shall Advance the Tranche Four Loan to the Borrower.  The Tranche Four Loan shall be Advanced in one Advance, with such Advance to be made to the Borrower’s Account.  Upon Advance, the commitment of the Lender to make the Tranche Four Loan shall expire.

(5)
Tranche Five Loan.  Upon satisfaction of the Tranche Five Loan conditions precedent set forth in Article 6, the Lender shall Advance the Tranche Five Loan to the Borrower.  The Tranche Five Loan shall be Advanced in one Advance, with such Advance to be made to the Borrower’s Account.  Upon Advance, the commitment of the Lender to make the Tranche Five Loan shall expire.

(6)
General.  Any part of a Tranche that has been repaid by the Borrower may not be re-borrowed and shall not be re-advanced to the Borrower.  At no time shall the aggregate principal amount of all Tranches exceed the Commitment Amount.

Section 2.3         Borrowing Procedure.

The Borrower shall request the borrowing of a Loan by delivering to the Lender a written Borrowing Notice signed by the Borrower, which shall be delivered to the Lender by no later than fifteen (15) days (or such shorter period as may be agreed by the Lender) prior to the date of the requested borrowing.  Each Borrowing Notice shall be irrevocable and shall specify (i) the Tranche that is requested by the Borrower, (ii) the date of the requested borrowing (which shall be a Business Day not less than fifteen (15) days after delivery, or such shorter period as may be agreed by the Lender), (iii) the aggregate principal amount of the Tranche to be borrowed, (iv) the specific purposes to which the proceeds of such Loan shall be applied (as permitted by Section 2.5 below), and (v) such other information and certifications as set forth in the form of Borrowing Notice and as the Lender shall otherwise have reasonably requested.  Each submittal of a Borrowing Notice by the Borrower to the Lender shall constitute a separate representation, warranty and covenant by the Borrower that the conditions precedent thereto have been satisfied and that the Borrower shall use and apply the proceeds of the Loan solely as set forth in such Borrowing Notice.  No Tranche shall be advanced if a Default or Event of Default has occurred and is continuing (unless the Lender has waived the relevant Default or Event of Default for the purpose of advancing the Loan).

Section 2.4         Repayment.

The principal amount of the Loan shall be due and payable on each Repayment Date as set forth herein and in full on acceleration of the due date of the Loan by reason of an Event of Default pursuant to Section 9.2.  The Borrower covenants and agrees to repay the Loan in accordance with the terms of this Agreement.

Section 2.5         Use of Proceeds.

The Borrower will utilize the Loan to fund the acquisition, development and advancement of the Santa Rosa Project, together with other costs and expenses incidental thereto, with the proceeds of the Tranche Two Loan and the Tranche Three Loan to be used to make the then-due payments under the Santa Rosa Acquisition Agreement in order to maintain such agreement in full force and effect.  The Borrower will use proceeds of the Loan only as specifically provided herein and as approved in writing by the Lender.

Section 2.6         Lender’s Loan Records.

The Lender shall maintain accounts and records evidencing all Loan made hereunder and all payments received hereunder, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

ARTICLE 3
PROCEDURE AND PAYMENTS

Section 3.1         Payments.

(1)
Generally.  The Borrower shall make all payments of principal on or before the date when due, whether on a Repayment Date or by prepayment, by either (a) the delivery of physical ounces of Gold to the Lender at the Lender’s Gold Account, or (b) cash in immediately available funds deposited to an account designated by the Lender.  The Lender may request, in its sole discretion, that any payment made on a Repayment Date shall be made in cash in which case the Borrower shall pay to the Lender the Cash Payment Amount in immediately available funds.

(2)
Payment in Gold.  The Borrower represents and warrants, and covenants and agrees, that all Gold delivered to the Lender as payment of any amount due hereunder shall be owned by the Borrower, with good and marketable title thereto, free and clear of all Liens and adverse claims of any nature or description, and upon delivery to the Lender’s Gold Account, the Borrower shall convey and transfer to the Lender good and marketable title thereto, free and clear of all Liens and adverse claims of any nature or description.  The Borrower agrees to convey and properly transfer all legal and beneficial right, interest and title in all Gold delivered to the Lender, and upon each delivery of Gold pursuant to this Agreement, all legal and beneficial right, title and interest in and to such Gold will pass irrevocably from the Borrower to the Lender free and clear of any Liens and adverse claims of any nature or description.  All costs, charges or expenses associated with the production, transport, refining, conveyance, transfer and delivery of any Gold by the Borrower to the Lender shall be borne and paid by the Borrower.  Until delivery of Gold has occurred, all costs of transport, warehousing (including insurance), storage, customs, export and import licences and Taxes and any other related costs and expenses shall be borne by the Borrower.  The Borrower will have and bear all risk of loss of, or damage to, any Gold to be delivered by the Borrower to the Lender pursuant hereto until such Gold has been delivered to the Lender at the Lender’s Gold Account, at which time the risk of loss or damage thereto shall transfer to the Lender.  The Lender shall have the right to reject any gold that does not conform to the definition of Gold, as defined herein.  Any such rejected gold shall not be considered delivered by the Borrower and the payment amount associated therewith shall not be considered paid by the Borrower.

(3)	Payments Due. The Borrower shall pay to the Lender each of the following amounts:

(a)	on each Repayment Date, the Cash Payment Amount or the Monthly Repayment Ounces, as applicable, relating to such Repayment Date; and

(b)	on each Repayment Date, the Profit Participation Amount relating to such Repayment Date.

ARTICLE 4
PREPAYMENTS

Section 4.1         Mandatory Prepayments.

(1)	The Borrower shall, and shall ensure that each Credit Party shall, prepay Advances in the following amounts (each, a “Mandatory Prepayment Amount”) and at the following times:

(a)
the amount of all Disposal Proceeds (other than Disposal Proceeds generated through the Disposal permitted under Section 8.2(d)), within five Business Days of receipt (for greater certainty, for the purposes of this Section 4.1(a) and Section 8.2(d), a Disposal shall not include any equity issuances by the Borrower from its treasury); and

(b)
the amount of all Insurance Proceeds received by or on behalf of any Credit Party, within five Business Days, other than Insurance Proceeds for which the Borrower indicates to the Lender in writing, within such five Business Day period, shall be re-invested in replacement assets, and which are actually reinvested in such replacement assets within thirty days of receipt of such proceeds (or such other period as may be agreed upon by the Borrower and the Lender), failing which, the Loan shall immediately be prepaid in an amount equal to such Insurance Proceeds;

and, on the day any such prepayment is made, the Loan shall be deemed repaid in an amount equal to [***].

(2)
The Borrower shall, in addition to and at the same time as the Borrower makes any prepayment required under Section 4.1(1), pay to the Lender an amount equal to the Profit Participation Amount relating to such prepayment.

Section 4.2                      Change of Control or Exercise of Option Agreement.

(1)
In the event that a Change of Control occurs, the Lender may, in its sole discretion, by written notice to the Borrower, require the Borrower to repay the Loan in full.  If the Lender requires the Borrower to repay the Loan in full, the Borrower shall do so by paying to the Lender an amount in cash equal to the aggregate of the following payments:

(a)	an amount equal to [***]; and

(b)	the Profit Participation Amount relating to such prepayment,

together with all other fees, charges and costs and other amounts payable hereunder.

(2)
In the event that the Lender exercises its option under the Option Agreement, the Borrower shall repay the Loan in full, whereupon the Lender’s obligation to Advance Loans under this Agreement shall terminate.  The Borrower shall repay the Loan by paying to the Lender an amount in cash equal to the aggregate of the following payments:

(a)

(i)	if the Lender exercises its option under the Option Agreement prior to December 31, 2012, an amount equal to [***]; or

(ii)	if the Lender exercises its option under the Option Agreement after December 31, 2012, an amount equal to [***];
and

(b)	the Profit Participation Amount relating to such prepayment,

together with all other fees, charges and costs and other amounts payable hereunder.  In the event of an exercise of the Option Agreement, the Lender shall set off the amount due to the Lender under this Agreement against payment of the purchase price set forth in the Option Agreement.

Section 4.3         Voluntary Prepayments.

(1)	The Borrower may prepay the Loan (in whole or in part) at any time on five (5) Business Days prior written notice to the Lender (each, a “Prepayment Notice”).

(2)	The Borrower shall make such prepayment no later than five Business Days following delivery of the Prepayment Notice, together with all other costs, or charges then due.

(3)
Each Prepayment Notice shall be irrevocable and shall state whether the prepayment contemplated therein is for the full amount outstanding hereunder or for a part of the amount outstanding hereunder.  In the event such prepayment is a partial prepayment, the Prepayment Notice shall stipulate the amount of such proposed prepayment (the “Partial Prepayment Amount”).  In any case, such prepayment shall be made as follows:

(a)	if such prepayment is of the entire outstanding amount of the Loan the Borrower shall pay to the Lender an amount in cash equal to the aggregate of the following payments:

(i)	an amount equal to [***]; and

(ii)	the Profit Participation Amount relating to such prepayment.

(b)	if such prepayment is a partial prepayment of the Loan, the Borrower shall pay to the Lender an amount in cash equal to the aggregate of the following payments:

(i)	the Partial Prepayment Amount; and

(ii)	the Profit Participation Amount relating to such prepayment,

and, on the day any such partial prepayment is made, the Loan shall be deemed repaid in an amount equal to [***].

ARTICLE 5
PAYMENTS UNDER THIS AGREEMENT

Section 5.1         Payments.

(1)
The Borrower shall make any payment required to be made by it to the Lender without set-off, deduction, withholding, or counterclaim or cross-claim, by: (a) delivering the Monthly Repayment Ounces or other amount of Gold that is then due to the Lender’s Gold Account or (b) depositing the Cash Payment Amount or other amount of cash then due (including with respect to each Profit Participation Amount) with the Lender, in each case by not later than 12:00 a.m. (Toronto time) on the date the payment is due, to an account designated by the Lender.  The Borrower shall make each such payment in either Gold or immediately available funds as required by this Agreement.

(2)
Unless otherwise expressly provided in this Agreement, the Lender shall make Advances and other payments to the Borrower under this Agreement by crediting the Borrower’s Account (or causing the Borrower’s Account to be credited) with the amount of the payment not later than 3:00 p.m. (Toronto time) on the date the payment is to be made.

(3)
Any prepayment under this Agreement shall be made together with payment of all interest and fees then due and payable and any and all other amounts which may then be due and payable under any other provision hereof.

(4)
The Lender and the Borrower acknowledge and agree that the payment of all amounts and other costs payable hereunder and any further consideration to the Lender is a fair payment based on the business terms of this transaction.  The Lender and the Borrower acknowledge and agree that it is their express intention and desire that in no event shall the total payment to the Lender exceed applicable usury laws.  In the event that any provision of this Agreement would oblige the Borrower to make any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate, then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary.

(5)	Whenever any payment or delivery to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

ARTICLE 6
CONDITIONS OF LENDING

Section 6.1         Conditions Precedent for Advance of Loans.

(1)
Conditions Precedent to the Tranche One Loan.  The obligation of the Lender to Advance the Tranche One Loan (and each subsequent Tranche) is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent.

(a)
The Lender or its counsel shall have received the following, with each Instrument dated the date of this Agreement (or as otherwise agreed by the Lender), and in form and substance as shall be satisfactory to the Lender:

(i)	this Agreement, duly executed by the Borrower;

(ii)
each of the Security Documents (or each amendment, amendment and restatement or confirmation thereof), each duly executed by the Borrower or other applicable Credit Party, together with any UCC filings, PPSA filings or other Instruments for filing or registration, notarizations thereof, notices with respect thereto or other Instruments determined by the Lender to be necessary or desirable to establish and perfect the Liens established pursuant to the Security Documents;

(iii)	to the extent not specifically referenced, each other Credit Document, duly executed by the Borrower or the Credit Party that is party thereto;

(iv)
an Omnibus Certificate for each Credit Party, duly executed by officers thereof substantially in the form of Exhibit D hereto, together with each Credit Party’s articles of incorporation, bylaws, resolutions, certificates of good standing and certification of incumbency;

(v)	certificates of issuing insurance companies or brokers, confirming compliance by the Borrower with the insurance requirements set forth in Section 8.1(m);

(vi)	accurate and complete copies of the most recent financial statements of the Credit Parties;

(vii)
delivery of a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit E, certifying that the Borrower (i) is not legally prohibited or restricted from entering into and performing its obligations under the Credit Documents to which it is a party, (ii) is able to pay its debts as they become due in the ordinary course of business, (iii) will not be rendered insolvent by virtue of any Advance to be made hereunder, (iv) will not be left with an unreasonably small amount of capital, and (v) has not incurred debt which cannot be satisfied on a timely basis;

(viii)
delivery of a certificate of an officer of the Borrower certifying that all necessary Authorizations relating to the development and operation of the Mining Properties have been obtained and none have been rescinded, cancelled or otherwise terminated in any respect;

(ix)
evidence satisfactory to the Lender confirming the validity of the Security Documents and their application to the Loan and the Obligations as well as the validity and perfection of the Liens granted by such Security Documents with the Agreed Priority;

(x)	opinions of legal counsel for the Credit Parties, dated the Closing Date and addressed to the Lender in form and substance reasonably acceptable to the Lender; and

(xi)	all such other approvals, opinions, documents or Instruments as the Lender may reasonably request.

(b)	all representations and warranties made by the Credit Parties herein, in any other Credit Documents shall be true and correct on the Closing Date;

(c)	the Borrower shall have paid one-half of the Structuring Fee in accordance with Section 2.1 and all other fees, costs and expenses then due on and as of the date of this Agreement;

(d)	no Default or Event of Default has occurred and is continuing or would occur as a result of the making of the Loan or the use of the proceeds thereof;

(e)
all Authorizations of Governmental Entities, the shareholders of Borrower or other Persons required in connection with this Agreement and the other Credit Documents shall have been obtained and remain in effect;

(f)
there is no pending or threatened action or proceeding before any Governmental Entity against or affecting any Credit Party or any Mineral Property, which could reasonably be expected to have a Material Adverse Effect on any Credit Party;

(g)
since December 31, 2010, the date of the Borrower’s most recent audited financial statements, a copy of which is attached in Schedule 6.1(g) attached hereto, there shall have been no change, event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect on any Credit Party;

(h)
all data, reports, maps, surveys, financial statements, Instruments and other information requested by the Lender for its due diligence, including searches of all Lien filings, registrations and records deemed necessary by the Lender, and copies of any documents, filings and Instruments on file in such jurisdictions, shall have been provided, and the Lender shall have completed its technical, legal, financial, permitting, environmental and other due diligence investigation of the Credit Parties and the Mining Properties in scope, and with results, satisfactory to the Lender;

(i)	the Lender shall be satisfied with the form of the Credit Documents;

(j)
the Lender shall have received evidence that all Liens granted to the Lender pursuant to the Security Documents have been duly notarized, perfected, registered or recorded in all relevant jurisdictions deemed necessary by the Lender and constitute valid Liens having the Agreed Priority, with priority over all other Liens, subject only to Permitted Liens;

(k)	the Consent and the Option Agreement shall remain in full force and effect; and

(l)
each Credit Party has performed and complied with all agreements and conditions herein and in the other Credit Documents required to be performed and complied with on or prior to the date of the proposed Loan, except those agreements and conditions waived by the Lender.

(2)
Conditions Precedent to the Tranche Two Loan.  The obligation of the Lender to Advance the Tranche Two Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

(a)
the Lender or its counsel shall have received each of the Credit Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lender may reasonably request;

(b)
all conditions set forth in Section 2.2 and Section 2.3, including delivery of an executed Borrowing Notice, shall have been satisfied, and all of the conditions set forth in Section 6.1(1) shall have been, and shall remain, satisfied;

(c)	the Tranche One Loan shall have been advanced to the Borrower;

(d)
the Santa Rosa Acquisition Agreement shall remain in full force and effect, without any default in performance thereunder, and the proceeds of the Tranche Two Loan will be used to make the payment necessary to maintain the Santa Rosa Acquisition Agreement in full force and effect;

(e)	the Borrower shall have entered into a definitive joint venture operating agreement per the terms of the Santa Rosa Acquisition Agreement and shall have delivered a copy of the same to the Lender; and

(f)	the Borrower shall have paid the second half of the Structuring Fee in accordance with Section 2.1 and all other fees, costs and expenses then due on and as of the date of this Agreement.

(3)
Conditions Precedent to the Tranche Three Loan.  The obligation of the Lender to Advance the Tranche Three Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

(a)
The Lender or its counsel shall have received each of the Credit Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lender may reasonably request;

(b)
all conditions set forth in Section 2.2 and Section 2.3, including delivery of an executed Borrowing Notice, shall have been satisfied, and all of the conditions set forth in Section 6.1(1) shall have been, and shall remain, satisfied;

(c)	the Tranche One Loan and the Tranche Two Loan shall have been Advanced to the Borrower;

(d)
the Santa Rosa Acquisition Agreement shall remain in full force and effect, without any default in performance thereunder, and the proceeds of the Tranche Three Loan will be used to make the payment necessary to maintain the Santa Rosa Acquisition Agreement in full force and effect; and

(e)	the following Tranche Three Operational Milestone shall have been performed and completed to the satisfaction of the Lender:

(i)
immediately prior to the Borrower’s request for the Tranche Three Loan and with respect to the Mineral Ridge Project, the Mineral Ridge LLC shall have achieved “Commercial Production”, as that term is defined in that certain Operating Agreement of the Mineral Ridge LLC dated March 10, 2010, as amended;

(ii)
with respect to the Mineral Ridge Project, the Mineral Ridge LLC shall be producing gold from the Mineral Ridge Project resulting in average net revenue of not less than $600 per ounce of gold during each of the 6 months prior to the date of Advance of the Tranche Three Loan, with such net revenue to be calculated based on average on-site cash operating costs per ounce of gold and the average sales price per ounce of gold, in each of such months during such period, all as calculated in accordance with Prudent Mining Industry Practices; and

(iii)
with respect to the Santa Rosa Project, the Santa Rosa Subsidiary shall have completed and delivered a National Instrument 43-101 compliant report and mineral resource estimate that reflects at least 600,000 inferred ounces of gold being present at the Santa Rosa Project.

(4)
Conditions Precedent to the Tranche Four Loan.  The obligation of the Lender to Advance the Tranche Four Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

(a)
the Lender or its counsel shall have received each of the Credit Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lender may reasonably request;

(b)
all conditions set forth in Section 2.2 and Section 2.3, including delivery of an executed Borrowing Notice, shall have been satisfied, and all of the conditions set forth in Section 6.1(1) shall have been, and shall remain, satisfied;

(c)	the Tranche One Loan, the Tranche Two Loan and the Tranche Three Loan shall have been Advanced to the Borrower;

(d)	the Santa Rosa Acquisition Agreement shall remain in full force and effect, without any default in performance thereunder;

(e)	the Borrower shall have closed an Equity Financing Transaction and received the proceeds therefrom;

(f)	the Borrower shall have delivered the Supply Agreement; and

(g)	the following Tranche Four Operational Milestone shall have been performed and completed to the satisfaction of the Lender:

(i)
immediately prior to the Borrower’s request for the Tranche Four Loan and with respect to the Mineral Ridge Project, the Mineral Ridge LLC shall be in “Commercial Production”, as that term is defined in that certain Operating Agreement of the Mineral Ridge LLC dated March 10, 2010, as amended;

(ii)
with respect to the Mineral Ridge Project, the Mineral Ridge LLC shall be producing gold from the Mineral Ridge Project resulting in average net revenue of not less than $600 per ounce of gold during each of the 6 months prior to the date of Advance of the Tranche Four Loan, with such net revenue to be calculated based on average on-site cash operating costs per ounce of gold and the average sales price per ounce of gold, in each of such months during such period, all as calculated in accordance with Prudent Mining Industry Practices; and

(iii)
with respect to the Santa Rosa Project, the Santa Rosa Subsidiary shall have completed and delivered a bankable feasibility study in form and of a scope generally acceptable (based on past precedent and transactions) to reputable Canadian “Schedule 1” financial institutions that provide financing to the mining industry.

(5)
Conditions Precedent to the Tranche Five Loan.  The obligation of the Lender to Advance the Tranche Five Loan is subject to satisfaction (or waiver by the Lender in its sole discretion) of each of the following conditions precedent:

(a)
the Lender or its counsel shall have received each of the Credit Documents to be executed and delivered by a Credit Party together with all such other approvals, opinions, documents or Instruments as the Lender may reasonably request;

(b)
all conditions set forth in Section 2.2 and Section 2.3, including delivery of an executed Borrowing Notice, shall have been satisfied, and all of the conditions set forth in Section 6.1(1) shall have been, and shall remain, satisfied;

(c)	the Tranche One Loan, the Tranche Two Loan, the Tranche Three Loan and the Tranche Four Loan shall have been Advanced to the Borrower;

(d)	the Santa Rosa Acquisition Agreement shall remain in full force and effect, without any default in performance thereunder;

(e)	at least twelve months shall have elapsed since the Effective Date;

(f)	the Mineral Ridge Project shall have produced not less than 4,000 ounces of gold per month for the four consecutive calendar months prior to the Borrower’s request for the Tranche Five Loan; and

(g)	the following Tranche Five Operational Milestone shall have been performed and completed to the satisfaction of the Lender:

(i)
with respect to the Mineral Ridge Project, the Mineral Ridge LLC shall be producing gold from the Mineral Ridge Project resulting in average net revenue of not less than $600 per ounce of gold during each of the 6 months prior to the date of Advance of the Tranche Five Loan, with such net revenue to be calculated based on average on-site cash operating costs per ounce of gold and the average sales price per ounce of gold, in each of such months during such period, all as calculated in accordance with Prudent Mining Industry Practices; and

(ii)
with respect to the Santa Rosa Project, the Santa Rosa Subsidiary shall have completed and obtained, or shall have provided evidence satisfactory to the Lender in its sole discretion of binding commitments for, the funding necessary to bring the Santa Rosa Project into commercial production as determined in accordance with Prudent Mining Industry Practices.

(6)
Conditions Precedent Relating to the Mineral Ridge Project.  To the extent that the Lender exercises its option under the Option Agreement with respect to the Mineral Ridge Project, and this Agreement remains in effect, the conditions precedent pertaining to operational milestones associated with the Mineral Ridge Project shall not be applicable.

(7)           Conditions Precedent to All Loans.  The obligation of the Lender to make any Loan hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Loan:

(a)
the representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Loan as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;

(b)	no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Loan;

(c)	immediately after giving effect to the making of any such Loan (and the application of the proceeds thereof), the aggregate sum of all outstanding Tranches shall not exceed the Commitment;

(d)
there shall not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Project, which has had, or could reasonably be expected to have, a Material Adverse Effect, or which could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Credit Document, that has not been settled, dismissed, vacated, discharged or terminated;

(e)
no Borrower, Credit Party or Mineral Property shall have suffered a Material Adverse Effect and the Lender has not become aware of any facts which, in the Lender’s opinion, could have a Material Adverse Effect; and

(f)
all conditions set forth in Section 2.2,  Section 2.3 (including delivery of an executed Borrowing Notice) and Section 6.1, shall have been, and shall remain, satisfied to the satisfaction of the Lender in its sole discretion; the Borrower’s delivery of a Borrowing Notice shall constitute the Borrower’s representation and warranty that all such conditions precedent have been, and remain, satisfied.

Each Borrower request for a Loan shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Loan that the applicable conditions in paragraphs (a) through (f) of this Section have been, and remain, satisfied.

Section 6.2         No Waiver.

The making of an Advance of any Loan or otherwise giving effect to any Borrowing Notice, without the fulfilment of one or more conditions set forth herein, shall not constitute a waiver of any condition and the Lender reserves the right to require fulfilment of such condition in connection with any subsequent Borrowing Notice or Advance of a Loan.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1         Representations and Warranties.

Each of the Credit Parties, for itself and on behalf of each of its Subsidiaries, hereby represents and warrants to the Lender, acknowledging and confirming that the Lender is relying on such epresentations and warranties without independent inquiry in entering into this Agreement and Advancing any Loan that:

(a)
Incorporation and Qualification.  The Borrower is a corporation duly incorporated, organized and validly existing under the laws of the State of Nevada.  Each other Credit Party is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation as set forth in Schedule 7.1(a).  Each of the Credit Parties is qualified, licensed or registered to carry on business under the Applicable Laws in all jurisdictions in which such qualification, licensing or registration is necessary.

(b)
Corporate Power.  Each of the Credit Parties has all requisite corporate power and authority to (i) own, lease and operate its properties and assets (including the Mining Properties) and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under the Credit Documents to which it is a party.

(c)
Conflict with Other Instruments.  The execution and delivery by the Credit Parties and the performance of its obligations under, and compliance with the terms, conditions and provisions of, the Credit Documents to which they are a party, will not (i) conflict with or result in a breach of any of the terms or conditions of (w) its constating documents or by-laws, (x) any Applicable Law, (y) any Instrument or contractual restriction binding on or affecting it or its properties, or (z) any judgment, injunction, determination or award which is binding on it, or (ii) result in, require or permit (x) the imposition of any Lien in, on or with respect to any of its assets or properties (except in favour of the Lender), (y) the acceleration of the maturity of any Debt binding on or affecting any Credit Party, or (z) any third party to terminate or acquire material rights under any Material Contract.

(d)
Corporate Action, Governmental Approvals, etc.  The execution and delivery of each of the Credit Documents by each Credit Party and the performance by each Credit Party of its obligations under the Credit Documents, have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents.  No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person is or was necessary in connection with the execution, delivery and performance of the obligations under the Credit Documents except as are in full force and effect, unamended, at the date of this Agreement.

(e)
Execution and Binding Obligation.  This Agreement and the other Credit Documents have been duly executed and delivered by each of the Credit Parties which is a party thereto and constitute legal, valid and binding obligations of such Credit Party enforceable against it in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(f)
No Default or Event of Default.  No Default or Event of Default has occurred which is continuing.  As of the Effective Date, no Default or Event of Default has occurred and is continuing under the Existing Agreement.

(g)
All Authorizations Obtained and Registrations Made.  The Security Documents are effective to create in favour of the Lender, a legal, valid and  perfected Lien in the Collateral with the Agreed Priority and the proceeds thereof enforceable against third arties and any trustee in bankruptcy and/or any other similar official. All Authorizations and registrations necessary or of advantage to permit each Credit Party to (i) execute, deliver and perform each Credit Document to which it is a party, (ii) create senior first priority perfected Liens (enforceable against third parties and any trustee in bankruptcy and/or any other similar official) in the Collateral and the proceeds thereof, (iii) consummate the transactions contemplated by the Credit Documents, (iv) own its undertaking, property and assets, and (v) carry on its business (including Authorizations and registrations necessary or of advantage to permit the Borrower to carry on the Business), have been obtained or effected and are in full force and effect.  Each Credit Party is in compliance with the requirements of all such Authorizations and registrations and there are no investigations or proceedings existing, pending or, to the Borrower’s knowledge, threatened which could result in the revocation, cancellation, suspension or any adverse modification of any of such Authorizations and registrations.  The Security Documents constitute a fully perfected security interest or fixed charge on all right, title and interest of each Credit Party in the assets and/or property described therein as security for the obligations specified therein in each case prior and superior in right to any other Person, with the Agreed Priority, other than Permitted Liens.

(h)
Compliance with Contracts.  The Borrower is in material compliance with, and has at all times complied in all material respects, with each of the contractual obligations (including those under each Material Contract) owing by it to its customers, suppliers and other Persons.  No contract or other Instrument to which the Borrower is a party is in material default nor has any counterparty thereto claimed or asserted a material default or breach thereof.

(i)
Material Contracts.  Each Material Contract has been duly executed and delivered by each Credit Party and each other Person party thereto and constitutes a legal, valid and binding obligation of such Credit Party and the counterparty thereto enforceable against it in accordance with its respective terms, subject only to any limitation under Applicable Law relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.  Each Material Contract is in full force and effect and no default on the part of any party thereto has occurred thereunder.  All Authorizations necessary to permit each party to perform its obligations under each Material Contract and consummate the transactions contemplated thereby are and will continue to be in full force and effect and there are no investigations or proceedings existing, pending or threatened which could result in the revocation, cancellation, suspension or adverse modification of such Authorization.

(j)	Ownership and Use of Property.

(i)
Schedule 1.1(a) accurately and completely sets forth and describes all real property owned, held or controlled by the Borrower, including all concessions, fee interests, patented mining claims, unpatented mining claims, unpatented millsite claims, leases and other real property interests;

(ii)
Except as set forth in Schedule 1.1(a), the Borrower has good and marketable title to all fee lands, patented mining claims, and unpatented mining claims and millsite claims set forth on Schedule 1.1(a), which title is, subject to Permitted Liens, superior and paramount to any adverse claim or right of title which may be asserted, subject only to the paramount title of the United States as to any unpatented mining claims and millsite claims and the rights of third parties to the lands within such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955;

(iii)
With respect to the unpatented mining claims and unpatented millsite claims listed on the attached Schedule 1.1(a) and except as specifically set forth therein: (A) the Borrower is in exclusive possession thereof, free and clear of all Liens, claims, encumbrances or other burdens on production, other than Permitted Liens; (B) all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (C) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, for all assessment years up to and including the assessment year ending September 1, 1992, was timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were timely recorded; (D) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims commencing with the assessment year ending on September 1, 1993 and through the assessment year ending on September 1, 2010, have been timely and properly paid, and affidavits or other notices evidencing such payments and required under federal or state laws or regulation have been timely and properly filed and recorded; (E) all filings with the BLM with respect to such claims which are required under FLPMA have been timely and properly made; and (F) there are no actions or administrative or other proceedings pending or to the best of the Borrower’s knowledge threatened against or affecting any of the claims.  Nothing herein shall be deemed a representation that any unpatented mining claim contains a discovery of valuable minerals or that any unpatented millsite claim is located on non-mineral land.  In addition, with respect to each of the unpatented mining claims listed on Schedule 1.1(a), the Borrower represents that, to its knowledge, such unpatented mining claims have been relocated or remonumented as necessary, and that evidence of such relocation or remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. Chapter 517;

(iv)
As to the patented mining claims listed on Schedule 1.1(a), except as set forth therein: (A) the Borrower owns such claims free and clear of all Liens, claims, encumbrances, royalties or other burdens on production, except for Permitted Liens; (B) the Borrower is in exclusive possession of those claims; and (C) there are no actions or administrative or other proceedings pending or to the Borrower’s knowledge threatened against those claims;

(v)
Each Credit Party, and each Subsidiary thereof, has good and marketable title to its owned real property and has valid and effective rights to its leased property, free and clear of Liens, except for Permitted Liens;

(vi)	All taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien or charge on any Mining Property or any portion thereof, have been paid in full and will be paid in full;

(vii)
To the Borrower’s Knowledge, all contractors, subcontractors, agents and other Persons providing services, materials or labor on or for the benefit of any Mining Property have been paid in a timely manner for all work performed or services, goods or labor provided, on or with respect thereto, except where such payments are subject to a bona fide dispute, which is being diligently pursued by a Credit Party pursuant to appropriate procedures; and

(viii)
The Security Documents create, or upon their execution and delivery they will create, valid and effective Liens in and on the Collateral purported to be covered thereby, which Liens are currently (or will be upon the filing of appropriate Instruments with appropriate Governmental Authorities) perfected Liens with the Agreed Priority.

(k)
Ownership of Subject Properties.  None of the Borrower or any of the other Credit Parties (i) owns any real property other than the Owned Properties, (ii) is bound by any agreement to own or lease any real property other than the Leases, or (iii) has leased any of its Owned Properties.

(l)	Leased Properties. Each Lease is in good standing and all amounts owing under each Lease have been paid by the Borrower, or a Credit Party as applicable.

(m)
Work Orders.  There are no outstanding work orders, enforcement orders, compliance orders or other similar notices or requirements by or from a Governmental Entity relating to any of the Subject Properties, nor does any of the Credit Parties have notice of any possible impending or future work order, enforcement orders, compliance orders or other similar notices or requirements.

(n)
Expropriation.  No part of any of the Subject Properties or the Buildings and Fixtures located on the Subject Properties has been subject to an Expropriation Event, no written notice or proceeding in respect of an Expropriation Event has been given or commenced, nor is any Credit Party aware of any intent or proposal to give any such notice or commence any proceedings.

(o)
Encroachments.  The Buildings and Fixtures located at each of the Subject Properties are located entirely within such Subject Property and are in conformity with all Applicable Laws, including zoning, building, and set-back codes and coverage requirements.  There are no encroachments upon any of the Subject Properties.

(p)
Compliance with Laws.  Each Credit Party is in compliance in all material respects with all Applicable Laws.  Each of the Mining Properties has been used, explored and operated by the Borrower and each of the other Credit Parties in compliance in all material respects with all Applicable Laws.

(q)	No Default. None of the Credit Parties is in violation of any of its constating documents, by-laws or any shareholders’ agreement applicable to it.

(r)
No Material Adverse Agreements.  None of the Credit Parties is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents, by-laws or any shareholders’ agreement applicable to it) which has had, or to the best of its knowledge in the future may have, a Material Adverse Effect.

(s)	Environmental Compliance.

(i)	the Mining Properties have been owned, developed, operated, leased, reclaimed and utilized in material compliance with all Applicable Laws, including Environmental Laws;

(ii)
there are no outstanding or pending consent decrees, clean-up orders, mitigation orders, compliance orders, remediation orders or other material orders, decrees, judgments or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Mining Property;

(iii)
no Credit Party or any Subsidiary thereof has received any written or actual notice of: material violation, alleged material violation, material non-compliance, investigation, liability or potential liability, or request for information, with respect to Environmental Laws, Hazardous Materials or other environmental matters with regard to any Mining Property, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened; and

(iv)
with respect to the Mining Properties, there have been no past, and there are no pending or threatened, lawsuits, claims, complaints, injunctions, or any other governmental or judicial actions or proceedings with respect to any alleged material violation of any Applicable Laws, including Environmental Laws, or any Release or alleged Release of Hazardous Materials.

(t)	Pension Plans. None of the Credit Parties maintains any Pension Plan or has any liability or threatened liability under or pursuant to a Pension Plan.

(u)
Labour Matters.  There are no existing or threatened strikes, lock-outs or other disputes relating to any collective bargaining agreement to which any Credit Party is a party.  No Credit Party is subject to or party to a collective bargaining agreement with respect to any employees.

(v)
Books and Records.  All books and records of the Credit Parties have been fully, properly and accurately kept and completed and there are no inaccuracies or discrepancies of any kind contained or reflected therein.  Each of the Credit Parties’ books and records and other data and information are available to it in the ordinary course of its business.

(w)
Tax Liability.  Each of the Credit Parties has filed all tax and information returns which are required to be filed.  Except as set forth in Schedule 7.1(w), each of the Credit Parties has paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it other than those in respect of which liability based on such returns is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP.  Adequate provision for payment has been made for taxes not yet due.  There are no tax disputes existing or pending involving any of the Credit Parties or the Business.

(x)	Corporate Structure. Except as set forth in Schedule 7.1(x), at the date of this Agreement:

(i)	the Borrower has no subsidiaries;

(ii)
there are no outstanding warrants, options or other agreements which require or may require the issuance of any equity interests of the Borrower or the issuance of any debt or securities convertible into equity interests of the Borrower and there are no outstanding debt or securities convertible into equity interests of the Borrower; and

(iii)	the Borrower is not, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate.

(y)
Subsidiaries, etc.  Each of the Credit Parties is a corporation.  None of the shareholders of the Credit Parties are party to any shareholder’s, voting or other agreement relating to shares of any of the Credit Parties owned by such shareholder.

(z)
Financial Statements.  The December 31, 2010 audited financial statements of the Borrower, copies of which have been furnished to the Lender prior to the date hereof, fairly present the consolidated financial position of the Borrower at such date and the consolidated results of the operations and changes in financial position of the Borrower for such period, all in accordance with GAAP.

(aa)
Debt.  Except as set forth in Schedule 7.1(aa), no Credit Party has any Debt except as permitted pursuant to Section 8.2(a) of this Agreement.  There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

(bb)
Insurance.  The Credit Parties maintain insurance of types and in amounts which are customarily maintained by other companies applying Prudent Mining Industry Practices, and the Credit Parties otherwise have and maintains insurance for their Business and the Mining Properties in compliance with Section 8.1(m).

(cc)
No Litigation.  Except as set forth in Schedule 7.1(cc), there are no actions, suits or proceedings pending, taken or, to the knowledge of any Credit Party, threatened, before or by any Governmental Entity or by or against any elected or appointed public official or private person in any jurisdiction, which (i) challenges, or to the knowledge of any Credit Party has been threatened, the validity or propriety of the transactions contemplated under the Credit Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, (ii) alleges the violation of any Applicable Law, (iii) involves any Material Contract, (iv) challenges or threatens the validity of all or any portion of any Mining Claim or any Credit Party’s ownership thereof or claim thereto, or (v)  could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect.

(dd)	Schedule Disclosure. At the date of this Agreement:

(i)
Schedule 7.1(dd)(i) is a list of all jurisdictions (or registration districts within such jurisdictions) in which each Credit Party (i) has its chief executive office, head office, registered office and chief place of business, (ii) carries on business, (iii) has any account debtors, or (iv) stores any tangible personal property (except for goods in transit in the ordinary course of business);

(ii)	Schedule 7.1(dd)(ii) is a list of all Authorizations which are material or necessary to any of the Credit Parties or the ownership, management and operation of the Mining Properties;

(iii)	Schedule 7.1(dd)(iii) is a list of all trademarks, tradenames, copyrights and patents (and the registration particulars thereof) which are material or necessary to any the Credit Parties;

(iv)
Schedule 7.1(dd)(iv) is a list of all actions, suits, arbitrations or proceedings pending, taken or to the Borrower’s knowledge, threatened, before or by any Governmental Entity or other Person affecting any of the Credit Parties;

(v)
Schedule 7.1(dd)(v) contains a list of all agreements, contracts or similar instruments to which a Credit Party is a party or to which any of their property or assets could be subject, for which breach, non-performance, cancellation or failure to renew could have a Material Adverse Effect;

(vi)	Schedule 7.1(dd)(vi) contains a list of all labour agreements to which a Credit Party is a party;

(vii)	Schedule 7.1(dd)(vii) shows the complete bank account details for the Borrower.

(ee)	Insolvency. No Credit Party has:

(i)	not generally paid its debts as they become due;

(ii)	admitted its inability to pay its debts generally;

(iii)	made a general assignment for the benefit of creditors;

(iv)	committed an act of bankruptcy (within the meaning of the Bankruptcy Code (United States), the Bankruptcy and Insolvency Act (Canada) or any similar legislation or Applicable Law);

(v)
instituted any proceedings, or had instituted any proceedings against it (x) seeking to adjudicate it a bankrupt or insolvent or (y) seeking liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or of its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors or other similar matters or (z) seeking the appointment of a receiver, manager, receiver and manager, trustee, custodian or other similar official for it or for any part of its undertaking, property or assets; or

(vi)	taken any corporate action to authorize any of the actions set forth above in this Section 7.1(ee).

(ff)
No Liabilities.  Except as reflected or reserved against in the balance sheet of the December 31, 2010 audited financial statements and the June 30, 2011 quarterly unaudited financial statements, none of the Credit Parties has liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the ordinary course since December 31, 2010.

(gg)
Broker’s Fees. Except as set forth in Schedule 7.1(gg), no broker’s or finder’s fee or commissions will be payable by reason of any action of the Borrower with respect to any of the transactions contemplated hereby.

(hh)
Counter-Terrorism Regulations and Anti-Money Laundering.  The Borrower is and will remain in compliance with all applicable economic sanctions laws and all applicable anti-money laundering and counter-terrorism financing laws, including the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Patriot Act (United States), and other Applicable Laws relating to “know your customer” and anti-money laundering rules and regulation which apply to it.  None of the Credit Parties are (i) a Person designated by the Canadian government or the United States government on any list set out in the United Nations, Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of United States or Canadian economic sanctions laws or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on any Terrorist List or a foreign government that is the target of United States or Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under Applicable Law.  No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Applicable Law.

(ii)
No Cease Trade Orders.  No order or ruling suspending the sale or ceasing the trading in any securities of the Borrower has been issued by any securities regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the best knowledge of the Borrower, are pending, contemplated or threatened by any regulatory authority.

(jj)
Affiliate Transactions.  The Borrower is not conducting, permitting or suffering to be conducted, any transaction with any Affiliate except as set forth on Schedule 7.1(jj) (collectively, the “Permitted Affiliate Transactions”).

(kk)
Operation of Projects.  The Credit Parties have heretofore made available to the Lender all feasibility studies and geological, reserve, resource, metallurgical, engineering and financial data and evaluations of each Mineral Property prepared by or for the benefit of any Credit Party or otherwise in the possession of any Credit Party.  The Credit Parties are not aware of any material inaccuracy or omission in such information which has not been disclosed to the Lender in writing.

(ll)
Project Permits.  Except for Authorizations which are to be obtained by a Credit Party from time to time in the ordinary course of business and the absence or delay of which will not materially interfere with or delay development and operation of a Mineral Property, all Authorizations of Governmental Authorities which are necessary to develop and operate the Mining Properties and to undertake and conduct the business of the Credit Parties or any Subsidiary thereof as it is currently being conducted are identified in Schedule 7.1(ll) hereto (collectively, the “Project Permits”).  The Borrower has obtained all Project Permits necessary to conduct mining operations at the Mining Properties and all such Project Permits are in full force and effect in accordance with their terms, free of material defaults.  Except as set forth in Schedule 7.1(ll), all Project Permits necessary to develop, build and operate the Santa Rosa Project have been obtained and are in full force and effect in accordance with their terms, free of material defaults, and no written notice alleging a breach or default under any of the Project Permits or challenging or questioning the validity of any such Project Permit has been delivered, except to the extent disclosed to the Lender in Schedule 7.1(ll).  The Credit Parties have sufficient, legally-enforceable rights of access, entry and egress to and from the Mining Properties, including rights sufficient to develop and operate the Mining Properties, as currently contemplated.

(mm)
Disclosure.  All forecasts, projections and other written information supplied to the Lender were prepared in good faith and adequately disclosed all relevant assumptions, are true and accurate in all respects, and were based on fair assumptions.  There is no fact known to any Credit Party which could have a Material Adverse Effect and which has not been fully disclosed to the Lender.  None of the representations or warranties made by the Credit Parties in the Credit Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each written exhibit, report, statement or certificate furnished by or on behalf of the Credit Parties in connection with the Credit Documents, contains to the knowledge of the Borrower, acting reasonably and diligently, any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered which would reasonably be expected to have a Material Adverse Effect.

Section 7.2           Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificates or documents delivered to the Lender in connection therewith shall not merge in or be prejudiced by and shall survive any Advance and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lender under this Agreement.

ARTICLE 8
COVENANTS OF THE BORROWER

Section 8.1          Affirmative Covenants

Until the full and final payment and performance of the Obligations and the termination of this Agreement, each of the Credit Parties shall perform all covenants in this Section 8.1:

(a)	Financial Statements, Reports and Other Information. The Borrower shall deliver, or arrange for the delivery, to the Lender:

(i)
as soon as practicable and in any event within 45 days after the end of each quarter of each year, (A) the Borrower’s unaudited quarterly financial statements for the Financial Year to such quarter end, prepared in accordance with GAAP and (B) together with each such delivery of financial statements pursuant to this paragraph, a duly completed and executed Compliance Certificate relating thereto;

(ii)
as soon as practicable and in any event within 90 days after the end of each Financial Year, (A) the annual consolidated financial statements of the Borrower prepared in accordance with GAAP, and (B) together with each such delivery of financial statements pursuant to this paragraph, a duly completed and executed Compliance Certificate relating thereto;

(iii)
as soon as practicable, such other information in the possession of the Credit Parties with respect to their financial condition, business and/or operations including copies of all financial statements, proxy statements, material reports and other material disclosure information which the Credit Parties shall send or make available to any of its shareholders or which it is required or elects to file with any Governmental Entity;

(iv)
as soon as practicable but no later than ten (10) days after the end of each calendar month, the Credit Parties shall submit to the Lender a written report concerning the business and activities of the Borrower, the status of the Santa Rosa Project, the Borrower’s other Mining Properties and all activities and occurrences with respect thereto during the preceding calendar month, to include a summary description of actions taken with respect to the Credit Parties, the Santa Rosa Project, and the Borrower’s other Mining Properties, a description of actual expenditures (as compared to the mine plan) and such other data and information reasonably requested by the Lender, with such monthly report to be delivered in form and substance reasonably acceptable to the Lender;

(v)
promptly after receiving a request from the Lender, such other certificates, reports, status updates, data and information respecting the condition or operations, financial or otherwise, of any Credit Party, the Santa Rosa Project and any other Project as the Lender may from time to time request, with the same to be delivered in form and substance reasonably acceptable to the Lender; and

(vi)
all reports, certificates, status updates and other information delivered to the Lender shall be true, accurate and complete in all material respects and shall not contain any material misstatement of fact or omit to state a material fact, and all projections contained in any such reports, certificates, status updates and otherwise shall be based on information which, when delivered, was true, correct and complete in all material respects and shall fairly present such Credit Party’s then-current estimate of its future business, operations and affairs;  the Credit Parties shall provide the foregoing certification in writing upon delivery of any report, certificate, status update or other information and shall be deemed to have done so to the extent that any Credit Party fails to provide written certification thereof.

(b)
Notice of Litigation.  Give notice to the Lender as soon as it becomes aware of the commencement of any action, litigation, proceeding, arbitration, investigation, grievance or dispute affecting any Credit Party, any Mining Property, any Material Contract or any Affairs of a Credit Party, together with copies of the court filings or other documents associated therewith.

(c)	Notice of Default. Give notice to the Lender as soon as it becomes aware of any Default or Event of Default or any event or circumstance which could have a Material Adverse Effect.

(d)
Notice of Environmental Matters.  Promptly after the filing or receipt thereof, copies of (i) all new Project Permits, together with a description thereof and (ii) all notices with or from any Governmental Entity alleging noncompliance with or violation of any Environmental Law or Project Permit and any correspondence in response thereto.

(e)	Corporate Existence. Preserve and maintain, and cause each of the Credit Parties to preserve and maintain its corporate existence.

(f)	Compliance with Laws, etc. The Credit Parties shall comply, and shall cause each of their Subsidiaries, agents and third party contractors to comply with, all Applicable Laws.

(g)
Comply with Environmental Laws.  Each Credit Party shall own, operate and manage its business and the Mining Properties in compliance with all Applicable Laws, including Environmental Laws, and each Credit Party shall, and shall cause its agents and third party contractors to, (i) manage and operate the Mining Properties and the Business in compliance with all Environmental Laws, (ii) maintain all Authorizations and make all registrations required under all Environmental Laws in relation to the Mining Properties and the Business and remain in compliance therewith, (iii) store, treat, transport, generate, otherwise handle and dispose of all Hazardous Materials and Waste owned, managed or controlled by any of the Credit Parties in compliance with all Environmental Laws, and (iv) comply with all recommendations contained in any environmental impact assessment.

(h)
Conduct of Operations and Maintenance of Properties.  The Credit Parties shall engage solely, and will cause each Credit Party to engage solely, in the business of developing and operating the Mining Properties, and other prospective mining projects, and in activities incident thereto, in accordance with Prudent Mining Industry Practices.  The Credit Parties shall use commercially reasonable efforts to explore, investigate, develop, mine, operate and use each Mining Property in accordance with Prudent Mining Industry Practices.  The Credit Parties shall diligently and continuously work to develop and operate the Mining Properties.  The Credit Parties shall from time to time, make and cause to be made, all repairs, renewals, replacements, additions and improvements to the Mining Properties and their properties and assets, such that the Borrower and the other Credit Parties may properly and advantageously conduct their business at all times in accordance with Prudent Mining Industry Practices.

(i)
Payment of Taxes and Claims.  Pay, or cause to be paid and cause each of the Credit Parties to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to any of the Credit Parties, and (ii) all claims which, if unpaid, might by Applicable Law become a Lien upon any of the Credit Parties’ property or assets, except any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and in respect of which the Borrower or any of the Credit Parties have established adequate reserves, satisfactory to the Lender, in accordance with GAAP or which are Permitted Liens and which could not, individually or collectively, in the Lender’s opinion, have a Material Adverse Effect.

(j)
Keeping of Books.  Keep, and cause each of the other Credit Parties to keep, proper books of record and account, in which full and correct entries shall be made in respect of its business and shall promptly notify the Lender of any material change in accounting practices or procedures implemented by a Credit Party relative to such practices and procedures as of the execution of this Agreement.

(k)
Updated Banking Information. The Borrower shall promptly notify the Lender of any change in bank location or accounts, and shall at all times, following a request by the Lender for the establishment of a Borrower Control Agreement, ensure that all its bank accounts remain subject to the Borrower Control Agreement.

(l)
Rights of Inspection.  At any time and from time to time upon reasonable request, permit any employee, officer, agent or other representative of the Lender, at the expense of the Borrower (for up to one examination per quarter per year during the term of this Agreement, unless there has been an Event of Default, in which case, all examinations during such period shall be at the expense of the Borrower), to examine the Mining Properties and make copies of any abstracts from the records and books of account of any Credit Party and to discuss any of its Affairs with any of its directors, officers, employees, agents, representatives or auditors.  At any time and from time to time, upon request of the Lender, permit an independent technical engineer selected by the Lender and any officer, agent or other representative of the Lender, at the expense of the Borrower (for up to one inspection per quarter per year during the term of this Agreement, unless there has been an Event of Default, in which case, all inspections during such period shall be at the expense of the Borrower), to inspect the Mining Properties and the Business and discuss any of the Affairs of any Credit Party with any of its personnel and third party contractors.

(m)
Maintenance of Insurance.  Each Credit Party shall maintain with financially sound and reputable insurance companies (i) insurance on all its property and assets insuring against at least such risks as are usually insured against in the same or a similar business and as required by Applicable Laws and (ii) liability insurance covering at least such risks as are usually insured against in the same or a similar business and as required by Applicable Laws; and furnish to the Lender, upon request, full information as to the insurance carried.  The present insurance coverage of the Credit Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 8.1(m).   Upon the request of the Lender from time to time, each Credit Party shall deliver to the Lender evidence of the insurance then in effect, including a detailed list of such insurance containing the information set forth on Schedule 8.1(m).  The insurance policies with respect to the Mining Properties shall name the Lender as loss payee or additional insured, as appropriate, and shall contain an endorsement providing that such insurance cannot be terminated or amended without at least thirty (30) days prior notice to the Lender.

(n)
Authorizations.  Obtain and maintain in full force all Authorizations necessary for the exploration and development of the Mining Properties and the performance of the Credit Parties’ obligations and perform and observe all covenants, conditions and restrictions contained in, or imposed on it by, any Authorization and/or Material Contract.

(o)	Material Adverse Effect. Immediately notify the Lender of any event or circumstance or any potential event or circumstance that could have a Material Adverse Effect.

(p)
Deliver Additional Material Contracts.  Notify the Lender within five Business Days upon the entering into of any new Material Contract and deliver (i) a certified copy of each such Material Contract to the Lender within five Business Days of the execution and delivery by the parties of such Material Contract, and (ii) upon the request of the Lender, a Direct Agreement in respect of such Material Contract within ten days of the Lender’s request.

(q)
Borrower’s Account.  Forthwith upon receipt, pay all cash receipts from the Mining Properties or the Business (including all proceeds of insurance and reinsurance) into the Borrower’s Account.  Direct all parties to the Material Contracts, insurers and all other Persons from whom any Credit Party may become entitled to receive payments (including proceeds arising from sale of production, business interruption insurance, liquidated damages under any Material Contract, any performance bond, letter of credit or guarantee, any warranty claim, the sale of, or grant of any interest in any part of the Mining Properties, any expropriation or property insurance) to pay all such amounts directly to the Borrower’s Account.  No withdrawals or transfers will be permitted from the Borrower’s Account except for payment of the following amounts in the following order of priority and otherwise as agreed to by the Lender:

(i)	first, interest, fees, principal and any other amounts then due and payable to the Lender under the Credit Documents; and

(ii)	second, for payments of all other amounts permitted to be paid pursuant to this Agreement.

(r)
Perfection and Protection of Security.  Perform, execute and deliver all acts, agreements and other documents as may be requested by the Lender at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security or grant a security interest thereon including, without limitation, (i) executing, notarizing, recording and filing of the Security Documents and financing or continuation statements in connection therewith, in form and substance satisfactory to the Lender, (ii) delivering to the Lender the originals of all instruments, documents and chattel paper and all other Collateral of which the Lender determines it should have physical possession in order to perfect and protect the Security, duly endorsed or assigned to the Lender, (iii) delivering to the Lender warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed, (iv) placing notations on its books of account to disclose the Security, (v) delivering to the Lender all letters of credit on which the Credit Party is named beneficiary, and (vi) taking such other steps as are deemed reasonably necessary by the Lender to maintain the Security.

(s)
Additional Security.  Promptly upon the request of the Lender, the Borrower shall, and shall ensure that each other Credit Party shall, execute, deliver, create and perfect any and all Security which the Lender may require in relation to any assets of any Credit Party, the Lender may designate together with all related documents, Instruments, registrations and other evidence the Lender may require to ensure that such Security creates a legal, valid and first priority perfected security interest in relation to such assets, enforceable against third parties and any trustee in bankruptcy.

(t)
Further Assurances.  Upon request of the Lender, execute and deliver, or cause to be executed and delivered, to the Lender such further Instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of the Lender, acting reasonably, to carry out more effectively the provisions and purposes of the Credit Documents.

(u)	Purpose of Credit Facility. Ensure each Advance of a Loan shall be used solely for the purposes set out in Section 2.5 and otherwise as set forth in the applicable Borrowing Notice.

(v)	Common Shares.

(i)	The Borrower shall comply with all Applicable Securities Legislation.

(ii)	The Borrower shall maintain the listing of its Common Shares on the Exchange.

(w)	Additional Guarantors. The Borrower shall ensure that on or prior to any Person becoming a Subsidiary:

(i)	such Person shall execute and deliver in favour of the Lender a guarantee of all the obligations of the Credit Parties under this Agreement and all the other Credit Documents;

(ii)	such Person shall grant any and all Security as the Lender may require;

(iii)
all shares in the capital of such Person are pledged to the Lender (and all original share certificates are delivered to the Lender, duly endorsed in blank or accompanied by a duly executed stock power transfer form) and all directors of such Person have delivered to the Lender resignations duly executed but undated;

(iv)
the Lender has received evidence of registration or other perfection of such Security and/or pledge in such jurisdictions as the Lender may require to ensure that such Security and/or pledge creates legal, valid, binding, enforceable and first-priority security interests in the assets or shares to which such Security or pledge relates, enforceable against third parties, trustees in bankruptcy and similar officials;

(v)
the Lender has received all discharges, subordination agreements, waivers and confirmations as the Lender may require to ensure that all obligations under the Credit Documents are secured by first priority Liens on the property and assets of such Person; and

(vi)	the Lender has received such other evidence, certificates and documentation as the Lender may request;

in each case, in form and substance satisfactory to the Lender.
(x)
Defense of Title and Rights.  Each Credit Party shall preserve and defend its ownership of and all right, title and interest in its assets, properties and rights, including each Mining Property, as such title is represented and warranted in Section 7.1(j).  Each Credit Party shall defend, and will cause the other Credit Parties to defend, the Liens in favor of the Lender under the Security Documents, and the Credit Parties shall maintain and preserve such Liens as perfected Liens with their Agreed Priority.  Each Credit Party shall ensure that the Security Documents shall at all times cover and extend to all assets, properties, rights and interests of each Credit Party or Subsidiary.

(y)	Post Effective Date Collateral and Document Deliveries.

(i)
The Borrower shall cause its Subsidiary Ra Resources Ltd. to execute and deliver to the Lender a Guarantee, a Security Agreement and such other Credit Documents as are required by the Lender by no later than forty-five (45) days following the Effective Date.

(ii)
The Borrower shall deliver to the Lender all certificates or other evidence of its ownership of the Santa Rosa Subsidiary as the Borrower earns an irrevocable interest in and to the Santa Rosa Subsidiary, and the Borrower shall otherwise take all actions and deliver all Instruments necessary or appropriate to evidence and perfect its pledge of its ownership of the Santa Rosa Subsidiary.

(iii)
The Borrower shall deliver to the Lender a Gold Supply Agreement, substantially in the form of Exhibit C hereto, executed by the Borrower and the Santa Rosa Subsidiary, by no later than the date that is twelve (12) months following the Effective Date.

Section 8.2           Negative Covenants.

Except with the written consent of the Lender (acting in its sole discretion), until the full and final payment and performance of the Obligations and the termination of this Agreement, each of the Credit Parties shall not, and shall ensure that no other Credit Party shall:

(a)	Debt. Create, incur, assume or suffer to exist any Debt, other than Permitted Debt, or as otherwise previously approved in writing by the Lender.

(b)
Liens.  Create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, other than Permitted Liens.  Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its properties or assets in violation of this Section 8.2(b), then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such properties or assets to and in favour of the Lender, to the extent that such a Lien has not already been granted to the Lender.

(c)
Mergers, Etc.  Except with the prior written consent of the Lender, enter into any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction or convey, lease or Dispose of all or substantially all of its assets or convey, lease or Dispose of all or any material portion of any Mining Property.

(d)
Disposal of Assets Generally.  Dispose of any property or asset (including, without limitation, any securities other than securities issued directly from such Credit Party’s treasury) other than (i) bona fide sales of inventory in the ordinary course of business for the purpose of carrying on the Business and at fair market value, (ii) the sale of any asset (other than securities) which has no material economic value in the Business and is obsolete provided the fair market value of such asset does not exceed, when aggregated with the fair market value of all other assets sold in reliance on this Section 8.2(d)(ii), the aggregate sum of $100,000, and (iii) any Disposal to the extent the related Disposal Proceeds are applied in prepayment of the Advances as contemplated under Article 4.

(e)
Transactions with Related Parties.  Directly or indirectly enter into any agreement with, make any financial accommodation for, or otherwise enter into any transaction with, a Related Party other than a Permitted Affiliate Transaction.

(f)	Change in Business. Make any change in the nature of the Business or permit any of the other Credit Parties to make any change in the nature of its business.

(g)
Distributions.  Declare, make or pay any Distribution.  For purposes of this Section 8.2(g), “Distribution” includes with respect to any Person (i) any dividend or other distribution on issued shares of the Person or any of its subsidiaries, (ii) any purchase, redemption or retirement amount of any issued share, warrant or any other option or right to acquire any share of the Person or any of its subsidiaries redeemed or purchased by the Person or any its subsidiaries, or (iii) any payment whether as consulting fees, management fees or otherwise to any Related Party of the Person or any of its subsidiaries.

(h)
Financial Assistance.  Provide any Financial Assistance to any Person, except for Financial Assistance provided to other Credit Parties in an aggregate amount not exceeding $50,000 in any fiscal period.  For the purposes of this Section 8.2(h), “Financial Assistance” includes any advances, loans or other extensions of credit, guarantees, indemnities or other contingent liabilities in the nature of a guarantee or indemnity or capital contributions.

(i)
Acquisitions.  Purchase any shares, stocks, bonds, notes, debentures or other securities of any Person or acquire the undertaking of, or all or substantially all the assets of, any other Person, provided that the Borrower shall be permitted to acquire additional Mining Properties and make other acquisitions, in each case via option, asset or stock purchase, so long as such acquisitions do not (in the reasonable opinion of the Lender) impair the Lender’s then existing Security, no Default or Event of Default has occurred and is continuing, the aggregate consideration for such acquisition and all other acquisitions shall not exceed $100,000 in any year, and the acquired property and assets are added to and covered by the Security.

(j)	Hedging. Enter into any Hedging Agreement on a margined or collateralized basis or of a speculative nature.

(k)	Subsidiaries. Carry on the Business otherwise than through the Borrower or any Credit Party.

(l)	Charter Documents. Amend or modify its articles of incorporation or bylaws (or equivalent charter documents) without the prior written consent of the Lender.

(m)	Change to Material Contracts. Terminate, waive or make any amendment to, or assign any interest, in any Material Contract, except with the prior written consent of the Lender.

(n)
Burdens on Production.  No Credit Party shall grant, sell, transfer, assign or convey, directly or indirectly, to any Person any royalty (of any kind or nature whatsoever, howsoever designated), production payment or other non-cost bearing interest in any Mineral Property, other than any granted to the Lender or as required by Applicable Law in favour of a Governmental Entity.

(o)
Prepayment of Indebtedness.  The Borrower shall, not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal or interest of any Debt, provided that, the Borrower may prepay the Debt described in paragraph (c) of the definition of Permitted Debt if it simultaneously executes, delivers, creates and perfects any and all Security which the Lender may require, with all related documents, instruments, registrations and other evidence the Lender may require to ensure that such Security creates legal, valid, binding, enforceable and first priority perfected security interests over the property charged thereunder, enforceable against third parties and any trustee in bankruptcy.

ARTICLE 9
EVENTS OF DEFAULT

Section 9.1            Events of Default.

The occurrence of any of the following events that is continuing shall constitute an “Event of Default” under this Agreement:

(a)
Non-Payment.  A Credit Party fails to make payment of any Obligation (whether for principal, interest, costs, fees, expenses or any other amount due hereunder or under any other Credit Document) when due and payable pursuant to the terms of a Credit Document (whether on a payment date, by prepayment, on demand or otherwise);

(b)
Misrepresentation.  Any representation or warranty or certification made or deemed to be made by a Credit Party or any of its respective directors or officers in any Credit Document shall prove to have been incorrect, incomplete or misleading in any respect when made or deemed to be made (in the case of any representation or warranty containing any materiality qualifier) or proves to have been incorrect, incomplete or misleading in any material respect (in the case of any representation or warranty without any materiality qualifier);

(c)	Breach of Covenants. A Credit Party fails to perform, observe or comply with:

(i)	any of the covenants or any other provision or obligation contained in Section 8.2, Section 8.1(u), Section 8.1(w), Section 8.1(x) or Section 8.1(y); or

(ii)
any other covenant or any other provision or obligation contained in any Credit Document to which it is a party and such failure is not capable of being remedied or, if capable of being remedied, continues for a period of five Business Days, provided in such case the Credit Party is proceeding diligently to remedy such failure and the Lender is not prejudiced thereby;

(d)
Cross-Default.  A Credit Party fails to pay the principal of, or premium or interest on or any other amount relating to, any of its Debt exceeding $100,000 (or the equivalent amount in any other currency) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event occurs or condition exists if its effect is to accelerate, or permit the acceleration of such Debt; or any such Debt shall be declared to be due and payable prior to its stated maturity;

(e)
Material Contracts.  A Credit Party fails to perform or observe any term, covenant or agreement contained in any Material Contract on its part to be performed or observed where such failure could, have a Material Adverse Effect and such failure remains outstanding for a period of ten (10) Business Days; or any Material Contract is amended, where such amendment could have a Material Adverse Effect; or any Material Contract is terminated or revoked or permitted to lapse (other than in accordance with its terms and not as a result of default); or any party to any Material Contract delivers a notice of termination or revocation in respect of such Material Contract and such Material Contract is subsequently terminated or revoked;

(f)
Judgments.  Any judgment or order for the payment of money in excess of $100,000.00 (or the equivalent amount in any other currency) is rendered against a Credit Party and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order, or (ii) there is any period of ten (10) consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(g)
Bankruptcy; Insolvency.  (i) Any Credit Party shall initiate or commence any case, proceeding or other action (A) under any existing or future Bankruptcy Law, or otherwise seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, administrator, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, authorization of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(h)
Dissolution.  Any application is made for, or order, judgment or decree is entered against any Credit Party decreeing, the winding-up, dissolution or similar process of such Credit Party and, in the case of an application, such application remains undischarged or unstayed for a period in excess of ten days provided the Lender is not materially prejudiced thereby;

(i)
Security Imperilled.  Any Credit Document is declared by a court or tribunal of competent jurisdiction to be void, invalid, illegal or unenforceable or the validity, legality or enforceability thereof is contested by any Credit Party or any other Person party thereto (other than the Lender), or any Credit Party or any other Person party thereto denies that it has any or further obligations thereunder;

(j)	Change of Control. A Change of Control occurs;

(k)	Material Adverse Effect. Any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect has occurred;

(l)           Expropriation/Condemnation.  An Expropriation Event shall have occurred;

(m)
Regulatory Action.  Any Governmental Entity shall take or attempt to take any action with respect to a Credit Party, or with respect to any Mining Property or any Collateral subject to the Security Documents, which has had or could reasonably be expected to have a Material Adverse Effect on a Credit Party or the ability of the Borrower to repay the Loan or to meet its other Obligations in a timely manner unless such action is set aside, dismissed or withdrawn within twenty (20) days of its institution or such action is being contested in good faith, its effect is stayed during such contest, the Credit Parties are allowed to continue development of each Mining Property during such period, and the same would not be expected to have a Material Adverse Effect;

(n)
Cessation of Project Operations.  Without the prior written consent of the Lender, the Santa Rosa Project, the Mineral Ridge Project or any other Mining Property, or any material portion thereof, shall be abandoned or terminated, or exploration, development or operation of the Santa Rosa Project, the Mineral Ridge Project or any other Mining Property shall be terminated or reduced materially, or the Santa Rosa Acquisition Agreement shall be terminated prior to the Borrower earning its full right and interest in the Santa Rosa Project; or

(o)
Financial Statements.  The audited consolidated financial statements of the Borrower are qualified in any respect (other than with respect to a going concern note) by the Borrower’s independent auditors.

Section 9.2            Acceleration.

Upon the occurrence of an Event of Default specified in Section 9.1(g), all obligations of the Lender hereunder shall automatically terminate, but such termination shall not limit or affect any rights or remedies hereunder.  Immediately and automatically upon the occurrence of an Event of Default specified in Section 9.1(g), without delivery of any notice by the Lender, the Loan, together with all interest thereon, the Obligations and all other amounts owed by any Credit Party hereunder or under any other Credit Document shall be automatically accelerated and immediately due and payable to the Lender.  Upon the occurrence of any other Event of Default which is continuing, the Lender may by notice to the Borrower, (A) declare its commitment to Advance any part of the Loan to be terminated, whereupon the same shall forthwith terminate, and (B) the Lender, in its sole discretion, may accelerate the Loan.  Upon acceleration of the Loan, whether automatically or by notice, the Borrower shall (i) immediately repay all Obligations, and (ii) the Borrower shall pay to the Lender an amount in cash equal to the aggregate of the following payments:

(i)	an amount equal to [***]; plus

(ii)	the Profit Participation Amount relating to such payment;

together with all accrued interest (as applicable) and all other fees, charges, costs and other amounts payable hereunder and under any other Credit Document.

Section 9.3            Remedies.

(1)
Upon the occurrence of an Event of Default, the Lender may commence such legal action or proceedings and exercise all its rights and remedies available to it under the Credit Documents and/or Applicable Law, which in its sole discretion it deems appropriate or expedient, including, the commencement of foreclosure and enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by each Credit Party, whereupon all obligations of the Lender to make any further Advances shall forthwith be suspended or terminated.  Upon the occurrence of an Event of Default, the Lender shall have, and may exercise, all of its rights and remedies under this Agreement and the other Credit Documents as well as all other rights and remedies available at law or in equity.

(2)
The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies, and no right or remedy contained herein or in any other Credit Document, or otherwise at law or in equity, is intended to be exclusive.  Nothing contained in the Credit Documents with respect to the liability of the Credit Parties to the Lender, nor any act or omission of the Lender with respect to the Credit Documents or its rights or remedies, shall in any way prejudice, impair, limit or otherwise affect the rights, remedies and powers of the Lender under the Credit Documents or otherwise.

ARTICLE 10
MISCELLANEOUS

Section 10.1          Amendments, etc.

No amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by any Credit Party or any other Person from such provisions, is effective unless in writing and approved by the Lender.  Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

Section 10.2          Waiver.

(1)
No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right.

(2)
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive each Advance and, notwithstanding any such Advance or any investigation made by or on behalf of any party, shall continue in full force and effect.

Section 10.3          Evidence of Debt and Borrowing Notices.

The indebtedness of the Borrower resulting from the Advances shall be evidenced by the Borrowing Notices and the records of the Lender, which shall constitute prima facie evidence of such indebtedness.

Section 10.4          Notices, etc.

Any notice, direction or other communication to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(a)	to any Credit Party at:

Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
Attention:             Tom Klein

Telephone:
Facsimile:      1-775-853-5010
Email:

(b)	to the Lender at:

Waterton Global Value, L.P.
Folio House, P.O. Box 800
Road Town, Tortola, VG1110
British Virgin Islands

Attention:        Peter Poole
Facsimile:         (284) 494-8356/7422

Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, (ii) transmitted by facsimile, electronic mail or similar means of recorded communication on the Business Day following the date of transmission.  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 10.5          Costs, Expenses, General Indemnity and Environmental Indemnity.

(1)
The Borrower and the other Credit Parties agree to pay on demand all reasonable costs and expenses of the Lender in connection with the negotiation, preparation, execution, and delivery of this Agreement, the other Credit Documents and the other documents and Instruments to be delivered hereunder, including the reasonable fees and expenses of all legal counsel and independent consultants to the Lender and all other out-of-pocket expenses of the Lender, and including the costs and expenses associated with undertaking due diligence with respect to the Santa Rosa Project and in connection with the negotiation, preparation, execution, and delivery of all Security Documents and other Credit Documents by the Santa Rosa Subsidiary and otherwise with respect to the Santa Rosa Project.  In addition, the Borrower and the other Credit Parties agree to pay on demand all reasonable costs and expenses of the Lender in connection with the administration of this Agreement and the other Credit Documents,  including the reasonable costs and expenses incurred by the Lender in connection with site visits by the Lender to the Mining Properties, and all costs and expenses, if any, in connection with the protection of the Lender’s rights with respect to and the enforcement of this Agreement, the other Credit Documents and the other documents to be delivered hereunder (whether incurred before, during or after commencement of any bankruptcy, reorganization or insolvency actions pertaining to the Borrower or any other Credit Party).  All such expenses will be itemized in reasonable detail.  In addition, the Borrower and the other Credit Parties agree to pay any and all stamp, mortgage recording and other Taxes, filing fees, duties or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, and the Borrower and the other Credit Parties agree to indemnify and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Taxes, filing fees or charges.  The Borrower and the other Credit Parties acknowledge that they shall pay all aforementioned costs, expenses and taxes regardless of whether a Loan is advanced.

(2)
The Borrower and each other Credit Party agree, whether or not the transactions contemplated in this Agreement are completed, to indemnify and to defend and hold the Lender, the Lender’s Affiliates and their respective directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants and representatives (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person promptly (and in any event within five Business Days of demand) any amounts required to compensate the Indemnified Person for, any cost, expense, liability, obligation, loss, damage, penalty, action, judgment, fine, suit, charge, claim, taxes, payments or disbursements of any kind or nature whatsoever, including attorneys fees and expenses imposed on, incurred by, suffered by or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent, as well as the consummation of the transactions contemplated thereby (ii) any advice of counsel as to the rights and duties of the Lender with respect to the administration of the Credit Documents or any transaction contemplated under the Credit Documents, (iii) a default (whether or not constituting a Default or an Event of Default) by a Credit Party, (iv) any proceedings brought by or against the Indemnified Person, or in which the Indemnified Person otherwise participates, due to its entering into or being a party to any of the Credit Documents, or by reason of its exercising or performing, or causing the exercise or performance of, any right, power or obligation under any of the Credit Documents or otherwise in connection with its interest in any Security, whether or not such proceedings are directly related to the enforcement of any Credit Document, and (v) the ownership, management, administration or operation of any Mining Property, except in each case to the extent caused by the gross negligence or wilful misconduct of the Indemnified Person.

(3)
Without limiting the generality of the foregoing provisions, the Borrower and each other Credit Party hereby indemnifies and holds harmless and agrees to defend the Indemnified Persons against any cost, expense, liability, obligation, loss, damage, penalty, action, judgment, fine, suit, charge, claim, taxes, payments or disbursements of any kind or nature whatsoever (including strict liability and including costs and expenses of investigation, abatement and remediation and monitoring of spills or Releases or threatened Releases of Hazardous Materials or other Contaminants, and including liabilities of the Indemnified Persons to third parties (including Governmental Entities) in respect of bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnified Persons to third parties for the third parties' foreseeable and unforeseeable consequential damages) incurred as a result of or in connection with the administration or enforcement of this Agreement or any other Credit Document, including the exercise by the Lender of any rights hereunder or under any of the other Credit Documents, which result from or relate, directly or indirectly, to:

(a)
the presence, Release or threatened Release of any Hazardous Material or other Contaminants, by any means or for any reason, whether or not such presence, Release or threatened Release of Hazardous Materials or other Contaminants was under the control, care or management of a Credit Party or of a previous owner, operator, tenant or other Person;

(b)
any Release, presence, use, creation, transportation, storage or disposal of any Hazardous Material or Contaminant on or with respect to the Subject Property or the business, operations or activities of any Credit Party;

(c)
any claim or order for any clean-up, restoration, detoxification, reclamation, repair or other securing or remedial action which relates to any Subject Property or the business, operations or activities of any Credit Party;

(d)	any Environmental Claim with respect to any Subject Property or any Credit Party; or

(e)	the breach or violation or alleged breach or violation of any Environmental Laws by a Credit Party.

For purposes of this Section, “liability” shall include (a) liability of an Indemnified Person for costs and expenses of abatement and remediation of spills and releases of Contaminants where such abatement and remediation is prudent for the continued operation of the Business or required by Environmental Laws and to the extent required to maintain the value and use of the Collateral, (b) liability of an Indemnified Person to a third party to reimburse the third party for bodily injuries, property damages and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Person is liable therefor) foreseeable and unforeseeable consequential damages suffered by the third party, (c) liability of the Indemnified Person for damage suffered by the third party, (d) liability of an Indemnified Person for damage to or impairment of the environment and (e) liability of an Indemnified Person for court costs, expenses of alternative dispute resolution proceedings, and fees and disbursements of expert consultants and legal counsel on a solicitor and own client basis.

(4)
If, with respect to the Lender, (i) any change in any law, rule, regulation, judgment or order or any change in the interpretation, application or administration of such law, rule, regulation, judgment or order, occurring or becoming effective after this date, or (ii) compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Entity made or becoming effective after the date hereof, has the effect of causing any loss to the Lender or reducing the Lender’s rate of return by (w) increasing the cost to the Lender of performing its obligations under any of the Credit Documents (including the costs of maintaining any capital, reserve or special deposit requirements), (x) requiring the Lender to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under any of the Credit Documents, (y) reducing any amount payable to the Lender under any of the Credit Documents, (z) causing the Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Lender under the Credit Documents, then the Lender may give notice to the Borrower specifying the nature of the event giving rise to the loss and the Borrower shall, on demand, pay such amounts as the Lender specifies are necessary to compensate it for any such loss.  A certificate as to the amount of any such loss submitted in good faith by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(5)
The Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) any payment being made in respect of an Advance, (ii) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, (iii) the failure of the Borrower to effect an Advance in the manner and at the time specified in any Borrowing Notice, or (iv) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement.  A certificate as to the amount of any loss submitted in good faith by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(6)
The provisions of this Section 10.5 shall survive the termination of this Agreement and the repayment of all Obligations.  The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lender or any other Indemnified Person in respect of such Person’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 10.6          Release.

Upon irrevocable and indefeasible repayment and performance in full of the Obligations, including all indebtedness, obligations and liabilities (direct or indirect, absolute or contingent, matured or not, solely or jointly) by the each of the Credit Parties incurred under or in connection with this Agreement and/or any other Security Documents and payment to the Lender of all costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) incurred by the Lender in connection with the Security, each of the Credit Parties shall be entitled to a release and discharge of the Security constituted by the Security Documents, other than obligations and/or liabilities that have accrued prior to the date of such release or any other obligation which is expressly stated to survive the termination of the Security Documents, provided that the Lender no longer has any obligations (contingent or otherwise) under or in connection with this Agreement or any other Credit Document.

Section 10.7          Taxes and Other Taxes.

(1)
All payments to the Lender by the Borrower under any of the Credit Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”) imposed by Canada or any other relevant jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by Applicable Law to be deducted or withheld.  If a Credit Party shall be required by Applicable Law to deduct or withhold any such Taxes from or in respect of any amount payable under any of the Credit Documents (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 10.7(1)), the Lender receives an amount equal to the amount it would have received if no such deduction or withholding had been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall immediately pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with Applicable Law.

(2)
The Borrower shall immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as “Other Taxes”) which arise from any payment made by the Borrower under any of the Credit Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Credit Documents.

(3)
The Borrower shall indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Borrower under this Section 10.7) arising from the Credit Documents and paid by the Lender and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted.  The Borrower shall (within three Business Days of demand by the Lender ) pay the Borrower an amount equal to the loss, liability or cost which the Lender is required to pay to any Governmental Entity as a result of any actions or payments taken or made by the Borrower pursuant to Section 10.7(1).

(4)
Payment under this indemnification shall be made within 10 days from the date the Lender makes written demand for it.  A certificate as to the amount of such Taxes or Other Taxes submitted to the Borrower by the Lender shall be conclusive evidence, absent manifest error, of the amount due from the Borrower to the Lender.

(5)
The Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Borrower within 10 days after the date of any payment of Taxes or Other Taxes.

(6)
Nothing contained in this Section 10.7 shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it deems fit (in its sole and absolute discretion) and in particular, the Lender shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any deduction or withholding in priority to any other relief, claims, credits or deductions available to it and the Lender shall not be obligated to disclose to the Borrower any information regarding its tax affairs, tax computations or otherwise.

(7)	The provisions of this Section 10.7 shall survive the termination of the Agreement and the repayment of all Obligations.

Section 10.8          Successors and Assigns.

(1)
The Borrower shall not have the right to assign or transfer any of its rights or obligations under this Agreement or any interest in this Agreement without the prior written consent of the Lender, which consent may be unreasonably withheld.

(2)
The Lender may not assign or transfer any of its rights, interests or obligations (in whole or in part) under this Agreement except (i) to an Affiliate of the Lender, (ii) with the prior written consent of the Borrower (which consent may not be unreasonably withheld or delayed) or (iii) after the occurrence of any Default which is continuing, to any Person without notice to or the consent of the Borrower.  In the case of an assignment or transfer authorized under this Section 10.8, the assignee or transferee (as the case may be) shall have, to the extent of such assignment or transfer, the same rights, benefits and obligations as it would if it were the Lender hereunder and the Lender shall be relieved of its obligations hereunder with respect to the commitments assigned or transferred; provided that an assignee or transferee (as the case may be) shall not be entitled to receive any greater payment under any provision of any Credit Document than the Lender would have been entitled to receive.  The Borrower hereby acknowledges and agrees that any assignment or transfer will give rise to a direct obligation of the Borrower to such assignee or transferee (as the case may be) and that such assignee or transferee (as the case may be) shall be considered to be the “Lender” hereunder.  The Lender may furnish any information concerning the Borrower in its possession from time to time to assignees and transferees provided that any such assignee or transferee agrees to maintain the confidentiality of such information.

(3)
The Borrower shall provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Documents as the Lender may reasonably require in connection with any assignment pursuant to this Section 10.8.

(4)
Any assignment pursuant to this Section 10.8 will not constitute a repayment by the Borrower to the Lender of any Advance, nor a new Advance to the Borrower by the Lender or by the assignee, as the case may be, and the parties acknowledge that the Borrower’s obligations with respect to any such Advances will continue and will not constitute new obligations.

Section 10.9          Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, to the fullest extent permitted by law (including general principles of common-law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party under any of the Credit Documents, irrespective of whether or not the Lender has made demand under any of the Credit Documents and although such obligations may be unmatured or contingent.  If an obligation is unascertained, the Lender may, in good faith, estimate the obligation and exercise its right of set-off in respect of the estimate, subject to providing the applicable Credit Party with an accounting when the obligation is finally determined.  The Lender shall promptly notify the applicable Credit Party after any set off and application is made by it, provided that the failure to give notice shall not affect the validity of the set off and application.  The rights of the Lender under this Section 10.9 are in addition to any other rights and remedies (including all other rights of set-off) which the Lender may have.

Section 10.10        Judgment Currency.

(1)
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(2)
The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 10.11        Interest on Amounts.

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Lender, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 10%.

Section 10.12        Governing Law and Waiver of Jury Trial.

(1)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA.

(2)
The Borrower irrevocably attorns and submits to the non-exclusive jurisdiction of any court of competent jurisdiction of the State of Nevada in any action or proceeding arising out of or relating to this Agreement and the other Credit Documents to which it is a party.  The Borrower irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum.  Nothing in this Section 10.12 limits the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.

(3)
The Borrower hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Borrower at its address set out in Section 10.4(a)  Nothing in this Section 10.12 affects the right of the Lender to serve process in any manner permitted by Applicable Law.

(4)
Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.  The scope of this waiver is intended to be all-encompassing with respect to any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each of the parties hereto (a) acknowledges that this waiver is a material inducement for the parties to the Credit Documents to enter into a business relationship, that the parties to the Credit Documents have already relied on this waiver in entering into same and the transactions that are the subject thereof, and that they will continue to rely on this waiver in their related future dealings, and (b) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, modifications, supplements, extensions, renewals and/or replacements of this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 10.13        Counterparts.

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and delivery of an executed counterpart of a signature page to this Agreement, any amendment, waiver, consent or supplement, or to any other Credit Document, by facsimile, portable document format (.pdf) or other electronic delivery (including e-mail) shall be as effective and binding as delivery of a manually executed counterpart thereof.

Section 10.14        Severability.

If any provision hereof is determined to be ineffective or unenforceable for any reason, the remaining provisions hereof shall remain in effect, binding on the parties and enforceable at the election of the Lender in its sole discretion.

Section 10.15        Governing Language.

For all purposes, this English language version of this Agreement shall be the original, governing instrument and understanding of the parties.  In the event of any conflict between this English language version of the Agreement and any subsequent translation into any other language, this English language version shall govern and control.

Section 10.16        Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of any Loan.

Section 10.17        Entire Agreement; Schedules and Exhibits.

The Schedules to this Agreement and the Exhibits to this Agreement form an integral part of this Agreement and are incorporated herein by reference and expressly made a part hereof.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings, oral or written, relating to such subject matter.

Section 10.18        Credit Party Joint and Several Liability.

The Borrower and the other Credit Parties are engaged in related businesses and are integrated to such an extent that the financial strength and flexibility of each Credit Party has a direct, tangible and immediate impact on the success of the other Credit Parties.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of the Loan to the Borrower hereunder.  Each Guarantor waives any right to revoke, terminate or suspend its Guarantee and acknowledges that it entered into such Guarantee in contemplation of the benefits that it would receive by this Agreement.

Section 10.19        Further Assurances.

Each Credit Party shall execute, acknowledge and deliver to the Lender such other and further documents and Instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender, including the execution and delivery of any and all documents and Instruments which are necessary or advisable to create, protect or maintain in favor of the Lender, Liens on all Collateral of the Credit Parties as may be required by this Agreement or any Security Document that are duly perfected in accordance with all Applicable Laws.

Section 10.20        Acknowledgements.

Each of the parties hereto hereby acknowledges that:

(i)	it has been advised by its own legal counsel in the negotiation, preparation, execution and delivery of this Agreement and each other Credit Document;

(ii)
this Agreement and the other Credit Documents shall not be construed  against any party or more favourably in favor of any party based upon which party drafted the same, it being agreed and acknowledged that all parties contributed substantially to the negotiation and preparation of this Agreement and the other Credit Documents;

(iii)
the Lender has no fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with the Existing Agreement, this Agreement, or any other agreement, arrangement or Instrument, and the relationship between the Lender, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(iv)
neither this Agreement nor any other Credit Document or other Instrument between any Credit Party and the Lender creates a joint venture or partnership among the parties hereto, and no joint venture or partnership exists, or shall be deemed to exist, among the Lender and the Borrower or among the Lender and the other Credit Parties.

Section 10.21       Amendment and Restatement.

This Agreement amends, restates and continues the Existing Agreement, and this Agreement and all other Instruments executed in connection herewith, constitute an amendment, renewal, continuance and restatement of all Loans and Obligations of the Borrower and the Guarantors.  The Existing Loan shall continue as part of the Tranche One Loan under this Agreement.  Each Credit Document entered into in connection with the Existing Agreement or the Existing Loan is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms, except to the extent expressly amended or modified in accordance with its terms.  It is expressly understood and agreed by the parties hereto that this Agreement is in no way intended to constitute, and does not constitute, a release, repayment, satisfaction, discharge or novation of the Existing Loan or the obligations and liabilities existing under the Existing Agreement, or a release, termination, novation or impairment of any Credit Document or Lien granted to the Lender.  All such Credit Documents and Liens created pursuant to the Credit Documents in connection with the Existing Loan shall remain in full force and effect and extend and apply to this Agreement, the Loan and the full payment and performance of all Obligations, in each case for the benefit of the Lender.  All such Liens created pursuant to the Security Documents entered into in connection with the Existing Agreement are hereby expressly continued, ratified and confirmed by the Borrower and the Guarantors.  The amendment and restatement hereby of the Existing Agreement, and the concurrent amendment and restatement of any other Credit Document, shall not constitute a waiver of any conditions or requirements set forth herein or therein, whether or not performed, fulfilled or required to be performed or fulfilled prior to the date hereof, nor does it constitute consent to, or waiver of, any prior or existing default, event of default or breach of any provision hereof or of any other Credit Document.  All references to the Existing Agreement in any Credit Document or any other Instrument shall be deemed to refer to this Agreement.  If any inconsistency exists between this Agreement and the Existing Agreement, the terms of this Agreement shall prevail.  Nothing contained in this Agreement or any other Instrument executed contemporaneously herewith shall be deemed to satisfy or discharge the Loans or Obligations arising under the Existing Agreement or this Agreement (this being an amendment and restatement only).

[Signatures on following page.]

IN WITNESS WHEREOF the parties have executed this Senior Secured Gold Stream Credit Agreement.

THE BORROWER:
GOLDEN PHOENIX MINERALS, INC.
By: /s/ Thomas Klein Name: Thomas Klein Title: Chief Executive Officer
THE LENDER:
WATERTON GLOBAL VALUE, L.P., BY THE GENERAL PARTNER OF ITS GENERAL PARTNER, CORTLEIGH LIMITED
By: /s/ Peter Poole Authorized Signatory

[Signature Page to Senior Secured Gold Stream Credit Agreement]

EXHIBIT A

Form of Borrowing Notice

Exhibit A - Page 1

NOTICE OF BORROWING

TO:	Waterton Global Value, L.P.
by the general partner of its general partner
Cortleigh Limited
Folio House
P.O. Box 800
Road Town, Tortola VG 1110

DATE:  SEPTEMBER 26, 2011

This Notice of Borrowing is delivered pursuant to that certain Senior Secured Gold Stream Credit Agreement (as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated September 26, 2011 by and among Golden Phoenix Minerals, Inc., a corporation organized and existing under the laws of the State of Nevada, as the borrower (“Borrower”), those entities from time to time identified as a “Guarantor” on the signature page thereto, as guarantors, and Waterton Global Value, L.P., by the general partner of its general partner, Cortleigh Limited, as the lender (“Lender”).

Unless otherwise defined herein, capitalized terms used in this Notice of Borrowing have the meanings assigned to such terms in the Credit Agreement.

This Notice of Borrowing is irrevocable and represents Borrower’s request to borrow, and the following information is provided pursuant to Section 2.3 of the Credit Agreement.

1.  Date of Requested Borrowing:            September 26, 2011

2.  Amount of Requested Loan:                $_________________

3.  Proposed Use of Borrowing:                [ Borrower to describe the proposed use of funds ]

The distribution of the Loan requested hereby may be made for the credit of the Borrower to the Borrower’s Account by wire transfer of the funds to:

Name of Bank:
Address of Bank:
Account Name:
Account Number:
Transit Number:
ABA Number:
SWIFT Code:

Exhibit A - Page 2

The Borrower, and the undersigned officer to the best of his knowledge in his capacity as an officer of the Borrower, each certifies that:

(a)           the representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement are true and correct on and as of the date set forth above as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;

(b)           no Default or Event of Default has occurred and is continuing on the date set forth above or will occur after giving effect to the Loan;

(c)           after the advance of the Loan requested hereby, the aggregate sum of all outstanding Loans (including the Loan advanced pursuant hereto) will not exceed the Commitment Amount;

(d)           there does not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Mining Property, which has had, or could reasonably be expected to have, a Material Adverse Effect, or which could reasonably be expected to affect the legality, validity or enforceability of the Credit Agreement or any other Credit Document, that has not been settled, dismissed, vacated, discharged or terminated;

(e)           no Borrower, Credit Party or any Mining Property has incurred or suffered a Material Adverse Effect; and

(f)           all conditions set forth in Section 2.3 and Section 6.1 of the Credit Agreement have been, and shall remain, satisfied; the Borrower hereby certifies the satisfaction of all such conditions precedent (that have not been waived by the Lender in its sole discretion) by its delivery of this Notice of Borrowing.

[signature page to follow]

Exhibit A - Page 3

IN WITNESS WHEREOF, this Notice of Borrowing has been duly executed and delivered by a duly authorized officer of the undersigned as of the date first above written.

GOLDEN PHOENIX MINERALS, INC.
By: ______________________________ Name: Title:

[Signature Page to Notice of Borrowing (Senior Secured Gold Stream Credit Agreement)]

Exhibit A - Page 4

EXHIBIT B

Form of Compliance Certificate

Exhibit B - Page 1

Golden Phoenix, Inc.
Compliance Certificate

To:	Waterton Global Value, L.P.
by the general partner of its general partner
Cortleigh Limited
Folio House
P.O. Box 800
Road Town, Tortola VG 1110

This Compliance Certificate is delivered pursuant to that certain Senior Secured Gold Stream Credit Agreement dated September 26, 2011 (the “Credit Agreement”), as amended, restated, replaced, supplemented or otherwise modified from time to time, by and among Golden Phoenix, Inc., a corporation organized and existing under the laws of the State of Nevada, as the borrower (“Borrower”), those entities from time to time identified as a “Guarantor” on the signature page thereto, as guarantors, and Waterton Global Value, L.P., by the general partner of its general partner, Cortleigh Limited, as the lender (“Lender”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.I am the duly elected Chief Executive Officer (CEO) of Golden Phoenix, Inc.;

2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.The financial statements required by Section 8.1(a) of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby and were prepared in accordance with GAAP and fairly present, in all material respects, the financial position of the Borrower and its results of operations and cash flows as of the date thereof (subject, in the case of quarterly financial statements, to year-end adjustments);

5.The representations and warranties of the Borrower and the other Credit Parties set forth in Article 7 of the Credit Agreement are true and correct as of the date hereof;

Exhibit B - Page 2

6.Schedule I attached hereto sets forth the Leases to which one or more of the Credit Parties became a party during the period beginning ____________, 20___ and ending on the date hereof (the “Notice Period”);

7.Set forth on Schedule II attached hereto, the Borrower hereby notifies Lender of the additional lands and premises which are Owned Properties acquired during the Notice Period; and

8.The Borrower and the other Credit Parties have complied with, and are currently in compliance with, the Affirmative Covenants and Negative Covenants set forth in Article 8 of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the information set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of ___________ 20___.

Golden Phoenix Minerals, Inc.
By
Name:
Title:

Exhibit B - Page 3

Schedule I
to Compliance Certificate

(Leases)

None.

Exhibit B - Page 4

Schedule II
to Compliance Certificate

(Additional Lands and Premises)

None.

Exhibit B - Page 5

EXHIBIT C

Form of Gold Supply Agreement

Exhibit C - Page 1

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GOLD SUPPLY AGREEMENT

BETWEEN

GOLDEN PHOENIX MINERALS, INC.

[GOLDEN PHOENIX PANAMA S.A.]

AND

WATERTON GLOBAL VALUE, L.P.

Dated as of [*], 2011

Exhibit C - Page 2

THIS GOLD SUPPLY AGREEMENT dated as of [*], 2011,

B E T W E E N:

GOLDEN PHOENIX MINERALS, INC., a corporation organized and existing under the laws of the State of Nevada (“GPXM”),

[GOLDEN PHOENIX PANAMA S.A.], a corporation organized and existing under the laws of [Panama] (“GPXM Panama”)

(GPXM and GPXM Panama are hereinafter collectively referred to as, the “Seller”),

- and -

WATERTON GLOBAL VALUE, L.P., a limited partnership organized and existing under the laws of the British Virgin Islands

(hereinafter, the “Buyer”)

WHEREAS, GPXM owns not less than 60% of the equity or other ownership interests of GPXM Panama and GPXM manages and operates GPXM Panama and the Santa Rosa Project (as defined below);

WHEREAS, the Seller owns or holds or has an option to purchase the Santa Rosa mine (Minas Santa Rosa), consisting of the Santa Rosa gold deposit, the Alto de la Mina gold deposit and all associated Mining Rights (defined below), Mining Assets (defined below), mining properties, surface and mineral concessions, leases, rights of use, buildings and fixtures, assets, properties  and equipment, located near the village of Canazas in Veraguas Province, Panama, situated approximately 300 kilometres southwest of Panama City, Panama, all as further described on Schedule 1 attached hereto (the “Santa Rosa Project”);

WHEREAS, the Seller agrees to sell and the Buyer agrees to buy all of the Refined Bullion produced or otherwise originating from the Santa Rosa Project;

WHEREAS, GPXM and the Buyer have entered into that certain senior secured gold stream credit agreement dated as of September [*], 2011 (as amended, modified, supplemented, or restated from time to time, including any predecessors thereof, the “Loan Agreement”), whereby the Buyer has agreed to make certain loans to GPXM on the terms and conditions set forth therein and subject to the conditions precedent thereto;

WHEREAS, this Agreement and the agreements and obligations of the Seller hereunder  shall constitute a continuing covenant running with the land for the term set forth herein, which shall survive the repayment and termination of the Loan Agreement;

Exhibit C - Page 3

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Seller and the Buyer, the Seller and the Buyer agree as follows:

1.           DEFINITIONS

In this Agreement the following terms shall, unless otherwise defined, have the following meanings:

“Affiliate” means, with respect to a Person, (i) any partner, director, officer, ten percent (10%) or more shareholder, manager, member, employee or managing agent of that Person or that Person’s Affiliates; and (ii) any other Person (A) that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, that Person; (B) that directly or indirectly owns or holds (legally or beneficially) 10% or more of any class of voting stock or partnership, membership or other voting interest of that Person; or (C) 10% or more of the voting stock or partnership, membership or other voting interest of which is directly or indirectly owned or held (legally or beneficially) by that Person;

“Agreement”, “this Agreement”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this gold supply agreement and not to any particular Article, section, subsection, paragraph, clause, subdivision or other portion hereof, and includes all amendments, modifications, supplements, extensions and replacements and any and every supplemental Agreement; and the expressions “Article”, “Section”, “subsection” and “paragraph” followed by a number mean and refer to the specified Article, section, subsection or paragraph of this Agreement;

“Applicable Discount” means [*];

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

“Applicable LBMA Price” means [*];

“Authorization” means any authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration;

“Business Day” means any day (other than Saturday or Sunday) when banks are open for general business in Toronto, Ontario;

“Buyer’s Account” has the meaning set out in Section 4.2 of this Agreement;

 “Encumbrances” means any and all liens, charges, mortgages, hypothecs, encumbrances, pledges, security interests, prior claims, royalties, taxes, proxies, preferential rights, options and third party rights or any other encumbrances of any nature whatsoever, whether registered or unregistered;

Exhibit C - Page 4

“Environmental Laws” means all federal, provincial, state, municipal, county, local and other laws, statutes, codes, ordinances, by-laws, rules, regulations, policies, guidelines, certificates, approvals, permits, consents, directions, standards, judgments, orders and other Authorizations, as well as common law, civil laws and other jurisprudence or authority, in each case, domestic or foreign, having the force of law at any time relating in whole or in part to any Environmental Matters and any permit, order, directions, certificate, approval, consent, registration, licence or other Authorization of any kind held or required to be held in connection with any Environmental Matters;

“Environmental Matters” means:

(a)
any condition, any activity, or substance, heat, energy, sound, vibration, radiation or odor that may affect any component of the earth and its surrounding atmosphere or affect human health or any plant, animal or other living organism; and

(b)	any waste, toxic substance, contaminant or dangerous good or the deposit, release or discharge of any thereof into any component of the earth and its surrounding atmosphere;

“Generally Accepted Accounting Principles” means international financial reporting standards, approved by the International Accounting Standards Board or any successor thereto (“IASB”), adopted by the Seller, as applicable, as at the date on which any calculation or determination is required to be made, provided that, in accordance with the international financial reporting standards, where the IASB includes a recommendation concerning the treatment of any accounting matter, such recommendation shall be regarded as the only international financing reporting standard;

“Governmental Authority” means the government of any nation and any state, provincial, territorial, divisional, county, regional, city and other political subdivision thereof, any tribal, aboriginal or native government or corporation, and any union or commonwealth of multiple countries, such as the European Union, in each case in which any property of Seller is located or which exercises valid jurisdiction over any such property or Person, or in which the Seller conducts business or is otherwise present, and any entity, court, arbitrator or board of arbitrators, agency, department, commission, board, bureau, regulatory authority or instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises jurisdiction over Seller or its properties or assets, including the Santa Rosa Project, and any securities exchange or securities regulatory authority to which Seller is subject;

“Indemnified Parties” has the meaning set out in Section 18.5 of this Agreement;

“knowledge” means, in respect of any Person, such knowledge after due and diligent inquiry;

“LBMA” means the London Bullion Market Association;

Exhibit C - Page 5

“London Good Delivery Bars” means gold bars which are defined in and meet the standards and specifications of the LBMA;

“Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has, had, or could reasonably be expected to have:

(a)	a material adverse effect on any of the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Santa Rosa Project or the Seller; or

(b)	a material adverse effect on the ability of the Seller to perform any obligation under this Agreement;

“Mining Assets” means all material assets and equipment owned, leased or used in the mining operations conducted on or at the Santa Rosa Project and, for greater certainty, includes the Mining Rights;

“Mining Rights” means all surface, subsurface, mineral and other real property rights, concessions and interests, including, without limitation, all fee interests, mining claims, leasehold interests, option rights, mining concessions, or participating interests or other property or proprietary interests or rights, and all related, associated or appurtenant rights and interests, in respect of the Santa Rosa Project;

“ounce” means troy ounce;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company, corporation or other similar entity howsoever designated, with or without share capital, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or Governmental Authority or entity, however designated or constituted;

“Pricing Date” has the meaning set out in Section 3.2 of this Agreement;

“Production Notice” has the meaning set out in Section 3.2 of this Agreement;

“Properly Contested” means, with respect to any obligation of the Seller, (a) the obligation is subject to a bona fide dispute regarding the amount or the Seller’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, (c) appropriate reserves have been established in accordance with Generally Accepted Accounting Principles, (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Seller, and (e) no Encumbrance is imposed on any assets of the Seller;

“Purchase Price” has the meaning set out in Section 6.1 of this Agreement;

“Refined Bullion” means all and any refined gold bullion produced, derived or resulting from Unrefined Bullion originating from the Santa Rosa Project;

Exhibit C - Page 6

“Refinery” means the refinery as determined from time to time pursuant to Section 4.1 of this Agreement;

“Santa Rosa Project” has the meaning set out in the preamble to this Agreement, and for the purpose of certainty, the Santa Rosa Project includes the Mining Rights and shall include any additional, amended, replacement or supplemental concessions or properties in the same area and the addition of any adjacent or appurtenant concessions, properties, leasehold interests, claims, fee property or other real property interests;

“Security Interest” means any security interest, assignment by way of security, mortgage, charge (whether fixed or floating), hypothec, deposit arrangement, pledge, lien, royalty, encumbrance, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing);

“Seller” means, individually and collectively, Golden Phoenix Minerals, Inc., a corporation organized and existing under the laws of the State of Nevada, and [Golden Phoenix Panama S.A.], a corporation organized and existing under the laws of [Panama] and their respective successors and permitted assigns;

“Seller’s Account” means one or more nominated bank accounts as may be agreed to by the Buyer and the Seller;

“Term” has the meaning set out in Section 13.1 of this Agreement;

“Transfer” when used as a verb, means to sell, grant, assign, convey, encumber, hypothecate, pledge or otherwise transfer or dispose of or commit to transfer or dispose of, directly or indirectly, including, without limitation, through mergers, arrangements, amalgamations, consolidations, asset sales, spin-out transactions or otherwise. When used as a noun, “Transfer” means a sale, transfer, grant, assignment, conveyance, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including, without limitation, through mergers, arrangements, amalgamations, consolidations, asset sale, spin-out transaction or otherwise;

“U.S. Dollars” means the currency of the United States of America; and

“Unrefined Bullion” means raw or crushed ore, concentrate, doré and/or other unrefined gold.

2.           SALE AND PURCHASE

2.1
The Seller hereby agrees to sell, and the Buyer hereby agrees to purchase, all Refined Bullion during the Term at the Purchase Price and otherwise subject to the terms and conditions of this Agreement.

Exhibit C - Page 7

3.           NOTICE OF PRODUCTION

3.1
The Seller shall provide the Buyer with written notice no later than fifteen (15) days before the end of each month of its estimated production levels for the month including (i) tons hoisted, (ii) tons trucked to a mill, (iii) tons processed at a mill, and (iv) ounces of gold recovered at such mill in the form of doré, such estimates to be calculated in accordance with industry standards applied in a reasonable and prudent manner.

3.2
The Seller shall also provide Buyer with notice within three (3) Business Days of the end of the month of the actual number of ounces of Refined Bullion produced in that month (a “Production Notice”).  Within fifteen (15) days of receipt of the Production Notice, the Buyer shall notify the Seller in writing if the Buyer intends to exercise its right to purchase such Refined Bullion (a “Purchase Notice”).  The date of such notice shall be the “Pricing Date”.

4.           REFINERY AND SHIPMENT

4.1
The Seller agrees and undertakes during the Term to promptly process and/or ship to a refinery any and all Unrefined Bullion upon such Unrefined Bullion being produced, and the Seller shall ship such Unrefined Bullion to a refinery in the vicinity of the Santa Rosa Project or such other refinery as agreed by the Buyer and Seller from time to time (the “Refinery”) for processing into Refined Bullion.

4.2
The Seller will ensure that any Refined Bullion produced by the Refinery and purchased by the Buyer from time to time pursuant to Section 3.2 shall be promptly credited to the Buyer’s metals account designated by the Buyer from time to time (with such account, at such institution designated by the Buyer being, the “Buyer’s Account”); for purposes of certainty, such Refined Bullion shall be credited to the Buyer’s Account no later than one Business Day after the Refinery is liable to give possession of the Refined Bullion to the Seller.

5.           DELIVERY

5.1	The Refined Bullion shall be delivered to the Buyer in the form of London Good Delivery Bars, which shall conform to the stated requirements for good delivery by the LBMA.

5.2	In relation to any Refined Bullion purchased by the Buyer under this Agreement, delivery is deemed to have occurred on the day that the relevant Refined Bullion is credited to the Buyer’s Account.

6.           PRICE AND PAYMENT

6.1	The purchase price per ounce for all Refined Bullion purchased by the Buyer shall be equal to: [*] (the “Purchase Price”).

6.2	The Buyer will pay for the Refined Bullion credited to the Buyer’s Account at the Purchase Price from time to time on the Business Day after the Buyer’s Account has been credited.

Exhibit C - Page 8

6.3           All payments under this Agreement shall be made in U.S. Dollars via wire transfer to the Seller’s Account.

7.           INSPECTION

7.1
The Buyer and its auditors or other representatives shall, upon ten (10) days notice to the Seller and at a reasonable time during regular business hours, have the right to audit the Seller’s accounts, books, records and other information relating to mineral production, including, but not limited to, production of Unrefined Bullion, deliveries of Unrefined Bullion to the Refinery or any refinery or other purchaser and deliveries of Refined Bullion to the Buyer or any other purchaser.

7.2	If such audit determines that there has been a deficiency in any delivery of Refined Bullion made to the Buyer, such deficiency will be resolved by adjusting the next delivery due hereunder.

7.3	The Buyer will pay all the costs and expenses of such audit unless a deficiency of 5% or more of the Refined Bullion due is determined to exist, in which case the Seller will pay the costs thereof.

8.           INSURANCE, TITLE AND RISK

8.1
Title and risk on the Refined Bullion shall be transferred to the Buyer from the Seller at the time the relevant Refined Bullion has been credited to the Buyer’s Account.  The Seller shall convey and transfer the Refined Bullion to the Lender with good and marketable title thereto, free and clear of all Encumbrances and adverse claims of any nature or description.

8.2
The Seller shall be responsible for all costs and expenses relating to either the Unrefined Bullion or the Refined Bullion, including but not limited to mining, crushing, milling, processing, transportation, refining, warehousing, storage, customs, duties, taxes, security, and insurance, accrued, incurred or paid prior to the passing of title and risk as per Section 8.1 above.

9.           TAXES, TARIFFS AND DUTIES

9.1
All taxes, tariffs, duties, customs, export or import charges and other related costs and expenses arising or incurred in relation to any Unrefined Bullion or Refined Bullion prior to delivery of the relevant Refined Bullion to the Buyer in accordance with Section 5.2 shall be borne by the Seller.

9.2
All taxes, tariffs, duties, customs, export or import charges and other related costs and expenses arising or incurred in relation to any Refined Bullion after delivery of such Refined Bullion to the Buyer in accordance with Section 5.2 shall be borne by the Buyer.

10.           WARRANTY

10.1	The Seller undertakes, warrants and agrees:

(a)
not to sell, transfer, assign, convey or deliver any Refined Bullion or Unrefined Bullion originating from the Santa Rosa Project to any Person other than the Buyer, other than Refined Bullion in respect of which the Buyer has not delivered a Purchase Notice;

Exhibit C - Page 9

(b)
to deliver forthwith all Unrefined Bullion originating from the Santa Rosa Project to the Refinery, promptly upon production of the same, and to cause the Unrefined Bullion to be processed and refined to Refined Bullion forthwith upon receipt;

(c)	to convey and properly transfer to the Buyer all legal and beneficial right, title and interest in and to all Refined Bullion delivered to the Buyer, with good and marketable title thereto;

(d)	that all Refined Bullion delivered to the Buyer shall be free and clear of any and all Encumbrances and adverse claims of any nature or description; and

(e)	that all Refined Bullion delivered to the Buyer shall meet the standards and specifications of the LBMA.

10.2
If the Seller is required to enter into any refining agreement that would hinder the ability of the Seller to perform its obligations to the Buyer hereunder, the Seller agrees to notify the Buyer of such requirement promptly and without delay.  The Seller and the Buyer agree to work together in good faith to amend this Agreement such that this Agreement contemplates the terms of any such refining agreement, all to the Buyer’s satisfaction.

11.           REPRESENTATIONS AND WARRANTIES OF THE SELLER

11.1	The Seller hereby represents and warrants to the Buyer that the representations and warranties of the Seller set out in the Loan Agreement are true and correct in all material respects.

11.2	The Seller further agrees that:

(a)	such representation and warranties are incorporated herein by reference and form an integral part of this Agreement; and

(b)	the Buyer has the benefit of such representations and warranties as though they were contained in this Agreement.

12.           COVENANTS OF THE SELLER

12.1	During the Term, the Seller covenants with the Buyer as follows:

(a)
the Seller will at all times maintain its corporate existence, obtain and maintain all Authorizations required or necessary in connection with its business, the Santa Rosa Project and to carry on and conduct its business in a reasonably proper and efficient manner;

(b)
the Seller will keep or cause to be kept proper books of account and make or cause to be made therein true and complete entries of all of its dealings and transactions in relation to its business in accordance with Generally Accepted Accounting Principles, and at all reasonable times it will furnish or cause to be furnished to the Buyer or its duly authorized agent or attorney such information relating to its operations as the Buyer may reasonably request and such books of account shall be open for inspection by the Buyer or such agent or attorney upon reasonable request;

Exhibit C - Page 10

(c)	the Seller will duly and punctually perform and carry out all of the covenants and acts or things to be done by it as provided in this Agreement;

(d)
the Seller will obtain and maintain all required governmental Authorizations, approvals, licences and permits and third party approvals and consents for development and operation of the Santa Rosa Project, including but not limited to all Authorizations required under Environmental Laws;

(e)
if and to the extent that the Seller is prevented or prohibited from carrying on any of its mining activities in respect of the Santa Rosa Project by virtue of any action, rule, decision or restriction imposed by a Governmental Authority, the Seller will diligently and in good faith pursue all commercially reasonable remedies in compliance with all Applicable Laws and as the Buyer may reasonably require from time to time;

(f)	the Seller will comply in all respects with all Applicable Law, including Environmental Laws;

(g)	the Seller will operate in such manner so as not to give rise to liabilities under any Environmental Laws;

(h)
the Seller will maintain policies of insurance with responsible carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Seller operates;

(i)
the Seller will promptly notify the Buyer in writing upon becoming aware of: (i) any material suit, proceeding or governmental investigation pending or, to the Seller’s knowledge, threatened or any notification of any challenge to the validity of any Authorization, relating to the Seller, the Santa Rosa Project or any of the Mining Assets, (ii) any force majeure event under any document relating to the Santa Rosa Project, and (iii) any suit, proceeding, demand, claim or governmental investigation or communication pending or threatened against it;

(j)
the Seller will pay and discharge or cause to be paid and discharged, promptly when due, all taxes, assessments and governmental charges or levies imposed upon it or in respect of any of its property or assets, or upon the income or profits therefrom as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Security Interest thereupon; provided however, that it shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim being Properly Contested;

(k)
the Seller will cause all necessary and proper steps to be taken diligently to protect and defend the Santa Rosa Project and the Mining Assets against any adverse claim or demand, including without limitation, the employment or use of counsel for the prosecution or defense of litigation and the contest, settlement, release or discharge of any such claim or demand; and

Exhibit C - Page 11

(l)
the Seller hereby covenants and agrees with the Buyer that, except with the prior written consent of the Buyer, it will not enter into or become party or subject to any dissolution, winding-up or similar transaction or proceeding.

13.           TERM AND TERMINATION

13.1
Subject to Section 15.1, this Agreement shall remain in full force and effect from the date hereof and shall continue to and until the date on which the Buyer, acting reasonably, has determined that all planned and potential mining operations with respect to the Santa Rosa Project have been completed and performed, the mineral potential of the Santa Rosa Project has been exhausted, and the owner and/or operator of the Santa Rosa Project has permanently ceased mining operations with respect thereto (the “Term”).  For greater certainty, delays in placing the Santa Rosa Project into commercial production, placing the Santa Rosa Project on a care and maintenance status, the suspension of operations, in whole or in part, or other delays in production or periods of inactivity, for any period of time and from time to time, whether due to a Force Majeure Event, economic factors, delays or suspension of operations due to Applicable Law or actions of Governmental Authorities, or otherwise, shall not toll this Agreement, require the Buyer to determine that mining operations have ceased, or otherwise result in the termination of this Agreement, and the Term shall be extended by an equivalent number of days during which the Santa Rosa Project was on a care and maintenance status, suspension of operations, subject to a Force Majeure event or other suspension for whatever reason.

13.2
Either party shall have the right, by providing thirty (30) days prior written notice to the other party, to terminate this Agreement if the other party commits a material breach of any of the terms and conditions of the Agreement and fails to rectify such breach within thirty (30) days following its receipt of such notice of breach from the non-breaching party.  Any such termination shall be without prejudice to any rights accrued or duties arising prior to termination.

14.           TRANSFERS

14.1
The Seller agrees not to directly or indirectly Transfer or enter into any agreement to directly or indirectly Transfer the Santa Rosa Project, the Mining Rights or any portion thereof or any right therein, except expressly subject to the satisfaction of all conditions set forth in this Section 14.  Any Transfer or purported Transfer that does not comply with this Section 14 shall be void ab initio. The Seller shall be permitted to Transfer, directly or indirectly, in whole or in part: (i) the Santa Rosa Project, including the Mining Rights or any portion thereof or any right therein; or (ii) its rights and obligations under this Agreement, in each case only so long as the following conditions precedent set forth below are satisfied.  If such conditions are satisfied in respect of a Transfer that constitutes a Transfer to a bona fide third party purchaser of the applicable part or parts of the Mining Rights (and not to a mortgagee, chargeholder, encumbrancer or surviving company after completion of a merger, arrangement, consolidation or spin-out transaction), the Seller shall be released from its obligations under this Agreement upon the completion of such Transfer.  The conditions precedent are as follows:

Exhibit C - Page 12

(a)	the Seller shall provide the Buyer with at least 30 days prior written notice of its intent to Transfer;

(b)
any purchaser, merged company, transferee, successor or assignee shall, as a condition precedent to the Transfer, agree in writing in favour of the Buyer (in form and content satisfactory to the Buyer in its sole discretion) to abide by and be bound by this Agreement and all terms, obligations and covenants contained herein;

(c)
any purchaser, merged company, transferee, successor or assignee shall, in the reasonable judgment of the Buyer, have the financial capability and commitment to advance or continue the operation and development of the Santa Rosa Project and shall otherwise be capable of performing the obligations of the Seller under this Agreement;

(d)
the Buyer, in its judgment in its sole discretion, shall not, as a result of such Transfer, suffer or be reasonably likely to suffer a material adverse effect in relation to the transactions set forth in this Agreement; and

(e)
any transferee that is a mortgagee, chargeholder or encumbrancer agrees to obtain an agreement in writing in favour of the Buyer from any subsequent purchaser or transferee of such mortgagee, chargeholder or encumbrancer that such subsequent mortgagee, chargeholder or encumbrancer will be bound by the terms of the Agreement, as applicable and to the extent possible.

14.2
The Seller may relinquish, surrender, abandon or terminate all or any part of the Mining Rights if the Seller reasonably determines that the cost of maintaining such relinquished, surrendered, abandoned or terminated Mining Rights is not justified.  If the Seller acquires, reacquires, restakes or relocates any Mining Rights that cover or relate to or are contiguous with or appurtenant to any portion of the Santa Rosa Project that was released, surrendered, abandoned, terminated, lapsed or relinquished, this Agreement shall apply fully to such acquired, reacquired, restaked or relocated portion.

14.3	The Seller may enter into a joint venture with another Person or Persons with respect to the Santa Rosa Project provided that:

(a)	the Seller shall provide the Buyer with at least 30 days prior written notice of its intent to enter into a joint venture in respect of the Santa Rosa Project;

(b)	the Seller retains at least a 50% undivided interest in the Santa Rosa Project;

(c)	the Seller is at all times the operator of the Santa Rosa Project;

(d)	each joint venture counterparty agrees to sell any and all Refined Bullion attributable to it to the Buyer pursuant to the terms of this Agreement; and

(e)
each joint venture participant agrees in a document, or documents, acceptable to the Buyer, acting reasonably, with the Seller, the Buyer and any other joint venture participant to assume on a joint and several basis with the Seller all of the obligations and duties under this Agreement.

Exhibit C - Page 13

15.           FORCE MAJEURE

15.1
To the extent that a failure to perform any of the obligations under this Agreement is caused by the occurrence of a Force Majeure Event, the Seller shall immediately notify the Buyer in writing and no default shall arise under this Agreement by reason of any failure of Seller to perform, or any delay in the performance of, any of its obligations under and in accordance with this Agreement to the extent that such failure to perform or delay in performance is caused by the occurrence of a Force Majeure Event.  For purposes of this Agreement, “Force Majeure Event” means an act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes. The Term of this Agreement and Seller’s performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

15.2	The Seller shall give prompt written notice to the Buyer once the cause of such Force Majeure has been resolved.

15.3
It is understood that once the Force Majeure is lifted, the Seller will thereafter be required to fulfill its obligations under this Agreement in respect of any shipments taking place after the lifting of the Force Majeure.

16.           NOTICES

16.1
Any notice to the Seller under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by facsimile transmission to or, if given by registered mail, postage prepaid, addressed to, the Seller at: 1675 E. Prater Way, Suite 102, Sparks, Nevada 89434, 775-853-5010, attention: Tom Klein, and shall be deemed to have been given on the date of delivery personally or by facsimile transmission if so delivered prior to 5:00 pm. (Toronto time) on a Business Day and otherwise on the next Business Day or on the third Business Day after such letter has been mailed, as the case may be.  The Seller may from time to time notify the Buyer of a change in address which thereafter, until changed by further notice, shall be the address of the Seller for all purposes of this Agreement.

16.2
Any notice to the Buyer under the provisions of this Agreement shall be valid and effective if delivered personally, by courier or by facsimile transmission to or, if given by registered mail, postage prepaid, addressed to the Buyer at its principal office at Folio House, P.O. Box 800, Road Town, Tortola, VG1110, British Virgin Islands, Fax: (284) 494-8356/7422, Attention: Peter Poole, and shall be deemed to have been given on the date of delivery personally or by facsimile transmission if so delivered prior to 5:00 p.m. (Toronto time) on a Business Day and otherwise on the next Business Day or on the third Business Day after such letter has been mailed, as the case may be.  The Buyer may from time to time notify the Seller of a change in address which thereafter, until changed by further notice, shall be the address of the Buyer for all purposes of this Agreement.

16.3
Any notice provided for in this Agreement may be waived in writing by the party entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

Exhibit C - Page 14

17.           BINDING EFFECT; COVENANT RUNNING WITH THE LAND

17.1
The parties hereto acknowledge and agree that this Gold Supply Agreement and the covenants, terms, and conditions herein contained shall constitute continuing “covenants running with the Santa Rosa Project” and that the performance of the provisions under this Agreement remain an obligation not only for the current owner, title holder, claim holder, concession holder or licencee but also of any and all Persons who subsequently acquire or receive all or any interest in the Santa Rosa Project and the Mining Rights, to the extent permitted under the laws of Panama.

17.2
Accordingly, the Seller shall at or before the execution of this Agreement deliver to the Buyer and/or the Buyer's lawyers all such documents as may be necessary to permit the Buyer to register and record this Agreement against title to the Santa Rosa Project. Legal counsel for the Seller shall assist the Buyer and/or its counsel in preparing and filing and such documents.

18.           GENERAL

18.1
This Agreement embodies the final, entire agreement between the parties hereto in respect of the matters described herein and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

18.2
No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure therefrom or any of the terms, conditions, or provisions thereof, shall be effective unless the same shall be in writing and signed by each of the parties hereto.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

18.3
This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic delivery (including e-mail) shall be as effective and binding as delivery of a manually executed counterpart thereof.

18.4	Time is of the essence of this Agreement.

18.5
In consideration for the Buyer entering into this Agreement, the Seller agrees to indemnify and save harmless the Buyer and its respective Affiliates, partners, officers, directors, employees, agents and controlling persons (the “Indemnified Parties”, and individually each, an “Indemnified Party”) each of the Indemnified Parties from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities, taxes, obligations or expenses of whatsoever nature or kind including the aggregate amount paid in reasonable settlement of Claims and the reasonable fees, disbursements and taxes of their counsel in connection with any Claims to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly this Agreement and the transactions contemplated hereby, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Indemnified Party are determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, wilful misconduct or fraud of such Indemnified Party.

Exhibit C - Page 15

18.6
The Seller shall obtain and use commercially reasonable efforts to keep in good standing all governmental permits and licenses, as the case may be, which are necessary for the performance of the Seller’s obligations under this Agreement.

18.7	Each of the rights and remedies of the Buyer under this Agreement is without prejudice to any other right or remedy that the Buyer may have whether under this Agreement or otherwise.

18.8
If any provision of this Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of this Agreement and the remainder of such provision shall continue in full force and effect.

18.9	Failure or delay by the Buyer in enforcing or partially enforcing any provision of this Agreement shall not be construed as a waiver of any of its rights under this Agreement.

18.10
Any waiver of the Buyer of any breach of, or default under, any provision of this Agreement by the Seller shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

18.11
This Agreement and all its provisions shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto; provided, that the Seller shall not Transfer this Agreement except in accordance with Section 14.  The Buyer may, at any time, without the consent of the Seller, transfer or assign to its respective successors and Affiliates all or any part of this Agreement.

18.12
Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other.  It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining partnership, commercial partnership or other partnership or joint venture.

18.13
The Seller agrees to execute, acknowledge, notarize and deliver to the Buyer such other and further agreements, documents, certificates and instruments and do or cause to be done such other acts as the Buyer reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Buyer hereunder.

18.14
Notwithstanding the representation and warranty made by the Seller in Section 11.1, nothing in this Agreement shall preclude the Seller from entering into or fulfilling its obligations under any agreements to acquire additional resource properties in addition to those contemplated in Section 11.1.

Exhibit C - Page 16

19.           RULE AGAINST PERPETUITIES

19.1
In the event that a court of competent jurisdiction determines that the term or any other provision of this Agreement violates the rule against perpetuities, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the rule against perpetuities, or such other provisions shall automatically be revised and reformed as necessary to comply with the rule against perpetuities, and this Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

20.           GOVERNING LAW AND JURISDICTION

20.1
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada and shall be treated in all respects as a Nevada contract.  The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the State of Nevada.  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court in the State of Nevada.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

remainder of this page intentionally blank

Exhibit C - Page 17

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.

GOLDEN PHOENIX MINERALS, INC.

By:         __________________________________
Name:
Title:

[GOLDEN PHOENIX PANAMA S.A.]

By:           _________________________________
Name:
Title:

WATERTON GLOBAL VALUE, L.P., by the general
partner of its general partner, CORTLEIGH LIMITED

By:           ________________________________
Authorized Signing Officer

[Signature Page to Gold Supply Agreement]

Exhibit C - Page 18

Schedule 1

Santa Rosa Property Description

[To be completed at a future date upon execution of the Gold Supply Agreement, as applicable.]

Exhibit C - Page 19

EXHIBIT D

Form of Omnibus Certificate

Schedule D - Page 1

OMNIBUS CERTIFICATE

I, Thomas Klein, Chief Executive Officer (CEO) of Golden Phoenix Minerals, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), for and on behalf of the Company and without personal liability, DO HEREBY CERTIFY to Waterton Global Value, L.P. (the “Lender”) that:

1.
This Certificate is furnished pursuant to the Senior Secured Gold Stream Credit Agreement (the “Agreement”) dated September 26, 2011, among the Lender, as the lender, the Company, as the borrower, and each Subsidiary from time to time identified as a “Guarantor,” as guarantors.  Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to such terms in the Agreement.

2.
I have made or caused to be made such examinations or investigations as are, in my opinion, necessary to fully inform myself of the matters addressed in this Certificate and to make the statements below, and I have furnished this Certificate with the intent that it may be relied upon by the Lender as a basis for the consummation of the transactions contemplated by the Agreement.

3.
A true and complete copy of the Articles of Incorporation of the Company (the “Articles”) are attached to this Certificate and marked as Attachment I.  The Articles are in full force and effect and have not been further amended as of or prior to the date hereof and no proceedings have been taken to amend, supplement, surrender or cancel the Articles.

4.
A true and complete copy of the By-laws of the Company (the “By-laws”) is attached to this Certificate and marked as Attachment II. The By-laws are in full force and effect, unamended on the date hereof and no proceedings have been taken or are pending to amend, supplement, revoke or repeal the By-laws.

5.
Attached hereto as Attachment III is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of the Company on September 8, 2011, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect, and the Agreement and the other Credit Documents to be executed by the Company are in substantially the form of such documents submitted to and approved by the Board of Directors of the Company in such resolutions.

6.
The persons named in Attachment IV attached hereto are duly elected officers of the Company holding the respective offices set forth therein opposite their names, and the signatures set forth therein opposite their names are their genuine signatures.

7.
No steps or proceedings have been taken by the Company or, to the best of the undersigned’s knowledge, any other person in respect of the dissolution of the Company. As at the date hereof, the Company has not taken any steps to terminate its existence or to change its existence in any way (including, without limitation, by way of reorganization, amalgamation, merger, arrangement or continuation in another jurisdiction) and no such steps are contemplated by the Company or, to the best of the undersigned’s knowledge, any other person.

8.
The Company is not insolvent and no acts or proceedings have been taken by or against the Company in connection with, the Company has not received any notice in respect of,the Company is not in the course of, and no proceedings have been taken by the Company or, to the best of the undersigned’s knowledge, any other person in respect of, the liquidation, winding-up, dissolution, bankruptcy, insolvency, reorganization or receivership of the Company or the cancellation, termination or revocation of its articles, and no such acts or proceedings are contemplated by the Company or, to the best of the undersigned’s knowledge, any other person.

Schedule D - Page 2

9.
All approvals, consents and authorizations of Governmental Authorities, the shareholders of the Company and other Persons required in connection with the Agreement and the other Credit Documents have been obtained and are in effect.

10.	The Company’s principal place of business and its chief executive office and principal place of residence is located in the State of Nevada.

11.
The Company has performed and complied with all agreements and conditions in the Agreement and the other Credit Documents required to be performed and complied with on or prior to the date hereof, except those agreements and conditions waived by Lender.

12.
No Default or Event of Default exists under the Agreement or any other Credit Document or will exist under the Agreement or any other Credit Document upon the advance of the Loan to the Company thereunder and the consummation of the transactions contemplated thereby.

13.	The representations and warranties of the Company set forth in the Agreement and the other Credit Documents are true and correct as of the date hereof.

14.
There is no pending or threatened action or proceeding before any Governmental Authority against or affecting the Company or any Mining Property, which could reasonably be expected to have a Material Adverse Effect on the Company.

15.	Since December 31, 2010, there has been no change, event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

[Signature Page to Follow]

Schedule D - Page 3

WITNESS my hand this ___ day of ________ 2011.

Name:   ________________________________

Title: __________________________________

I, the undersigned, ___________________ of the Company, DO HEREBY CERTIFY that: (i) ___________________________ is the duly elected and qualified _________________ of the Company, (ii) the signature above is his genuine signature, and (iii) the certifications provided in paragraphs 7 through 15 above are true and correct.

WITNESS my hand this ___ day of _________ 2011.

Name:   ________________________________

Title: __________________________________

[Signature Page to Golden Phoenix Minerals, Inc. Omnibus Certificate]

Schedule D - Page 4

Attachment I

Articles

See attached.

Schedule D - Page 5

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20100900112-66
	Filing Date and Time 12/02/2010 10:15 AM
	Entity Number E0782232007-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Golden Phoenix Minerals, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended to increase the authorized shares to 850,000,000, par value $0.001 per share.

Article 8, first sentence, is amended to read as follows: The corporation is authorized to issue an aggregate total of 800,000,000 shares designated as "Common Stock," par value $0.001, and 50,000,000 shares designated as "Preferred Stock," par value $0.001.

The remainder of Article 8 remains unchanged and in full force and effect.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 69.37%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature], PRESIDENT

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

Schedule D - Page 1 of Attachment I

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Filing Acknowledgement

May 28, 2008

Job Number	Corporation Number	
C20080528-1633	E0782232007-3	
Filing Description	**Document Filing Number**	**Date/Time of Filing**
Merge In	20080359633-29	May 28, 2008 12:18:12 PM

Corporation Name	Resident Agent
GOLDEN PHOENIX MINERALS, INC.	

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

ROSS MILLER
Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

Schedule D - Page 2 of Attachment I

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080359633-29
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/28/2008 12:18 PM
	Entity Number E0782232007-3

Articles of Merger
(PURSUANT TO NRS 92A 200)
Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to Nevada Revised Statutes Chapter 92A)
(excluding 92A.200(4b))

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ☐ and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity.

Golden Phoenix Minerals, Inc.
Name of merging entity

Minnesota
Jurisdiction

Corporation
Entity type *

Name of merging entity

Jurisdiction

Entity type *

Name of merging entity

Jurisdiction

Entity type *

Name of merging entity

Jurisdiction

Entity type *

and,

Golden Phoenix Minerals, Inc.
Name of surviving entity

Nevada
Jurisdiction

Corporation
Entity type *

* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 1 2007
Revised on: 01/01/07

Schedule D - Page 3 of Attachment I

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.1 90):

Attn:

c/o:

3) (Choose one)

[X] The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

[ ] The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)

4) Owner's approval (NRS 92A.200)(options a, b, or c must be used, as applicable, for each entity) (if there are more than four merging entities, check box [ ] and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity):

(a) Owner's approval was not required from

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 2 2007
Revised on: 01/01/07

Schedule D - Page 4 of Attachment I

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(b) The plan was approved by the required consent of the owners of *:

Golden Phoenix Minerals, Inc., a Minnesota corporation
Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Golden Phoenix Minerals, Inc., a Nevada corporation
Name of surviving entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 3 2007
Revised on: 01/01/07

Schedule D - Page 5 of Attachment I

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

____
Name of merging entity, if applicable

____
Name of merging entity, if applicable

____
Name of merging entity, if applicable

____
Name of merging entity, if applicable

and, or;

____
Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 4 2007
Revised on: 01/01/07

Schedule D - Page 6 of Attachment I

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A 200)
Page 5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

N/A

6) Location of Plan of Merger (check a or b):

☐ (a) The entire plan of merger is attached;

or,

☒ (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date (optional)**: May 30, 2008

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A 240).

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 5 2007
Revised on: 01/01/07

Schedule D - Page 7 of Attachment I

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

(If there are more than four merging entities, check box ☐ and attach an 8 ½" x 11" blank sheet containing the required information for each additional entity.):

Golden Phoenix Minerals, Inc., a Minnesota corporation
Name of merging entity

X [signature]	President	5/27/08
Signature	Title	Date

Name of merging entity

X		
Signature	Title	Date

Name of merging entity

X		
Signature	Title	Date

Name of merging entity

X		
Signature	Title	Date

Golden Phoenix Minerals, Inc., a Nevada corporation
Name of surviving entity

X [signature]	President	5/27/08
Signature	Title	Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230) Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

Nevada Secretary of State AM Merger Page 6 2007
Revised on: 01/01/07

Schedule D - Page 8 of Attachment I

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
[signature]	20070774947-97
Ross Miller	Filing Date and Time
Secretary of State	11/13/2007 1:27 PM
State of Nevada	Entity Number E0782232007-3

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. **Name of Corporation:**	Golden Phoenix Minerals, Inc.
2. **Resident Agent Name and Street Address:** (must be a Nevada address where process may be served)	Lari Marlow Name 1675 E. Prater Way, Suite 102 — Sparks — Nevada 89434 (MANDATORY) Physical Street Address — City — Zip Code (OPTIONAL) Mailing Address — City — State — Zip Code
3. **Shares:** (number of shares corporation is authorized to issue)	Number of shares with par value: 450,000,000 - see attached - Par value per share: $ 0.001 Number of shares without par value:
4. **Names & Addresses of the Board of Directors/Trustees:** (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. David A. Caldwell Name 1675 E. Prater Way, Suite 102 — Sparks — NV 89434 Street Address — City — State — Zip Code 2. Ronald L. Parratt Name 1675 E. Prater Way, Suite 102 — Sparks — NV 89434 Street Address — City — State — Zip Code 3. Jeffrey Tissier Name 1675 E. Prater Way, Suite 102 — Sparks — NV 89434 Street Address — City — State — Zip Code
5. **Purpose:** (optional - see instructions)	The purpose of this Corporation shall be:
6. **Name, Address and Signature of Incorporator:** (attach additional page if more than 1 incorporator)	David A. Caldwell — X [signature] Name — Signature 1675 E. Prater Way, Suite 102 — Sparks — NV 89434 Address — City — State — Zip Code
7. **Certificate of Acceptance of Appointment of Resident Agent:**	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] — 11/12/07 Authorized Signature of R. A. or On Behalf of R. A. Company — Date

This form must be accompanied by appropriate fees.

Nevada Secretary of State Form 78 Articles 2007
Revised on: 01/01/07

Schedule D - Page 9 of Attachment I

ATTACHMENT TO THE ARTICLES OF INCORPORATION
FOR
GOLDEN PHOENIX MINERALS, INC.

4. Names & Addresses of the Board of Directors (continued):

Name	Street Address	City	State	Zip Code
Dr. Corby G. Anderson	1675 E. Prater Way, Suite 102	Sparks,	NV	89434
Kent D. Aveson	1675 E. Prater Way, Suite 102	Sparks,	NV	89434

8. **Authorized Shares**. The corporation is authorized to issue an aggregate total of 400,000,000 shares designated as "Common Stock", par value $0.001, and 50,000,000 shares designated as "Preferred Stock," par value $0.001.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

9. **Classified Board**. The Board of Directors shall be divided into two classes: Class I with two directors and Class II with three directors. Directors of the first class (Class I) elected at the 2008 annual meeting shall be elected to hold office for a term expiring at the 2009 annual meeting. Directors of the second class (Class II) elected at the 2008 annual meeting shall be elected to hold office for a term expiring at the 2010 annual meeting. The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the second succeeding annual meeting of stockholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

10. **Duration**. The duration of this Corporation is to be perpetual.

11. **Action By Written Consent**. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require stockholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

12. **No Cumulative Vote**. No holder of stock of this Corporation shall be entitled to any cumulative voting rights.

4259334-3

Schedule D - Page 10 of Attachment I

13. **No Pre-emptive Rights**. No holder of stock of this Corporation shall have, solely by reason of being a stockholder, any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this Corporation, nor any right of subscription to any part thereof.

14. **Quorum For Meeting Of Stockholders**. A quorum shall exist at any meeting of stockholders if one-third (1/3) of the votes entitled to be cast is represented in person or by proxy.

15. **Indemnity**. The Corporation shall, to the fullest extent legally permissible under the provisions of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice.

16. **Directors and Officers Liability**. The personal liability of all of the directors and officers of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada Revised Statutes, as the same may be supplemented and amended.

4259334-3

Schedule D - Page 11 of Attachment I

Attachment II

By-laws

See attached.

Schedule D - Page19

BYLAWS
OF
GOLDEN PHOENIX MINERALS, INC.
a Nevada corporation

ARTICLE 1: OFFICES

1.1 Registered Office. The registered office of Golden Phoenix Minerals, Inc. (the "corporation") shall be located at 1675 E. Prater Way, Suite 102, Sparks, Nevada 89434.

1.2 Locations of Offices. The corporation may also have offices at such other places as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE 2: STOCKHOLDERS

2.1 Annual Meeting. The annual meeting of the stockholders shall be held at such time and place within or without of the State of Nevada as is designated by the board of directors and as is provided for in the notice of the meeting. If the election of directors shall not be held on the day designated herein for the annual meeting of the stockholders or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the stockholders as soon thereafter as may be convenient.

2.2 Special Meeting. Special meeting of the stockholders may be called by the board of directors, chairman of the board, if one is so appointed, by the chief executive officer or president, or by any two directors. At any time special meeting of the stockholders, only such business shall be conducted as shall have been stated in the notice of such special meeting.

2.3 Place of Meetings. The board of directors may designate any place, either within or without the state of incorporation, as the place of meeting for any annual meeting or for any special meeting called by the board of director. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the state of incorporation, as the place for the holding of such meeting. If no designation is made or if a special meeting be otherwise called, the place of meeting shall be at the principal office of the corporation.

2.4 Notice of Meetings. The secretary or assistant secretary, if any, shall cause notice of the time, place, and purpose or purpose of all meetings of the stockholders (whether annual or special), to be mailed at least 10 but not more than 60 days prior to the meeting, to each stockholder of record entitled to vote.

2.5 Waiver of Notice. Any stockholder may waive notice of any meeting of stockholders (however called or noticed, whether or not called or noticed, and whether before, during, or after the meeting) by signing a written waiver of notice or a consent to the holding of such meeting or any approval of the minutes thereof. Attendance at a meeting, in person or by proxy, shall constitute waiver of all defects of notice regardless of whether waiver, consent, or approval is signed or any objections are made, unless attendance is solely for the purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. All such waivers, consents, or approvals shall be made a part of the minutes of the meeting.

2.6 Fixing Records Date. For the purpose of (i) determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting; (ii) stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect to any change, conversion, or exchange of stock; or (iii) for the purpose of any other lawful action, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 60 days and, in case of a meeting of stockholders, not less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote as a meeting, the day preceding the date on which notice of meeting is mailed shall be the record date. For any other purpose, the record date shall be the close of business on the date on which the resolution of the board of

4258789-4 1

Schedule D - Page 1 of Attachment II

directors pertaining thereto is adopted. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof. Failure to comply with this section shall not affect the validity of any action taken at a meeting of stockholders.

2.7 Voting Lists. The officers of the corporation shall cause to be prepared from the stock ledger at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal executive office of the corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. The original stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section, or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

2.8 Quorum. Unless otherwise provided in the Articles of Incorporation, stock representing a majority of the voting power of all outstanding stock of the corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such reconvened meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.9 Vote Required. When a quorum is present at any meeting, the vote of the holders of one third of the outstanding stock having a majority of the voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one on which by express provision of the statutes of the state of Nevada or of the Articles of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.10 Voting of Stock. Unless otherwise provided in the Articles of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, subject to the modification of such voting rights of any class or classes of the corporation's capital stock by the certificate or incorporation.

2.11 Proxies. At each meeting of the stockholders, each stockholder entitled to vote shall be entitled to vote in person or by proxy; provided, however, that the right to vote by proxy shall exist only in case the instrument authorizing such proxy to act shall have been executed in writing by the registered holder or holders of such stock, as the case may be, as shown on the stock ledger of the corporation or by his attorney thereunto duly authorized in writing. Such instrument authorizing a proxy to act shall be delivered at the beginning of such meeting to the secretary of the corporation or to such other officer or person who may, in the absence of the secretary, be acting as secretary of the meeting. In the event that any such instrument shall designate two or more persons to act as proxy, a majority of such persons present at the meeting, or if only one be present, that one shall (unless the instrument shall otherwise provide) have all of the powers conferred by the instrument on all persons so designated. Persons holding stock in a fiduciary capacity shall be entitled to vote the stock so held, and the persons whose shares are pledged shall be entitled to vote, unless the transfer by the pledgor in the books and records of the corporation shall have expressly empowered the pledgee to vote thereon, in which case the pledgee, or his proxy, may represent such stock and vote thereon. No proxy shall be voted or acted on after three years from its date, unless the proxy provides for a longer period.

2.12 Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors. Nominations of persons for election to the board of

4258789-4 2

Schedule D - Page 2 of Attachment II

directors of the corporation may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in this section. Such nominations, other than those made by or at the direction of the board of directors, shall be made by timely notice in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the corporation not less than 30 days prior to the date of the meeting; provided, in the event that less than 40 days' notice of the date of the meeting is given or made to stockholders, to be timely, a stockholder's notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed. Such stockholder's notice shall set forth (a) as to each person whom such stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to regulation 14A under the Securities Exchange Act of 1934, as amended (including each such person's written consent to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as it appears on the corporation's books, and (ii) the class and number of shares of the corporation's capital stock that are beneficially owned by such stockholder. At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the provisions of this section. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with such provisions, and if such officer should so determine, such officer shall so declare to the meeting, and the defective nomination shall be disregarded.

2.13 Inspectors of Election. There shall be appointed two inspectors of the vote. Such inspectors shall first take and subscribe an oath or affirmation faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of their ability. Unless appointed in advance of any such meeting by the board of directors, such inspectors shall be appointed for the meeting by the presiding officer. No director or candidate for the officer of director shall be appointed as such inspector. Such inspectors shall be responsible for tallying and certifying each vote required to be tallied and certified by them as provided in the resolution of the board of directors appointing them or in their appointment by the person presiding at such meeting, as the case may be.

2.14 Election of Directors. At all meetings of the stockholders at which directors are to be elected, except as otherwise set forth in any preferred stock designation (as defined in the Articles of Incorporation) with respect to the right of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, directors shall be elected by a plurality of the votes cast at the meeting. The election need not be by ballot unless any stockholder so demands before the voting begins. Except as otherwise provided by law, the Articles of Incorporation, any preferred stock designation, or these bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by a majority of the votes cast with respect thereto.

2.15 Business at Annual Meeting. At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this section. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of the corporation not less than 30 days prior to the date of the annual meeting; provided, in the event that less than 40 days' notice of the date of the meeting is given or made to stockholders, to be timely, a stockholder's notice shall be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed. A stockholder's notice to the secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the corporation's capital stock that are beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this section.

4258789-4

3

Schedule D - Page 3 of Attachment II

The officer of the corporation or other person presiding at the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with such provisions, and if such presiding officer should so determine and declare to the meeting that business was not properly brought before the meeting in accordance with such provisions and if such presiding officer should so determine, such presiding officer shall so declare to the meeting, and any such business so determined to be not properly brought before the meeting shall not be transacted.

2.16 Business at Special Meeting. At any special meeting of the stockholders, only such business shall be conducted as shall have been stated in the notice of such special meeting.

2.17 Written Consent to Action by Stockholders. Unless otherwise provided in the Articles of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.18 Procedure for Meetings. Meeting of the stockholders shall be conducted pursuant to such reasonable rules of conduct and protocol as the board of directors may prescribe or, if no such rules are prescribed, in accordance with the most recent published edition of ROBERT'S RULES OF ORDER.

ARTICLE 3: DIRECTORS

3.1 General Powers. The business of the corporation shall be managed under the direction of its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

3.2 Number, Term, and Qualifications. The number of directors which shall constitute the board, subject to the limitations set forth in the Articles of Incorporation, shall be determined by resolution of a majority of the total number of directors if there were no vacancies (the "Whole Board") or by the stockholders at the annual meeting of the stockholders or a special meeting called for such purpose, except as provided in section 3.3 of this article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be residents of the state of incorporation or stockholders of the corporation. Initially the corporation shall have five directors.

3.3 Vacancies and Newly Created Directorships. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum of the Whole Board, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

3.4 Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately following and at the same place as the annual meeting of stockholders. The board of directors may provide by resolution the time and place, either within or without the state of incorporation, for the holding of additional regular meetings without other notice than such resolution.

3.5 Special Meetings. Special meetings of the board of directors may be called by or at the request of the president, vice president, or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the state of incorporation, as the place for holding any special meeting of the board of directors called by them.

3.6 Meetings by Telephone Conference Call. Members of the board of directors may participate in a meeting of the board of directors or a committee of the board of directors by means of conference telephone or

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Schedule D - Page 4 of Attachment II

similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

3.7 Notice. Notice of any special meeting shall be given at least 24 hours prior thereto by written notice delivered personally or sent by facsimile transmission confirmed by registered mail or certified mail, postage prepaid, or by overnight courier to each director. Each director shall register his or her address and telephone number(s) with the secretary for purpose of receiving notices. Any such notice shall be deemed to have been given as of the date so personally delivered or sent by facsimile transmission or as of the day following dispatch by overnight courier. Any director may waive notice of any meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting solely for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. An entry of the service of notice given in the manner and at the time provided for in this section may be made in the minutes of the proceedings of the board of directors, and such entry, if read and approved at a subsequent meeting of the board of directors, shall be conclusive on the issue of notice.

3.8 Quorum. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the board of directors, provided, that the directors present at a meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors if any action taken is approved by a majority of the required quorum for such meeting. If less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

3.9 Manner of Acting. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, and individual directors shall have no power as such.

3.10 Compensation. By resolution of the board of directors, the directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

3.11 Presumption of Assent. A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting, unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or unless he shall forward such dissent by registered or certified mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

3.12 Resignations. A director may resign at any time by delivering a written resignation to either the president, a vice president, the secretary, or assistant secretary, if any. The resignation shall become effective on giving of such notice, unless such notice specifies a later time for the effectiveness of such resignation.

3.13 Written Consent to Action by Directors. Any action required to be taken at a meeting of the directors of the corporation or any other action which may be taken at a meeting of the directors or of a committee, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be. Such consent shall have the same legal effect as a unanimous vote of all the directors or members of the committee.

3.14 Removal. Subject to any limitations set forth in the Articles of Incorporation, at a meeting expressly called for that purpose, one or more directors may be removed by a vote not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

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Schedule D - Page 5 of Attachment II

ARTICLE 4: OFFICERS

4.1 Number. The officers of the corporation shall be a chief executive officer, chief operating officer, president, vice president of corporate development, chief financial officer, as shall be determined by resolution of the board of directors, a secretary, a treasurer, and such other officers as may be appointed by the board of directors. The board of directors may elect, but shall not be required to elect, a chairman of the board, and the board of directors may appoint a general manager.

4.2 Election, Term of Office, and Qualifications. The officers shall be chosen by the board of directors annually at its annual meeting. In the event of failure to choose officers at an annual meeting of the board of directors, officers may be chosen at any regular or special meeting of the board of directors. Each such officer (whether chosen at an annual meeting of the board of directors to fill a vacancy or otherwise) shall hold his office until the next ensuing annual meeting of the board of directors and until his successor shall have been chosen and qualified, or until his death until his resignation or removal in the manner provided in these bylaws. Any one person may hold any two or more of such offices, except that the president shall not also be the secretary. No person holding two or more offices shall execute any instrument in the capacity of more than one office. The chairman of the board, if any, shall be and remain director of the corporation during the term of his office. No other officer need be a director.

4.3 Subordinate Officers, Etc. The board of directors from time to time may appoint such other officers or agents as it may deem advisable, each of whom shall have such title, hold office for such period, have such authority, and perform such duties as the board of directors from time to time may determine. The board of directors from time to time may delegate to any officer or agent the power to appoint any such subordinate officer or agents and to prescribe their respective titles, terms of office, authorities, and duties. Subordinate officers need not be stockholders or directors.

4.4 Resignations. Any officer may resign at any time by delivering a written resignation to the board of directors, the president, or the secretary. Unless otherwise specified therein, such resignation shall take effect on delivery.

4.5 Removal. Any officer may be removed from office at any special meeting of the board of directors called for that purpose or at a regular meeting, by the vote of a majority of the directors, with or without cause. Any officer or agent appointed in accordance with the provisions of section 4.3 hereof may also be removed, either with or without cause, by any officer on whom such power of removal shall have been conferred by the board of directors.

4.6 Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification, or any other cause or if a new office shall be created, then such vacancies or newly created offices may be filled by the board of directors at any regular of special meeting.

4.7 The Chairman of the Board. The chairman of the board, if there be such an officer, shall have the following powers and duties: (a) He shall preside at all stockholders' meetings; (b) He shall preside at all meetings of the board of directors; and (c) He shall be a member of the executive committee, if any.

4.8 The Chief Executive Officer. The chief executive officer of the corporation shall have the same powers and duties as the president, as described below, and, in addition, shall have such powers and duties as may be directed by the board of directors of the corporation from time to time.

4.9 The President. The president shall have the following powers and duties: (a) He shall be the chief executive officer of the corporation and, subject to the direction of the board of directors, shall have general charge of the business, affairs, and property of the corporation and general supervision over its officers, employees, and agents; (b) If no chairman of the board has been chosen or if such officer is absent or disabled, he shall preside at meetings of the stockholders and board of directors; (c) He shall be a member of the executive committee, if any; (d) He shall be empowered to sign certificates representing stock of the corporation, the issuance of which shall have been authorized by the board of directors; and (e) He shall have all power and perform all duties normally incident

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to the office of a president of a corporation and shall exercise such other powers and perform such other duties as from time to time may be assigned to him by the board of directors.

4.10 The Vice-Presidents. The board of directors may, from time to time, designate and elect one or more vice-presidents, one of whom may be designated to serve as executive vice-president. Each vice-president shall have such powers and perform such duties as from time to time may be assigned to him by the board of directors or the president. At the request or in the absence or disability of the president, the executive-vice president or, in the absence or disability of the executive vice-president, the vice-president designated by the board of directors or (in the absence of such designation by the board of directors) by the president, as senior vice-president, may perform all the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on, the president.

4.11 The Secretary. The secretary shall have the following powers and duties: (a) He shall keep or cause to be kept a record of all of the proceedings of the meetings of the stockholders and of the board of directors in books provided for that purpose; (b) He shall cause all notices to be duly given in accordance with the provisions of these bylaws and as required by statute; (c) He shall be the custodian of the records and of the seal of the corporation, and shall cause such seal (or a facsimile thereof) to be affixed to all certificates representing stock of the corporation prior to the issuance thereof and to all instruments, the execution of which on behalf of the corporation under its seal shall have been duly authorized in accordance with these bylaws, and when so affixed, he may attest the same; (d) He shall see that the books, reports, statements, certificates, and other documents and records required by statute are properly kept and filed; (e) He shall have charge of the stock ledger and books of the corporation and cause such books to be kept in such manner as to show at any time the amount of the stock of the corporation of each class issued and outstanding, the manner in which and the time when such stock was paid for, the names alphabetically arranged and the addresses of the holders of record thereof, the amount of stock held by each older and time when each became such holder of record; and he shall exhibit at all reasonable times to any director, on application, the original or duplicate stock ledger. He shall cause the stock ledger referred to in section 6.4 hereof to be kept and exhibited at the principal office of the corporation, or at such other place as the board of directors shall determine, in the manner and for the purpose provided in such section; (f) He shall be empowered to sign certificates representing stock of the corporation, the issuance of which shall have been authorized by the board of directors; and (g) He shall perform in general all duties incident to the office of secretary and such other duties as are given to him by these bylaws or as from time to time may be assigned to him by the board of directors or the president.

4.12 The Treasurer. The treasurer shall have the following powers and duties: (a) He shall have charge and supervision over and be responsible for the monies, securities, receipts, and disbursements of the corporation; (b) He shall cause the monies and other valuable effects of the corporation to be deposited in the name and to the credit of the corporation in such banks or trust companies or with such banks or other depositories as shall be selected in accordance with section 4.3 hereof; (c) He shall cause the monies of the corporation to be disbursed by checks or drafts (signed as provided in section 5.4 hereof) drawn on the authorized depositories of the corporation, and cause to be taken and preserved property vouchers for all monies disbursed; (d) He shall render to the board of directors or the president, whenever requested, a statement of the financial condition of the corporation and of all of his transactions as treasurer, and render a full financial report at the annual meeting of the stockholders, if called on to do so; (e) He shall cause to be kept correct books of account of all the business and transactions of the corporation and exhibit such books to any directors on request during business hours; (f) He shall be empowered from time to time to require from all officers or agents of the corporation reports or statements giving such information as he may desire with respect to any and all financial transactions of the corporation; (g) He shall perform in general all duties incident to the office of treasurer ad such other duties as are give to him by these bylaws or as from time to time may be assigned to him by the board of directors or the president; and (h) He shall, in the absence of the designation to the contrary by the board of directors, act as the chief financial officer and/or principal accounting officer of the corporation.

4.13 Salaries. The salaries or other compensation of the officers of the corporation shall be fixed from time to time by the board of directors, except that the board of directors may delegate to any person or group of persons the power to fix the salaries or other compensation of any subordinate officers or agents appointed in accordance with the provisions of section 4.3 hereof. no officer shall be prevented from receiving any such salary or compensation by reason of the fact that he is also a director of the corporation.

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4.14 Surety Bonds. In case the board of directors shall so require, any officer or agent of the corporation shall execute to the corporation a bond in such sums and with such surety or sureties as the board of directors may direct, conditioned on the faithful performance of his duties to the corporation, including responsibility for negligence and for the accounting of all property, monies, or securities of the corporation which may come into his hands.

ARTICLE 5: EXECUTION OF INSTRUMENTS, BORROWING OF MONEY, AND DEPOSIT OF CORPORATE FUNDS

5.1 Execution of Instruments. Subject to any limitation contained in the Articles of Incorporation or these bylaws, the president or any vice-president may, in the name and on behalf of the corporation, execute and deliver any contract or other instrument authorized in writing by the board of directors. The board of directors may, subject to any limitation contained in the Articles of Incorporation or in these bylaws, authorize in writing any officer or agent to execute and deliver any contract or other instrument in the name and on behalf of the corporation; any such authorization may be general or confined to specific instances.

5.2 Loans. No loan or advance shall be contracted on behalf of the corporation, no negotiable paper or other evidence of its obligation under any loan or advance shall be issued in its name, and no property of the corporation shall be mortgaged, pledged, hypothecated, transferred, or conveyed as security for the payment of any loan, advance, indebtedness, or liability of the corporation, unless and except as authorized by the board of directors. Any such authorization may be general or confined to specific instances.

5.3 Deposits. All monies of the corporation not otherwise employed shall be deposited form time to time to its credit in such banks or trust companies or with such bankers or other depositories as the board of directors may select or as from time to time may be selected by any officer or agent authorized to do so by the board of directors.

5.4 Checks, Drafts, Etc. All notes, drafts, acceptances, checks, endorsements, and, subject to the provisions of these bylaws, evidences of indebtedness of the corporation shall be signed by such officer or officers or such agent or agents of the corporation and in such manner as the board of directors from time to time may determine. Endorsements for deposits to the credit of the corporation in any of its duly authorized depositories shall be in such manner as the board of directors from time to time may determine.

5.5 Bonds and Debentures. Every bond or debenture issued by the corporation shall be evidenced by an appropriate instrument which shall be signed by the president or a vice president and by the secretary and sealed with the seal of the corporation. The seal may be a facsimile, engraved or printed. Where such bond or debenture is authenticated with the manual signature of an authorized officer of the corporation or other trustee designated by the indenture of trust or other agreement under which such security is issued, the signature of any of the corporation's officers named thereon may be a facsimile. in case any officer who signed or whose facsimile signature has been used on any such bond or debenture shall cease to be an officer of the corporation for any reason before the same has been delivered by the corporation, such bond or debenture may nevertheless be adopted by the corporation and issued and delivered as through the person who signed it or whose facsimile signature has been used thereon had not ceased to be such officer.

5.6 Sale, Transfer, Etc. of Securities. Sales, transfers, endorsements, and assignments of stocks, bonds, and other securities owned by or standing in the name of the corporation and the execution and delivery on behalf of the corporation of any and all instruments in writing incident to any such sale, transfer, endorsement, or assignment shall be effected by the president or by any vice-president and the secretary or assistant secretary, or by any officer or agent thereunto authorized by the board of directors.

5.7 Proxies. Proxies to vote with respect to stock of other corporations owned by or standing in the name of the corporation shall be executed and delivered on behalf of the corporation or by any officer or agent thereunder authorized by the board of directors.

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ARTICLE 6: CAPITAL STOCK

6.1 Stock Certificates. Every holder of stock in the corporation shall be entitled to have a certificate, signed by the president or any vice-president and the secretary or assistant secretary, and sealed with the seal (which may be a facsimile, engraved or printed) of the corporation, certifying the number and kind, class, or series of stock owned by him in the corporation; provided, however, that where such a certificate is countersigned by (a) a transfer agent or an assistant transfer agent, or (b) registered by a registrar, the signature of any such president, vice-president, secretary, or assistant secretary may be a facsimile. In case any officer who shall have signed or whose facsimile signature or signatures shall have been used on any such certificate shall cease to be such officer of the corporation, for any reason, before the delivery of such certificate by the corporation, such certificate may nevertheless be adopted by the corporation and be issued and delivered as though the person who signed it or whose facsimile signature or signatures shall have been used thereon has not ceased to be such officer. Certificates representing stock of the corporation shall be in such form as provided by the statutes of the state of incorporation. There shall be entered on the stock books of the corporation at the time of issuance of each share, the number of the certificate issued, the name and address of the person owning the stock represented thereby, the number and kind, class, or series of such stock, and the date of issuance thereof. Every certificate exchanged or returned to the corporation shall be marked "canceled" with the date of cancellation.

6.2 Transfer of Stock. Transfers of stock of the corporation shall be made on the books of the corporation by the holder of record thereof or by his attorney thereunto duly authorized by a power of attorney duly executed in writing and filed with the secretary of the corporation or any of its transfer agents, and on surrender of the certificate or certificates, properly endorsed or accompanied by proper instruments or transfer, representing such stock. Except as provided by law, the corporation and transfer agents and registrars, if any, shall be entitled to treat the holder of record of any stock as the absolute owner thereof for all purposes, and accordingly shall not be bound to recognize any legal, equitable, or other claim to or interest in such stock on the part of any other person whether or not it or they shall have express or other notice thereof.

6.3 Regulations. Subject to the provisions of the Articles of Incorporation, the board of directors may make such rules and regulations as they may deem expedient concerning the issuance, transfer, redemption, and registration of certificates for stock of the corporation.

6.4 Maintenance of Stock Ledger at Principal Place of Business. A stock ledger (or ledgers where more than one kind, class, or series of stock is outstanding) shall be kept at the principal place of business of the corporation, or at such other place as the board of directors shall determine, containing the names alphabetically arranged of original stock holders of the corporation, their addresses, their interest, the amount paid on their shares, and all transfers thereof and the number and class of stock held by each. Such stock ledgers shall at all reasonable hours be subject to inspection by persons entitled by law to inspect the same.

6.5 Transfer Agents and Registrars. The board of directors may appoint one or more transfer agents and one or more registrars with respect to the certificates representing stock of the corporation and may require all such certificates to bear the signature of either or both. The board of directors may from time to time define the respective duties of such transfer agents and registrars. No certificate for stock shall be valid until countersigned by a transfer agent, if at the date appearing thereon the corporation had a transfer agent for such stock, and until registered by a registrar, if at such date the corporation had a registrar for such stock.

6.6 Closing of Transfer Books and Fixing of Record Date.

(a) The board of directors shall have power to close the stock ledgers of the corporation for a period of not to exceed 60 days preceding the date of any meeting of stockholders, the date for payment of any dividend, the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose.

(b) In lieu of closing the stock ledgers as aforesaid, the board of directors may fix in advance a date, not less than 10 days and not exceeding 60 days preceding the date of any meeting of stockholders, the date for the payment of any dividend, the date for the allotment of rights, the date when any change or conversion or

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exchange of capital stock shall go into effect, a date in connection with obtaining any such consent, as a record date for the determination of the stockholders entitled to a notice of, and to vote at, any such meeting and any adjournment thereof, entitled to receive payment of any such dividend, to any such allotment of rights, to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent.

(c) If the stock ledgers shall be closed or a record date set for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books shall be closed for or such record date shall be at least ten days immediately preceding such meeting.

6.7 Lost or Destroyed Certificates. The corporation may issue a new certificate for stock of the corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the board of directors may, in its discretion, require the owner of the lost or destroyed certificate or his legal representatives to give the corporation a bond in such form and amount as the board of directors may direct and with such surety or sureties as may be satisfactory to the board, and to indemnify the corporation and its transfer agents and registrars, if any, against any claims that may be made against it or any such transfer agents and registrars, if any, against any claims that may be made against it or any such transfer agent or registrar on account of the issuance of such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the board of directors, it is proper to do so.

ARTICLE 7: EXECUTIVE COMMITTEE AND OTHER COMMITTEES

7.1 Executive Committee. The board of directors, by resolution adopted by a majority of the Whole Board, may appoint from its membership an executive committee of not less than three members (whose members shall include the chairman of the board if any, and the president, one of whom shall act as chairman of the executive committee, as the board may designate). The board of directors shall have the power at any time to dissolve the executive committee, to change the membership thereof, and to fill vacancies thereon. When the board of directors is not in session, the executive committee shall have and may exercise all of the powers vested in the board of directors, except the following powers: to fill vacancies in the board of directors; to declare dividends or other distributions to stockholders; to adopt, amend, or repeal the Articles of Incorporation or these bylaws' to approve any action that also requires stockholder approval; to amend or repeal any resolution of the board of directors which by its express terms is not so amendable or repealable; to fix the compensation of directors for serving on the board of directors or on any committee; to adopt an agreement of merger or consolidation under any provision of applicable law, to recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation's property and assets; to recommend to stockholders a dissolution of the Corporation or a revocation of a dissolution; to recommend to stockholders an amendment of bylaws; to authorize the issuance of stock (provided that the executive committee may determine the number of shares of stock not in excess of the number of authorized to be issued by the board of directors and the amount of consideration for which such shares shall be issued); and to enter into any merger into or with another entity as permitted by applicable law.

7.2 Other Committees. The board of directors, by resolution adopted by a majority of the Whole Board, may appoint such other committees as it may, from time to time, deem proper and may determine the number of member, frequency of meetings, and duties thereof.

7.3 Proceedings. The executive committee and such other committees as may be designated hereunder by the board of directors may fix their own presiding and recording officer or officers and may meet at such place or places, at such time or times, and on such notice (or without notice) as it shall determine from time to time. Each committee may make rules for the conduct of its business as it shall from time to time deem necessary. It will keep a record of its proceedings and shall report such proceedings to the board of directors at the meeting of the board of directors next following.

7.4 Quorum and Manner of Acting. At all meetings of the executive committee and of such other committees as may be designated hereunder by the board of directors, the presence of members constituting a majority of the total authorized membership of the committee shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of such committee. The members of the executive committee and of such other

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committees as may be designated hereunder by the board of directors shall act only as a committee, and the individual members thereof shall have no powers as such.

7.5 Resignations. Any member of the executive committee and of such other committees as may be designated hereunder by the board of directors may resign at any time by delivering a written resignation to either the president, the secretary, or assistant secretary, or to the presiding officer of the committee of which he is a member, if any shall have been appointed and shall be in office. Unless otherwise specified therein, such registration shall take effect on delivery.

7.6 Removal. The board of directors may, by resolution adopted by a majority of the Whole Board, at any time remove any member of the executive committee or of any other committee designated by it hereunder either for or without cause.

7.7 Vacancies. If any vacancy shall occur in the executive committee or of any other committee designated by the board of directors hereunder, by reason of disqualification, death, resignation, removal, or otherwise, the remaining members shall, until the filling of such vacancy, constitute the then total authorized membership of the committee and continue to act, unless such committee consisted of more than one member prior to the vacancy or vacancies and is left with only one member as a result thereof. Such vacancy may be filled at any meeting of the Whole Board.

7.8 Compensation. The Whole Board may allow a fixed sum and expenses of attendance to any member of the executive committee, or of any other committee designated by it hereunder, who is not an active salaried employee of the corporation for attendance at each meeting of the said committee.

ARTICLE 8: INSURANCE AND OFFICER AND DIRECTOR CONTRACTS

8.1 Indemnification: Third-Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation (and, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, ad with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

8.2 Indemnification: Corporate Actions. The corporation shall indemnify any persons who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director or officer of the corporation (and, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise), against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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8.3 Determination. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in sections 8.1 and 8.2 hereof, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any other indemnification under sections 8.1 or 8.2 hereof, unless ordered by a court, shall be made by the corporation only in the specific case on a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard or conduct set forth in sections 8.1 or 8.2 hereof. Such determination shall be made either (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders by a majority vote of a quorum of stockholders at any meeting duly called for such purpose.

8.4 Advances. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding on receipt of an undertaking by or on behalf of such director or officers to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by this section. Such expenses incurred by other employees and agents may be so paid on such terms and conditions, if any, as the board of directors deems appropriate.

8.5 Scope of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, sections 8.1, 8.2 and 8.4: (a) Shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; and (b) Shall, unless otherwise provided when authorized or ratified, continue as to a person who ceased to be a director, officer, employee, or agent of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

8.6 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability.

8.7 Officer and Director Contracts. No contract or other transaction between the corporation and one or more of its directors or officers or between the corporation and any corporation, partnership, association, or other organization in which one or more of the corporation's directors or officers are directors, officers, or have a financial interest, is either void or voidable solely on the basis of such relationship or solely because any such director or officer is present at or participates in the meeting of the board of directors or a committee thereof which authorizes the contract or transaction or solely because the vote or votes of each director or officer are counted for such purpose, if: (a) The material facts of the relationship or interest are disclosed or known to the board of directors or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors be less than a quorum; (b) The material facts of the relationship or interest is disclosed or known to the stockholders and they approve or ratify the contract or transactions in good faith by a majority vote of the shares voted at a meeting of stockholders called for such purpose or written consent of stockholders holding a majority of the shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of stockholders); or (c) The contract or transaction is fair as to the corporation at the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders.

ARTICLE 9: FISCAL YEAR

The fiscal year of the corporation shall be determined by the board of directors of the corporation.

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ARTICLE 10: DIVIDENDS

The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding stock in the manner and on the terms and conditions provided by the Articles of Incorporation.

ARTICLE 11: AMENDMENTS

All bylaws of the corporation, whether adopted by the board of directors or the stockholders, shall be subject to amendment, alteration, or repeal, and new bylaws may be made, except that: (a) No bylaw adopted or amended by the stockholders shall be altered or repealed by the board of directors; and (b) No bylaw shall be adopted by the board of directors which shall require more than the stock representing a majority of the voting power for a quorum at a meeting of stockholders or more than a majority of the votes cast to constitute action by the stockholders, except where higher percentages are required by law; provided, however, that (i) If any bylaw regulating an impending election of directors is adopted or amended or repealed by the board of directors, there shall be set forth in the notice of the next meeting of the stockholders for the election of directors, the bylaws so adopted or amended or repealed, together with a concise statement of the changes made; and (ii) No amendment, alteration, or repeal of this article 11 shall be made except by the stockholders.

ARTICLE 12: MISCELLANEOUS

12.1 Books and Records. The board of directors shall have power from time to time to determine whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the corporation (other than stock ledger), or any of them, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account, book or document of the corporation except at a time conferred by statute, unless authorized by a resolution of the stockholders or the board of directors.

12.2 Waiver of Notice. Whenever any notice is required to be given by law, or under the provisions of the Articles of Incorporation or of these bylaws, a waiver thereof in writing, signed by the person or person entitled to such notice, whether before, at or after the time stated therein, shall be deemed equivalent of notice.

12.3 Representation of Securities of Other Corporations. The chief executive officer or president, in the event of his or her absence or inability to serve, any vice-president and the secretary or assistant secretary of this corporation are authorized to vote, represent and exercise, on behalf of this corporation, all rights incidental to any and all securities of any other corporation standing in the name of this corporation. The authority herein granted to said officers to vote or represent on behalf of this corporation any and all securities held by this corporation in any other corporation may be exercised either by such officers in person or by any person authorized to do so by proxy or power of attorney duly executed by said officers.

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CERTIFICATION OF ADOPTION OF BYLAWS

I, Robert P. Martin, hereby certify that:

1. I am the Secretary of Golden Phoenix Minerals, Inc., a Nevada corporation (the "Corporation"); and

2. The foregoing Bylaws, consisting of thirteen (13) pages, are a true and correct copy of the Bylaws of the Corporation as duly adopted by the Corporation's Incorporator on November 13, 2007 and subsequently ratified and approved by the Board of Directors of the Corporation pursuant to a unanimous written consent effective as of January 1, 2008.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation this 19th day of MARCH, 2008.

Robert P. Martin, Secretary

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Attachment III

Resolutions of the Company

See attached.

Schedule D - Page 37

CERTIFICATION OF DULY ADOPTED RESOLUTIONS
OF THE BOARD OF DIRECTORS

The undersigned, Thomas Klein, Chief Executive Officer of GOLDEN PHOENIX MINERALS, INC. (the "Company"), hereby certifies as follows:

1. I am the Chief Executive Officer of the Company and make the statements contained in this Certificate;

2. The below resolutions are an excerpt from the Minutes of a meeting of the Board of Directors of the Company (the "Board") duly held on September 8, 2011, at which a quorum was present and acting throughout. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company's Board, or any committee thereof, or the shareholders of the Company relating to or affecting the entering into and performance of that certain Senior Secured Gold Stream Credit Agreement dated as of even date herewith between the Company and Waterton Global Value, L.P. and related transaction documents:

RESOLVED, that the Senior Secured Gold Stream Credit Agreement between Waterton Global Value, L.P. ("Waterton") and the Company to provide a debt facility up to $15.5 million for the purpose of funding the acquisition of the Santa Rosa, Panama project, in substantially the form as presented to the Board (the "Agreement"), together with all ancillary security documents, including amended and restated security agreements, pledge agreements, and all exhibits and attachments thereto, together with such changes as any executive officer may reasonably negotiate, is hereby authorized and approved, and the officers of the Company, or any of them, are hereby authorized and directed to execute the Agreement and related transaction documents.

[SIGNATURE PAGE IMMEDATELY FOLLOWS]

Schedule D - Page 1 of Attachment III

IN WITNESS WHEREOF, I have hereunder signed my name on this 23rd day of September, 2011.

Name: Thomas Klein
Title: Chief Executive Officer

The undersigned acting as duly appointed Secretary to the meeting of the Board of Directors duly held on September 8, 2011, and present as General Counsel of **GOLDEN PHOENIX MINERALS, INC.**, a Nevada corporation, hereby certifies that Thomas Klein is the duly elected, appointed, qualified and acting Chief Executive Officer of Golden Phoenix Minerals, Inc., that the signature appearing above is his genuine signature and the resolutions above are the duly adopted resolutions of the Board of Directors.

Sarah L. Ham, General Counsel and Secretary to the Meeting of the Board of Directors on September 8, 2011

Schedule D - Page 2 of Attachment III

Attachment IV

Authorized Officers

Schedule D - Page 40

SECRETARY OF STATE

STATE OF NEVADA

CERTIFICATE OF EXISTENCE WITH STATUS IN GOOD STANDING

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, non-profit corporations, corporation soles, limited-liability companies, limited partnerships, limited-liability partnerships and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, **GOLDEN PHOENIX MINERALS, INC.**, as a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since November 13, 2007, and is in good standing in this state.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 20, 2011.

ROSS MILLER
Secretary of State

Electronic Certificate
Certificate Number: C20110720-2549
You may verify this electronic certificate online at **http://www.nvsos.gov/**

Schedule D - Page 1 of Attachment IV

EXHIBIT E

Form of Solvency Certificate

Schedule E - Page 1

SOLVENCY CERTIFICATE
September 26, 2011
This Solvency Certificate is delivered pursuant to Section 6.1(1)(a)(vii) of that certain Senior Secured Gold Stream Credit Agreement dated September 26, 2011 (the “Credit Agreement”), as amended, restated, replaced, supplemented or otherwise modified from time to time, by and among Golden Phoenix Minerals, Inc., a corporation incorporated pursuant to the laws of the State of Nevada, as the borrower (“Borrower”), those entities from time to time identified as a “Guarantor” on the signature page thereto, as guarantors, and Waterton Global Value, L.P., by the general partner of its general partner, Cortleigh Limited, as the lender (“Lender”). Unless otherwise defined herein, the terms used in this Solvency Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned, Chief Financial Officer of the Borrower, is familiar with the business, assets and liabilities of the Borrower and is duly authorized to execute this Solvency Certificate as an officer of the Borrower and on behalf of the Borrower.

1.
The undersigned is the Chief Financial Officer of the Borrower with the primary responsibility for the management of the financial affairs and accounting practices of the Borrower and has acted on behalf of the Borrower in connection with the financing arrangements provided for under the Credit Agreement.

2.
The undersigned has reviewed the terms of Section 6.1(1)(a)(vii) of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, certifies that, he/she has made such investigation and inquiries as to the financial condition of the Borrower as he/she deems necessary and prudent for the purpose of providing this Solvency Certificate.  The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Solvency Certificate in connection with Advancing Loans under the Credit Agreement.

3.
The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

SUBJECT TO THE FOREGOING and based upon the investigation and inquiries described in Paragraph 2 above and otherwise to his/her knowledge, the undersigned certifies that, as of the date hereof, both before and after giving effect to each Advance of a Loan under the Credit Documents:

A.	The Borrower is not legally prohibited or otherwise restricted from entering into and performing all of its obligations under the Credit Documents to which it is a party.

B.
The Borrower is able to pay, and has been paying, its debts as they become due in the ordinary course of business and has not, and does not intend to, nor does it believe it will, incur debts or liabilities beyond its ability to timely pay such debts and liabilities.

C.	The Borrower is not insolvent and will not be rendered insolvent by virtue of any Advance of a Loan to be made under the Credit Agreement.

D.
The Borrower is neither engaged in any business or transaction, nor about to engage in any business or transaction, for which the assets of the Borrower would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Borrower is engaged or will engage.

[Signature Page Follows]

Schedule E - Page 2

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first set forth above.

By:	_____________________________________
Name:
	Title:	Chief Financial Officer, Golden Phoenix, Inc., a Nevada corporation

[Signature Page to Solvency Certificate]

Schedule E - Page 3

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULES
to
Senior Secured Gold Stream Credit Agreement

Schedule 1.1(a)	Mining Properties; Leases; Exceptions to Title
Schedule 1.1(b)	Repayment Schedule
Schedule 1.1(c)	Santa Rosa Acquisition Agreement (attachment)
Schedule 1.1(d)	Security Documents (attachments)
Schedule 1.1(e)	Material Contracts
Schedule 1.1(f)	Liens
Schedule 6.1(g)	Audited Financial Statements (attachment)
Schedule 7.1(a)	Credit Party Jurisdictions
Schedule 7.1(w)	Tax Liability
Schedule 7.1(x)	Corporate Structure; Equity Securities; Partnerships/Joint Ventures
Schedule 7.1(aa)	Debt
Schedule 7.1(cc)	Litigation
Schedule 7.1(dd)(i)	Credit Party Offices; Account Debtors; Tangible Property Storage
Schedule 7.1(dd)(ii)	Authorizations
Schedule 7.1(dd)(iii)	Trademarks; Tradenames; Copyrights and Patents
Schedule 7.1(dd)(iv)	Actions or Suits By or Before Governmental Entity
Schedule 7.1(dd)(v)	Agreements with Breach Provisions Causing Material Adverse Effect
Schedule 7.1(dd)(vi)	Labour Agreements
Schedule 7.1(dd)(vii)	Bank Accounts
Schedule 7.1(gg)	Broker’s or Finder’s Fees
Schedule 7.1(jj)	Affiliate Transactions
Schedule 7.1(ll)	Project Permits
Schedule 8.1(m)	Insurance Coverage of Credit Parties

Schedule 1.1(a) Mining Properties; Leases; Exceptions to Title

Mining Properties

Nevada Properties and Projects

Joint Venture Interest in Mineral Ridge LLC, Esmeralda County, Nevada

We currently own a 30% interest in the Mineral Ridge Mine via our joint venture project with Scorpio Gold (US) Corp (“Scorpio US”).  The Mineral Ridge Mine is located four miles northwest of the town of Silver Peak and thirty-two miles west of Tonopah in Esmeralda County, Nevada.  Subsequent to the formation of the joint venture with Scorpio US, the land package was increased significantly by means of Scorpio US staking additional claims and contributing the same to the joint venture.  The property consists of 54 patented and 486 unpatented mining claims totaling nearly 10,000 acres. The property is accessed on the east side from state highway 265 and on the west side from a well-maintained gravel road. Heavy trucks access the site from the west entrance by way of state highway 264, which connects to state highway 773 and US highway 6.  Also included are 3 private land parcels, which are located outside the main Mineral Ridge mine area. These are the abandoned Blair town site, the Silver Peak mill site, and deeded land west of Mineral Ridge over certain springs. These private lands total about 430 acres. The total combined acreage is equal to approximately 10,404 acres or about 16.26 square miles, compared to 6.78 square miles prior to completion of the joint venture.

Because the book value of the Company’s initial investment in the Mineral Ridge LLC, which was comprised of liabilities in excess of assets, was recorded as a transfer to a related party and recorded as an increase to additional paid-in capital, and because the Company has no obligation to contribute capital to fund the operations of the Mineral Ridge LLC, the carrying value of the investment is recorded at zero. In accordance with ASC Topic 323, the Company has not recorded its share of the Mineral Ridge LLC net loss for the periods subsequent to March 10, 2010, the date of formation of the Mineral Ridge LLC, because its investment has been reduced to zero and the Company has neither guaranteed obligations of nor otherwise committed to provide further financial support for the Mineral Ridge LLC.

The following presents summary unaudited financial information for the Mineral Ridge LLC as of June 30, 2011:

Current assets	$5,535,159
Property, plant and equipment	10,733,042
Mineral property	15,795,118
Restricted funds – reclamation obligations	5,797,293
Total assets	37,860,612
Current liabilities	(6,975,241)
Asset retirement obligation	(3,143,758)
Members’ Equity	$27,741,613

The Mineral Ridge LLC recorded certain assets, including property, plant and equipment and mineral properties, at estimated fair value upon formation of the Mineral Ridge LLC. Scorpio US has contributed all capital to fund operations and development, and for the reasons discussed above, the Company has recorded its investment in the Mineral Ridge LLC as of June 30, 2011 and December 31, 2010 at zero, based on historical cost. As a result, the Company’s 30% share of the members’ equity balance presented in the above summary financial information as of June 30, 2011 differs from the Company’s book value of its investment in the Mineral Ridge LLC.

On October 21, 2010, Scorpio Gold closed a debt financing transaction for up to an aggregate principal amount of $12 million (the “Scorpio Financing”), with the use of proceeds from the Scorpio Financing being designated to finance the Mineral Ridge project. The lender in the Scorpio Financing, Waterton Global Value, L.P. (“Lender”), required, among other things, certain agreements evidencing, guaranteeing and securing the Scorpio Financing, including a pledge of all of the assets and properties held by the Mineral Ridge LLC.

In connection with the Company’s $1 million bridge loan agreement with Waterton dated August 3, 2011, and this $15.5 million Senior Secured Gold Stream Credit Facility, a further encumbrance has been granted to Waterton on the Company’s interest in the Mineral Ridge project.  In consideration of Scorpio’s consent thereto, the Company agreed to release the prior net profits royalty interest recorded against the Mineral Ridge properties in place in the event of default by Scorpio Gold as well as terminate the right of first refusal in furtherance of the mutual security interests granted by both Scorpio US and the Company.

Duff Claims Block, Humboldt County, Nevada

The Company owns the Duff claims block comprised of 103 mineral claims located along the western flank of the Pine Forest Range, 20 miles south of Denio, Humboldt County, Nevada.  The claims block, which was acquired in 2007, extends from Oakly Canyon south of the Ashdown Mine to the border of the Blue Lake Wilderness Study Area.  Metals historically mined in the general region include gold, molybdenum copper, tungsten and antimony.

The major mine feature of the Duff claims is the Adams Mine, which at one time produced silica.   However, there are historical reports that substantial gold was also extracted from the quartz rock.  Gold has also been mined in the Vicksburg, Ashdown and Cherry Creek canyons to the north, and Leonard Canyon to the south of the Duff claims.

The Duff claims block has no historical cost basis to the Company for accounting purposes; therefore, no amounts related to this mineral property are included in the Company’s financial statements.

Mhakari Properties, Esmeralda County, Nevada

In July of 2010, the Company entered into two separate agreements with Mhakari Gold (Nevada), Inc. (“Mhakari”), an Asset Purchase Agreement and an Option Agreement, which provide the Company the ability to acquire an 80% interest in each of the historic Vanderbilt silver/gold mine and Coyote Fault gold and silver project, both in Esmeralda County, Nevada.  Payments of cash, issuance of shares and warrants, and obligations to fulfill certain work commitments are required in order for the Company to acquire its 80% interest in these properties, details of which are set forth in Schedule 1.1(e) – Material Contracts.

Vanderbilt/Galena Flats

The Vanderbilt/Galena Flats property is within 4 miles of the town of Silver Peak, Nevada and Hwy 265 via Coyote Road. It is comprised of 67 unpatented claims and 1 patented claim located on the southern flank of Mineral Ridge within the Silver Peak Range. This group of properties lies within the middle of the Walker Lane tectonic belt with the Sierra uplift to the west and the Basin and Range to the east. As previously noted, Phase I geologic mapping and outcrop sampling (above ground) was completed in October 2010 and resulting in average grades of 2.1 g/t gold and 58.6 g/t silver.  Phase II exploration and mapping program (below ground) in the old mine workings was completed during the first quarter of 2011 to help identify drill targets, with an exploratory drill program expected to begin in the second half of 2011.

Coyote Fault/ Coyote Fault Extension

The Coyote Fault/ Coyote Fault Extension claims are within nine miles of Silver Peak, Nevada and Hwy 265 via Coyote Road.  They are comprised of 110 contiguous claims and are also located in the middle of the Walker Lane tectonic belt with Sierra Block uplift to the west and the Basin and Range to the east. The property is on the northern flank of Mineral Ridge and is along the eastern edge of the Silver Peak Range. Phase I geologic mapping and outcrop sampling (above ground) was completed on the Coyote Fault claim group (38 claims) in December, 2010, which identified a new potential gold exploration target. Geological mapping of the Coyote Extension claim group (72 claims) is planned for late 2011.

Canadian Properties

Northern Champion Property, Ontario, Canada

The Northern Champion Property is approximately 880 acres in Griffith and Broughham Townships in the Province of Ontario, Canada (“Northern Champion Property”).  In February 2007, the Company completed the purchase from four individuals (collectively, the “Vendors”) of five registered claims totaling 16 units on the Northern Champion Property together with a NI 43-101 Technical Report and Feasibility Study describing a molybdenite deposit within the area of the claims.

The purchase agreement provides that the Vendors will retain a 3.3% Net Smelter Return (“NSR”) on the sales of minerals taken from the Northern Champion Property.   Additionally, the Company will have the right of first refusal to purchase 1.65% of said Net Smelter Return from the Vendors for $1,650,000.

All costs incurred by the Company in connection with the Northern Champion Property, including acquisition costs, have been expensed to exploration and evaluation expenses.  With available funding, the Company plans to take bulk samples for metallurgical and market testing, and to actively explore and delineate molybdenum mineralization on the property.

Shining Tree Properties, Ontario, Canada

Following the closing of the Acquisition Agreement with Ra Resources on April 14, 2011, we, through our wholly-owned subsidiary, now own a 100% interest in four gold and base metal exploration properties in the Shining Tree Mining District in Ontario, Canada.

Peru Properties

On June 1, 2011, the Company entered into a definitive Mining Asset Purchase and Strategic Alliance Agreement (the “Agreement”) with Sala-Valc S.A.C., a Peruvian corporation (“SV”), further to that certain binding Memorandum of Understanding dated October 4, 2010 (“MOU”) between the Company and SV, pursuant to which, the Company shall acquire an 80% interest in five certain mining interests and/or groups of mining concessions, as applicable, including rights to use a processing plant and a tungsten and molybdenum stock pile (the “Porvenir Production Property”), as well as certain exploration properties, including the Porvenir tungsten molybdenum exploration property, the Alicia gold exploration property and other related rights, situated in the Puno region of southern Peru, together with two concession groups situated in the La Libertad district in northern Peru, known as the Group of the 8 and Tornitos (collectively referred to as the “Exploration Properties”), (the Porvenir Production Property and Exploration Properties may be collectively referred to herein as the “Peru Properties”).

Pursuant to the terms of the Agreement, a closing was anticipated to occur on or before June 30, 2011, upon the satisfaction of certain conditions and delivery of certain closing deliverables (“Closing”), namely, the parties will each contribute their respective rights and interests in and to the Peru Properties to certain entities to be formed for the purpose of owning and operating the Peru Properties and the mining concessions will be in good standing, among other deliverables.  The Closing has not yet occurred.  In consideration for an 80% interest in the Porvenir Production Property, the Company will pay SV an aggregate of $750,000 (of which amount $400,000 has been previously paid, with the remaining sum to be paid in $50,000 monthly increments from the date of the Agreement1) and issue shares of restricted Company common stock equivalent to $500,000, based on a defined price per share, such issuance subject to certain restrictions and 20% incremental releases from an escrow upon successful completion of certain milestones.

Further, in consideration for an 80% interest in the Exploration Properties, the Company previously paid SV the aggregate amount of $300,000.  Pursuant to the Agreement, the Company commits to expend by March 4, 2012, a minimum aggregate amount of $500,000 in exploration, development and/or production work on the Exploration Properties, as it deems appropriate, of which amount $106,746 had been satisfied as of the date of the Agreement.  There is an area of interest encompassing 2 kilometers surrounding each mining concession comprising the Exploration Properties, whereby each individual alliance entity shall have a right of first offer to acquire any opportunities or interests identified by either party within the respective area of interest.

In anticipation of completing definitive and closing agreements, the Company incurred expenses related to the Peru Properties totaling $157,438 and $520,726 during the three months and six months ended June 30, 2011, respectively, which expenses were included in exploration and evaluation expenses in the accompanying condensed consolidated statements of operations for the three months and six months ended June 30, 2011.

On October 28, 2010, the Company announced that the Alliance had secured a milling facility in southern Peru to process the molybdenite currently stockpiled at the Porvenir property.  The contract for the milling facility allows for operational control over the facility for the next two years and can be extended as additional development warrants.  In anticipation of completing definitive agreements, during the three months and six months ended June 30, 2011, the Company incurred milling costs totaling $46,529 and $78,170, respectively, which costs were included in costs of mining operations in the accompanying condensed consolidated statement of operations for the three months and six months ended June 30, 2011.

Leases

Currently, our principal executive office consists of 7,000 square feet located at 1675 East Prater Way, Suite 102, Sparks, Nevada 89434. The principal offices are leased from WDCI, Inc. in Sparks, Nevada, which has been at a lease rate of approximately $12,000 per month.  The lease has a seven (7) year term due to expire in October 2011, which we do not intend to renew.

_____________________
1 [*]

We entered into a Lease Agreement effective as of September 1, 2011, for office space located at 2975 West Executive Parkway, Suite 217, Lehi, Utah.  The office is leased from Blue June Moon, LLC, at a rate of approximately $1,100 per month, has an initial 6 month term and will be month-to-month thereafter.  This office space was selected for proximity to our independent auditors, HJ & Associates, LLC, and key accounting personnel.

We have negotiated terms for virtual office space in Henderson, Nevada and are exploring various options and locations for leasing space that will suit our needs for the foreseeable future.  Following completion of the lease in Sparks, Nevada, we anticipate incurring office space lease obligations of approximately $3,000 per month within Nevada, approximately $5,000 per month between Panama City and Cañazas and $3,000 per month between New York and/or Toronto, to accommodate necessary logistics and to strategically spread out our presence as we develop our property portfolio.

Exceptions to Title

Mineral Ridge:  100% owned by Mineral Ridge, LLC, in which the Company maintains a 30% interest, subject to dilution to a 20% interest, and further subject to Waterton’s option to purchase.  The Mineral Ridge property is encumbered by certain liens, deeds of trust and other security documents in favor of Waterton.

Vanderbilt; Coyote Fault; Coyote Extension:  Ownership is currently in the name of Mhakari Gold (Nevada), Inc., subject to the Company’s satisfaction of all payment terms and work commitments, at which point it may acquire an 80% interest in each of these properties.  There are no liens or encumbrances on these properties.  In the event the Company acquires its 80% and Mhakari is diluted down to less than a 1% joint venture ownership interest (on the Coyote Fault and Vanderbilt properties), such interest will convert to a net smelter return royalty on the subject property, which can be purchased for $1,000,000.  Similarly, if Mhakari is diluted to less than a 2.5% joint venture ownership interest (on the Coyote Extension), such interest will convert to a net smelter return royalty in Mhakari’s favor, of which 1.5% may be purchased for $1,500,000.

Duff Claims:  [*]

Northern Champion Property:  This property is subject to a 3.3% net smelter return (“NSR”) royalty in favor of the vendors of this property to the Company.   The Company will have the right of first refusal to purchase 1.65% of said NSR from the vendors for $1,650,000.

Peru Properties:  [*]

Schedule 1.1(b)

Repayment Schedule

	Months After Initial Close	T1 Funded	T1/T2 Funded	T1/T2/T3 Funded	T1/T2/T3/T4 Funded	T1/T2/T3/T4/T5 Funded
Mar-12	7	$750,000	$750,000	$750,000	$750,000	$750,000
Apr-12	8	$750,000	$750,000	$750,000	$750,000	$750,000
May-12	9		$750,000	$750,000	$750,000	$750,000
Jun-12	10		$750,000	$750,000	$750,000	$750,000
Jul-12	11		$750,000	$750,000	$750,000	$750,000
Aug-12	12		$750,000	$750,000	$750,000	$750,000
Sep-12	13		$750,000	$750,000	$750,000	$750,000
Oct-12	14		$750,000	$750,000	$750,000	$750,000
Nov-12	15			$750,000	$750,000	$950,000
Dec-12	16			$750,000	$750,000	$950,000
Jan-13	17			$750,000	$750,000	$950,000
Feb-13	18			$750,000	$750,000	$950,000
Mar-13	19				$750,000	$950,000
Apr-13	20				$750,000	$950,000
May-13	21					$950,000
Jun-13	22					$950,000
Jul-13	23					$950,000
Aug-13	24					$950,000
		$1,500,000	$6,000,000	$9,000,000	$10,500,000	$15,500,000

Schedule 1.1(d)

Security Documents

See attachments, including (i) the Security Agreement between the Golden Phoenix Minerals, Inc. (the “Company”) and Waterton Global Value, L.P., dated August 3, 2011 (filed as Exhibit 10.2 to the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 21, 2011); ) (ii) Amended and Restated Security Agreement between the Company and Waterton Global Value, L.P., dated September 26, 2011 (filed as Exhibit 10.11 to the Company’s Form 10-Q filed with the SEC on November 21, 2011); and (iii) Amended and Restated Pledge Agreement between the Company and Waterton Global Value, L.P., dated September 26, 2011 (filed as Exhibit 10.16 to the Company’s Form 10-Q filed with the SEC on November 21, 2011).

All other documents, instruments or agreements as may be determined from time to time to constitute Security Documents.

Schedule 1.1(e)

Material Contracts

1.
Acquisition Agreement with Ra Resources, Inc. dated October 6, 2010.  Pursuant to the terms of the Acquisition Agreement, we acquired 100% of the outstanding securities of Ra Resources by means of a “three-cornered amalgamation” in consideration for the issuance to the shareholders of Ra of such number of shares of our common stock as determined by an exchange ratio of 3.5 Golden Phoenix shares for every 1 share of Ra Resources common stock outstanding.  Upon closing the Acquisition Agreement on April 14, 2011, we now own a 100% interest in four gold and base metal exploration properties in the Shining Tree Mining District in Ontario, Canada.  The shares are deemed issued and outstanding.

2.
Mining Asset Purchase and Strategic Alliance Agreement.  On June 1, 2011, the Company entered into a definitive Mining Asset Purchase and Strategic Alliance Agreement (the “Agreement”) with Sala-Valc S.A.C., a Peruvian corporation (“SV”), further to that certain binding Memorandum of Understanding dated October 4, 2010 (“MOU”) between the Company and SV, pursuant to which, the Company shall acquire an 80% interest in five certain mining interests and/or groups of mining concessions, as applicable, including rights to use a processing plant and a tungsten and molybdenum stock pile (the “Porvenir Production Property”), as well as certain exploration properties, including the Porvenir tungsten molybdenum exploration property, the Alicia gold exploration property and other related rights, situated in the Puno region of southern Peru, together with two concession groups situated in the La Libertad district in northern Peru, known as the Group of the 8 and Tornitos (collectively referred to as the “Exploration Properties”), (the Porvenir Production Property and Exploration Properties may be collectively referred to herein as the “Peru Properties”).

Pursuant to the terms of the Agreement, a closing was anticipated to occur on or before June 30, 2011, upon the satisfaction of certain conditions and delivery of certain closing deliverables (“Closing”), namely, the parties will each contribute their respective rights and interests in and to the Peru Properties to certain entities to be formed for the purpose of owning and operating the Peru Properties and the mining concessions will be in good standing, among other deliverables.  The Closing has not yet occurred.  In consideration for an 80% interest in the Porvenir Production Property, the Company will pay SV an aggregate of $750,000 (of which amount $400,000 has been previously paid, with the remaining sum to be paid in $50,000 monthly increments from the date of the Agreement2) and issue shares of restricted Company common stock equivalent to $500,000, based on a defined price per share, such issuance subject to certain restrictions and 20% incremental releases from an escrow upon successful completion of certain milestones.

Further, in consideration for an 80% interest in the Exploration Properties, the Company previously paid SV the aggregate amount of $300,000.  Pursuant to the Agreement, the Company commits to expend by March 4, 2012, a minimum aggregate amount of $500,000 in exploration, development and/or production work on the Exploration Properties, as it deems appropriate, of which amount $106,746 had been satisfied as of the date of the Agreement.  There is an area of interest encompassing 2 kilometers surrounding each mining concession comprising the Exploration Properties, whereby each individual alliance entity shall have a right of first offer to acquire any opportunities or interests identified by either party within the respective area of interest.

__________________
2 [*]

In anticipation of completing definitive and closing agreements, the Company incurred expenses related to the Peru Properties totaling $157,438 and $520,726 during the three months and six months ended June 30, 2011, respectively, which expenses were included in exploration and evaluation expenses in the accompanying condensed consolidated statements of operations for the three months and six months ended June 30, 2011.

On October 28, 2010, the Company announced that the Alliance had secured a milling facility in southern Peru to process the molybdenite currently stockpiled at the Porvenir property.  The contract for the milling facility allows for operational control over the facility for the next two years and can be extended as additional development warrants.  In anticipation of completing definitive agreements, during the three months and six months ended June 30, 2011, the Company incurred milling costs totaling $46,529 and $78,170, respectively, which costs were included in costs of mining operations in the accompanying condensed consolidated statement of operations for the three months and six months ended June 30, 2011..

3.	Termination, Settlement and Release Agreement

On August 14, 2011, the Company entered into a definitive Termination, Settlement and Release Agreement (the “Agreement”) with WEG and Win-Eldrich Mines Limited, parent company of WEG (“WEX”) with respect to the settlement of the Note made by WEG in favor of the Company with a principal balance of $4,076,330 at June 30, 2011 and with a maturity date of April 1, 2015.  The material terms of the Agreement were contemplated by the LOI.

Pursuant to the Agreement, upon closing (as discussed below), the Company will forgive the Note in full, in exchange for: (i) the transfer and assignment to the Company of all of WEG’s right, title and interest to 1,250,000 shares of American Mining Corporation common stock (“AMC Shares”) currently held in WEG’s name at a deemed valuation of $0.25 per share, which AMC Shares will be placed in trust for the benefit of the Company until the closing and such additional time period as required under applicable U.S. securities laws for transfer; (ii) issuance to the Company of 3,000,000 shares of WEX common stock (“WEX Shares”); (iii) a perpetual 2% net smelter return royalty (“NSR”) on the Ashdown property, of which 1% may be purchased for a purchase price of $1,000,000, and the remaining 1% of the NSR may be purchased at a purchase price of no more than $2,000,000; (iv) assumption in full by WEG and complete release of the Company of the outstanding DRC and Tetra liabilities, for which the Company would otherwise be responsible for 50% pursuant to the Purchase Agreement; and (v) the right of the Company to appoint one (1) individual to the board of directors of WEX (collectively, the “Note Settlement Terms”).

A cash portion of the settlement in the amount of $500,000 was initially anticipated.  Of such amount, the Company received $192,285 as the April 2011 and May 2011 payments under the Note, leaving an additional contemplated cash payment of $307,715.  In connection with the Agreement, the parties negotiated and agreed upon the settlement and replacement of such remaining cash portion by the transfer to the Company of the AMC Shares.

The Agreement is subject to certain closing conditions, namely, necessary regulatory approvals, including TSXV approval on behalf of WEX, and is anticipated to close no later than October 31, 2011.  In the event the closing does not timely occur, the Note will continue in effect under its original terms.

4.
Series A Limited Recourse Secured Promissory Note, made by Win-Eldrich Gold, Inc., in favor of the Company, dated April 15, 2010.  The Note (referenced above under # 3), is in the principal amount of $4,231,925 and is to accrue interest at a rate of 5.25% per annum, with a maturity date of April 1, 2015, and payment terms consisting of 49 monthly payments of approximately $96,142, such payments having commenced on April 1, 2011, with two payments being made prior to negotiations regarding settlement terms, as finalized and discussed under #3 above.

5.
Purchase and Sale of LLC Membership Interest Agreement dated May 11, 2009, by and between Golden Phoenix Minerals, Inc. and Win-Eldrich Gold, Inc.  Under the Purchase Agreement, we sold all of our interest in the Ashdown Project LLC to our then-joint venture partner, WEG, in consideration for which we received the Note (discussed in #3 and #4, above).  The Note is secured by the property and all of WEG’s ownership interest in the Ashdown Project LLC, as evidenced by a Security Agreement and Deed of Trust.

6.
Exploration, Development and Mining Joint Venture Agreement between Golden Phoenix, Scorpio Gold (US) Corporation and Scorpio Gold Corporation, dated December 31, 2009 (the “Members’ Agreement”).  Pursuant to the Members’ Agreement, on closing (which occurred on March 10, 2010), the Company sold Scorpio US an undivided 70% interest in the Mineral Ridge Mine for a purchase price of $3,750,000 cash (less those amounts previously advanced to the Company by Scorpio Gold) and 7,824,750 shares of common stock of Scorpio Gold with a market value of $5,501,582.  Immediately following the sale, the Company and Scorpio US each contributed their respective interests in the Mineral Ridge Mine to a joint venture formed to own and operate the Mineral Ridge Mine called Mineral Ridge Gold, LLC, a Nevada limited liability company (the “Mineral Ridge LLC”).  The Company currently owns a 30% membership interest in the Mineral Ridge LLC.  Scorpio US owns a 70% membership interest in and is the Manager of the Mineral Ridge LLC, and has agreed to carry all finance costs necessary to bring the Mineral Ridge Mine into production, which we anticipate to occur in the near term, at which point they will earn an additional 10% interest, such that we will retain a 20% interest in the joint venture.  In connection with the Bridge Loan, Scorpio consented to and waived any of its rights in connection with Waterton’s option to acquire the Company’s ownership in the Mineral Ridge LLC, pursuant to an Option Agreement, discussed under #20 below.

7.
Operating Agreement of Mineral Ridge, LLC, entered into with Scorpio Gold (US) Corp. dated March 10, 2010.  The Operating Agreement is the governing document for Mineral Ridge Gold, LLC, and reflects the terms and conditions set forth in # 6 above.

8.
Option Agreement between the Company and Mhakari Gold (Nevada) Inc., dated July 6, 2010. Pursuant to the terms of the Option Agreement, we were granted an exclusive option to acquire an undivided 80% interest in the Coyote Fault Property, located in Nevada adjacent to the Mineral Ridge property.  To exercise this option, the Company must fulfill certain conditions and make certain payments to Mhakari as follows: (i) upon signing of the Option Agreement, $75,000 cash payment in three monthly installments of $25,000 as well as the issuance of 5,000,000 shares of the Company’s common stock and warrants to purchase a further 5,000,000 shares of Company common stock at a strike price of $0.05 per share exercisable for a period of five years; (ii) within six months of signing of the Option Agreement, an additional $50,000 cash payment to Mhakari; (iii) within 12 months of signing the Option Agreement, an additional $50,000 cash payment to Mhakari; (iv) within 12 months of signing the Option Agreement, the Company shall be required to expend no less than $150,000 in exploration and development expenditures on the Property; and (v) within 48 months of signing the Option Agreement, the Company shall be required to expend no less than an additional $1,000,000 in exploration and development expenditures on the Property.

9.
Option Agreement – Coyote Extension, between the Company and Mhakari, dated July 25, 2011.  The Company entered into a definitive Option Agreement dated July 25, 2011 with Mhakari pursuant to which the Company obtained the exclusive option to acquire an 80% interest in that certain property near Silver Peak, Nevada (referred to herein as the “Coyote Extension”) that extends and augments the Coyote Fault property over which the Company similarly has the right to acquire an 80% interest from Mhakari, in the State of Nevada.

To exercise its option, the Company must fulfill certain conditions and make certain payments to Mhakari as follows: (i) upon signing the Option Agreement, $85,000 cash payment, of which amount $50,000 will be utilized immediately by Mhakari to exercise 1,000,000 out of the aggregate total 7,000,000 Company common stock purchase warrants currently held by Mhakari (“Existing Warrants”) at an exercise price of $0.05 per share, with the remaining $35,000 cash payment to be paid within 30 days of the date of the Option Agreement; (ii) upon signing the Option Agreement, issuance of 1,500,000 shares of the Company’s common stock and warrants to purchase a further 1,500,000 shares of Company common stock at a strike price of $0.15 per share exercisable for a period of two years, which warrants contain a forced conversion provision in the event the moving average price of a share of the Company’s common stock reaches or exceeds $0.30 for a period of sixty-five (65) consecutive trading days or more, as quoted by the OTCBB; and (iii) within 48 months of signing the Option Agreement, the Company shall be required to expend no less than an additional $250,000 in exploration and development expenditures on the Coyote Extension (or at the Company’s discretion, on the Coyote Fault or Vanderbilt properties (collectively, items (i) – (iii) above referred to as the “Option Purchase Price”).

Upon satisfaction of the Option Purchase Price, the parties shall enter into a joint venture agreement with respect to the Property in which the Company will receive a 80% interest with Mhakari retaining a 20% participating interest and both parties subject to dilution for failure to contribute its respective share of required capital to the joint venture.  Upon signing the Option Agreement, the Company is the designated operator of the Coyote Extension so that it may complete the exploration and development work required to satisfy the option exercise obligations.  The Company will remain operator under the terms of any such joint venture agreement following completion of the Option Purchase Price.

In the event the Company fails to satisfy all of the components of the Option Purchase Price within the specified timeframes, the Option Agreement shall be deemed to have been terminated with all payments and securities issuances forfeited to Mhakari and no interest in the Coyote Extension transferring to the Company.

Further, Mhakari affirmatively covenanted to use its best commercially reasonable efforts to effect the transfer and sale of four million (4,000,000) shares of Company common stock held in Mhakari’s name, to a previously agreed upon third party investor or such third party investor’s designee, at a sale price of no less than $0.145 per share, as soon as reasonably practicable after the date of the Option Agreement (the “Share Sale”), with no obligation to effectuate the Share Sale if not consummated within 30 days despite use of such best efforts.  Mhakari further agreed: (i) immediately after the closing of the Share Sale, but in any event within two (2) months of the date of the Option Agreement, without regard to the Share Sale, to utilize a minimum of two hundred fifty thousand dollars ($250,000), whether from the proceeds of the Share Sale or another source, to exercise five million (5,000,000) of the Existing Warrants at an exercise price of $0.05 per Existing Warrant share; and (ii) upon the date that the next payment of fifty thousand dollars ($50,000) is due to be paid by the Company to Mhakari under the Vanderbilt Purchase Agreement, Mhakari will utilize such $50,000 to exercise a further one million (1,000,000) of the Existing Warrants at an exercise price of $0.05 per Existing Warrant share, and expressly acknowledged that such payment will go toward the purchase price as provided for in the Vanderbilt Purchase Agreement.

10.
Asset Purchase Agreement between the Company and Mhakari Gold (Nevada) Inc., dated July 6, 2010.  The terms of the Purchase Agreement provide for a purchase price payable by the Company to Mhakari as follows: (i) no later than June 15, 2010, the Company was to make a payment of $25,000 as directed to that certain optionor of the Vanderbilt Property to satisfy the payment required under Mhakari’s current exclusive option agreement with said optionor (such payment having already been satisfied);  (ii) upon the signing of the Purchase Agreement, the issuance of 2,000,000 shares of the Company’s common stock as well as warrants to purchase a further 2,000,000 shares of the Company’s common stock with a strike price of $0.05 per share exercisable for a period of five years; (iii) on or before July 15, 2010, make a further payment of $26,000 to that certain optionor as required to satisfy Mhakari’s payment obligation under that certain option agreement for the Vanderbilt Property; (iv) within 48 months of signing the Purchase Agreement, the Company shall be required to expend no less than $350,000 in exploration and development expenditures on the Vanderbilt Property; and (v) complete each of items (i) – (iv) above, provided that, should the Company elect not to increase its interest in the Mhakari Claims Excluding Vanderbilt Properties (referred to above as the “Property”) under the Option Agreement from 51% to 80%, any balance owing in respect of exploration and development expenditures shall be applied to the Vanderbilt Property such that the Company has incurred a minimum of $1,500,000 in exploration and development expenditures in total between the Vanderbilt Property and the Property within 48 months of signing the Purchase Agreement.

11.
Consulting Agreement between the Company and J. Roland Vetter, dated July 1, 2010. Under the terms of Mr. Vetter’s Consulting Agreement, Mr. Vetter agreed to serve as Chief Financial Officer of the Company. As compensation for providing such consulting services in his capacity as CFO, the Company agreed to pay Mr. Vetter $2,500 per month as well as provide a $10,000 payment upon signing the Consulting Agreement, such compensation to be reviewed annually by the Company’s Compensation Committee.  The Vetter Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Vetter Agreement, and allows for Mr. Vetter to participate in certain Company incentive and benefit plans

12.
Consulting Agreement between the Company and Thomas Klein, dated October 4, 2010.  Under the terms of Mr. Klein’s Consulting Agreement, Mr. Klein agreed to serve as CEO.  As compensation for providing such consulting services in his capacity as CEO, the Company has agreed to pay Mr. Klein $165,000 per year as well as provide a $96,250 payment upon signing the Consulting Agreement.  Mr. Klein’s compensation will be reviewed annually by the Company’s Compensation Committee, or by the full Board of Directors serving in such capacity.  The Consulting Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Consulting Agreement, and allows for Mr. Klein to participate in certain Company incentive and benefit plan.

The above-described Consulting Agreement superseded and replaced all prior agreements and understandings.  However, pursuant to Thomas Klein’s prior Consulting Agreement with the Company dated May 19, 2009, as subsequently amended and extended, Mr. Klein was entitled to a 10% finder’s fee for any property transaction he secured related to the Mineral Ridge Property, and accordingly such fee vested as of the date of the closing of the Joint Venture Members’ Agreement with Scorpio Gold Corp. and Scorpio Gold (US) Corp., including any future consideration to be received on the final buy-out of the Company’s interest in Mineral Ridge Gold, LLC.

13.
Securities Purchase Agreement, dated December 31, 2010, by and between Golden Phoenix Minerals, Inc. and certain Investors.  In December 2010, we closed a private placement financing of units, at a $0.10 per unit, with each unit consisting of share of Company common stock and one warrant to purchase a share of common stock at a strike price of $0.15 per share, for aggregate gross proceeds $2,500,000.  The warrants issued in connection with the December 2010 private placement have a 2-year term and in the event all warrants are exercised for cash, the Company would receive additional proceeds of $3,600,000.

14.
Membership Interest Purchase Agreement dated March 7, 2011 with Pinnacle Minerals Corporation (“Pinnacle”) and Salwell International, LLC. On closing of the Membership Interest Purchase Agreement, the Company will acquire Pinnacle’s 32.5% membership interest in Molyco, LLC (“Molyco”).  Molyco owns or controls approximately 30,000 tons of the Molybdenum stockpile comprising a portion of the Porvenir property in Peru (discussed in # 2 above). On closing, the Company will pay Pinnacle $750,000 for the membership interest as follows: (i) a non-refundable deposit of $75,000 no later than two business days after the effective date of the agreement; (ii) a payment of $175,000 no later than two business days after the closing of the agreement; and the issuance of a promissory note in the principal amount of $500,000, with payments to be made in twelve equal monthly installments on the first of each month commencing after closing.  The Closing has not yet occurred and is pending resolution of title issues as discussed under #2 above.

15.
Option Agreement dated March 1, 2011, with four individuals to acquire a 100% undivided interest in 61 unpatented mining claim units in North Williams Township in the Province of Ontario, Canada.  In order to maintain in force the working right and option granted to it, the Company must make the following payments to the optionors: down payment on signing the option agreement – cash payment of $20,000 and 100,000 shares of the Company’s common stock; 12 months from signing – cash payment of $40,000 and 100,000 shares of the Company’s common stock; 24 months from signing – cash payment of $80,000 and 100,000 shares of the Company’s common stock; and 36 months from signing – cash payment of $160,000 and 100,000 shares of the Company’s common stock.

16.
Purchase Agreement and Registration Rights Agreement, each dated May 25, 2011, with Lincoln Park Capital Fund, LLC.  On May 26, 2011, the Company signed a $12.5 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.   Upon signing the Purchase Agreement, the Company received $500,000 from LPC as an initial purchase under the $12.5 million commitment in exchange for 3,333,333 shares of our common stock and warrants to purchase 3,333,333 shares of our common stock at an exercise price of $0.20 per share.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the Purchase Agreement. The registration statement on Form S-1 was declared effective by the SEC on July 22, 2011, from which point, we have the right, in our sole discretion, over a 36-month period to sell our shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $12.5 million.

17.
Robert P. Martin Consulting Agreement.  We are in the process of entering into a Consulting Agreement, with signing anticipated to occur the week of September 19, 2011, and the Consulting Agreement to be effective as of March 15, 2011 (“Effective Date”), which will replace all prior Employment Agreements, supplements and amendments thereto with Robert P. Martin.  Pursuant to the terms of the Consulting Agreement, Mr. Martin will continue to serve a Chairman of the Board until the Consulting Agreement is terminated or his successor is duly appointed.  Mr. Martin’s compensation shall be $3,000 per month, such amount having accrued from the Effective Date through the date of signing the Consulting Agreement, due and payable within 3 days of signing.  Further, the Consulting Agreement discusses the terms of settlement of the outstanding debt owed to Mr. Martin pursuant to the Debt Settlement Agreement entered into between the Company and Mr. Martin on April 16, 2010 (discussed below).  That certain outstanding promissory note (“Note”) in Consultant’s favor made pursuant to the Debt Settlement Agreement between Company and Consultant dated April 2, 2010 (the “Debt Settlement Agreement”), in the principal amount of $215,939.97, plus interest accrued thereon (as of the Effective Date, the amount due on the Note including principal and interest accrued thereon totaled $228,487.46), will be paid in full and fully satisfied by the Company in two (2) lump sum payments in accordance with the following schedule:  (i) first payment of one half of the remaining principal, together with accrued interest from the Effective Date, within ninety (90) days of the date of mutual execution of this Agreement; and (ii) second payment of all remaining principal, together with accrued interest from the Effective Date, within one hundred eighty (180) days from the date of mutual execution of this Agreement.  In the event the Company secures any new equity financing arrangements or engages in any equity raise transactions prior to the Note payment installment dates, the Company agrees that up to twenty percent (20%) of the net proceeds received by the Company (up to a maximum of $100,000) shall be immediately allotted for repayment of the Note.  Finally, per the Consulting Agreement, Mr. Martin will be granted 2,000,000 options to acquire shares of Company common stock, priced at fair market value as of the date of grant.

18.
Debt Settlement Agreement with Robert P. Martin.  On April 16, 2010, we entered into a Debt Settlement and Release Agreement with Robert P. Martin, our former President, and current Chairman of our Board of Directors (the “Debt Settlement Agreement”), as part of our 2009-2010 ongoing efforts to consolidate and eliminate certain outstanding debt obligations.  Pursuant to the terms of the Debt Settlement Agreement, Mr. Martin agreed to accept the total sum of $716,689 (the “Martin Settlement Amount”) in exchange for the settlement of all outstanding amounts owed by us to Mr. Martin, such amounts totaling $985,259 (the “Outstanding Debt”), as well as a release of all claims against us by Mr. Martin relating to, or arising out of, the Outstanding Debt.  By agreeing to accept the Martin Settlement Amount, Mr. Martin is forgiving $268,570 owed to him by us.  The Outstanding Debt consisted of: (i) loan obligations of the Company in the form of three promissory notes issued to Mr. Martin totaling $215,940 (such amount includes accrued interest on the three notes in the amount of $55,415) (“Loan Obligations”); (ii) unpaid salary totaling $268,570 (“Unpaid Salary Obligation”) and accrued unpaid expenses totaling $11,747 (“Accrued Expense Obligation”) owed by the Company to Mr. Martin under the Employment Agreement between the Company and Mr. Martin dated March 8, 2006, as supplemented by that certain Addendum to Employment Agreement dated January 31, 2007; and (iii) financial obligations totaling $489,002 owed by the Company to Mr. Martin in connection with the Company’s investment in the mill owned by the Ashdown Milling Company, LLC, in Mr. Martin’s capacity as a member thereof (the “Ashdown Milling Obligations”).

Mr. Martin forgave and forever released any amounts owed under the Unpaid Salary Obligation, and the Company has repaid in full the Ashdown Milling Obligations.  Accordingly, the only amounts outstanding to Mr. Martin are the Loan Obligations, to be repaid as set forth in his Consulting Agreement discussed in #17 above, which will fully and finally settle all amounts due to Mr. Martin.

19.
Bridge Loan Agreement between the Company and Waterton Global Value, L.P. dated August 3, 2011 and Ancillary Security Documents.  These agreements are being merged into this Senior Secured Gold Stream Credit Agreement.

20.	Option Agreement between the Company and Waterton Global Value, L.P. dated August 3, 2010. This Agreement is a further ancillary document to the Bridge Loan and this Agreement.

21.
Definitive Acquisition Agreement with Silver Global, S.A.  On September 16, 2011, we entered into a Definitive Acquisition Agreement with Silver Global, S.A., a Panamanian corporation (“Silver Global”), to acquire a 60% interest, with an option to buy an additional 20% interest, in the Santa Rosa gold mine (“Santa Rosa” or “Mina Santa Rosa”) located in Panama and owned by Silver Global.  Under the terms of the Definitive Agreement, Golden Phoenix shall earn-in to a 60% interest in Santa Rosa with an option to acquire an additional 20% interest after achieving certain milestones, in consideration for $20,500,000 in cash over a period of approximately 12 to 15 months (with the final earn-in to occur upon achieving commercial production, anticipated to be within 18 to 24 months) and $4,500,000 in shares of Golden Phoenix common stock (at a deemed value of $0.18 per share, a premium to the current market price), as well as certain preferential payments from cash flow out of gold production. These payments are less those amounts previously paid by Golden Phoenix to Silver Global ($500,000 in cash and $500,000 in capital stock of Golden Phoenix) in consideration for the 45-day secondary due diligence review period, which concluded on September 17th, 2011.

The JV Company will operate according to the terms of a Joint Venture Operating Agreement (“JV Agreement”) that Golden Phoenix and Silver Global have agreed to enter into on or before October 15, 2011, at which time the Definitive Agreement shall be merged with and incorporated into the JV Agreement.

The payments and earn-in will occur upon successful completion of certain milestones, ensuring the project moves forward to commercial production in the near term, as follows:

•	$250,000 on signing the Definitive Agreement;
•	$3,750,000 on signing the JV Agreement + $4,000,000 in Golden Phoenix common stock = 15% interest in JV Company
•	$3,000,000 on successful completion of Environmental Impact Study (required for the JV Company to commence exploration operations) = Additional 10% interest in JV Company.
•	$5,000,000 on successful completion of NI-43-101 Report providing resource estimate of at least “measured and indicated” category = Additional 10% interest in JV Company.
•	$3,000,000 on successful completion of a Bankable Feasibility Study (to be defined within the JV Agreement) = Additional 10% interest in JV Company.
•	$5,000,000 on securing complete project financing necessary to bring the property to commercial production = Additional 4% interest in JV Company.
•	On achieving commercial production = Additional 11% interest in JV Company (for Total of 60%).

Of the $3,750,000 payment due on signing the JV Agreement, $2,000,000 will be deposited into the business account of the JV Company in the form of a loan from Silver Global to the JV Company for funding preliminary 43-101 report of at least the “inferred” category.  This loan will be repaid to Silver Global by Golden Phoenix over 4 equal monthly payments, to commence 30 days following entering into the JV Agreement.  Further, Golden Phoenix may, at its sole discretion, elect to make any payment before such payment is due, which will have the effect of accelerating the term under which Golden Phoenix earns its ownership interest in the Concessions.

$50,000,000 (Preferential Payment): Upon achieving Profitable Commercial Production, Silver Global shall be entitled to a preferential payment of Fifty Million Dollars (US $50,000,000) to be paid by the JV Company to Silver Global, as owner of 100% of the preferred share capital of the JV Company, from gold production at a rate of 70% of the net distributable cash flow (after all expenses incurred, including debt service, working capital, capital reserves, among others). Profitable Commercial Production for the purpose of the Definitive Agreement shall mean four (4) consecutive quarters of estimated plant capacity of 4,000 ounces of gold per month, or four (4) consecutive quarters of profitable commercial operations.

Option to Earn Additional 20% Interest: Upon completion of the payments, including completion of the Preferential Payment, Golden Phoenix shall have the option to acquire an additional twenty percent (20%) interest in the Concessions, via acquiring a further 20% of the outstanding share capital of the JV Company from Silver Global (out of its 40% interest), for a total aggregate ownership by Golden Phoenix of eighty percent (80%).  In consideration for the additional 20% interest, Golden Phoenix will pay Silver Global a purchase price equal to the net asset value of the property comprising the Concessions multiplied by 20%.  Net asset value will be determined at the time of Golden Phoenix’s exercise of its option, by an independent mining, financial and valuation expert selected by the mutual agreement of the parties, acting reasonably, using a 10% discount.

22.
Caldwell Separation and Severance Agreement.  On January 25, 2010, we entered into an Employment Separation and Severance Agreement dated as of January 19, 2010 (the “Caldwell Separation Agreement”) with David A. Caldwell, the Company’s then CEO, interim CFO and a member of the Company’s board of directors.  Pursuant to the terms of the Caldwell Separation Agreement, Mr. Caldwell resigned from his positions as CEO, CFO and as a member of the Board effective as of February 1, 2010 (the “Termination Date”).  The Caldwell Separation Agreement terminated that certain Employment Agreement between the Company and Mr. Caldwell dated February 27, 2006, as amended by that certain Addendum to Employment Agreement dated January 31, 2007, pursuant to which we have employed Mr. Caldwell as its CEO since January 31, 2007 (collectively, the “Caldwell Employment Agreement”).

Under the terms of the Caldwell Separation Agreement, in settlement of all outstanding amounts owed to Mr. Caldwell, including, but not limited to, those amounts due in accrued and unpaid salary, expenses, director’s fees and repayment of certain loans made to the Company, as well as all amounts owed as severance pursuant to the terms of the Caldwell Employment Agreement, we agreed to: (i) make cash payments of an aggregate of $25,000, half of which was paid upon the agreement of the principal terms of the Caldwell Separation Agreement and the other half paid upon the signing of the Caldwell Separation Agreement; (ii) a subsequent cash payment of $20,379 upon the earlier to occur of the Company’s closing of a transaction involving our Mineral Ridge mining property or a financing by a third party involving an infusion of working capital to the Company of at least $250,000 (the “Subsequent Payment”); and (iii) issue to Mr. Caldwell an unsecured promissory note (the “Note”*), in the principal amount of $366,623, such Note to accrue interest at a rate of 2.0% per annum, with a maturity date twenty-four (24) months from the date of the Separation Agreement.  The long-term liability, amounts due related parties, with a balance of $373,635 at December 31, 2010 is comprised of the Note principal balance of $366,623 plus accrued interest payable of $7,012. Further, pursuant to certain events and conditions as set forth in the Caldwell Separation Agreement, Mr. Caldwell can be issued shares of our common stock in lieu of cash payments for the Note and the Subsequent Payment. *See #23 below.

The Caldwell Separation Agreement further provides that Mr. Caldwell will form a new company, Phoenix Development Group, LLC, a Nevada limited liability company (“PDG”), to operate as a mine exploration and evaluation enterprise. It is contemplated that Mr. Caldwell will serve as CEO and Exploration Geologist of PDG and that we will own a 25% ownership in PDG in exchange for ongoing monthly cash payments of $7,500 (“PDG Payments”), such payments to commence 30 days after the formation of PDG and continue on a monthly basis for a period of 24 months, to be further detailed in a contribution agreement by and between PDG and the Company at a later time.  Further, pursuant to the Caldwell Separation Agreement, we will have a right of first refusal to negotiate with PDG for the purchase of any mining, mineral or exploration property rights identified and acquired by PDG.  In addition, as set forth in the Caldwell Separation Agreement, PDG can be issued shares of our common stock in lieu of the PDG Payments.  We paid Mr. Caldwell $75,000 during the year ended December 31, 2010.

23.
Notice of Conversion and Note Settlement Agreement with David Caldwell.  On February 10, 2011, we entered into a Notice of Conversion and Note Settlement Agreement dated as of February 9, 2011 (the “Note Settlement”) with Mr. Caldwell with respect to that certain unsecured promissory note (the “Note”) issued to Mr. Caldwell discussed in #22 above.  As set forth in the Note Settlement, Mr. Caldwell elected to exercise his right to convert 50% of the outstanding balance, resulting in an issuance of 3,126,691 shares of Company common stock (the “Conversion Shares”).  Additionally, Mr. Caldwell and the Company agreed that in settlement of the remaining balance and any further obligations under the Note, in lieu of cash or further conversion into Company common stock at the Note’s maturity date, we agreed to transfer certain of our interests in private securities with no current book value to the Company.

We agreed to transfer all of our right, title and interest in: (i) 1,523,292 shares of Black Rock Metals Inc., a privately held Canadian federally registered company (“Black Rock”), currently held in our name (the “Black Rock Shares”), at a current agreed book value of $0.10 per share based on the most recent sale of an aggregate of 5,300,000 shares by 11 individual shareholders, for an aggregate deemed consideration of $152,329; and (ii) a 1% net smelter return (“NSR”) royalty in favor of the Company on certain mineral properties and leasehold interests in Alaska, pursuant to that certain Royalty Agreement entered into between the Company and Great American Minerals Exploration, Inc., a Nevada company (“GAME”) dated April 26, 1999 at a deemed value of $34,898.  In exchange for the Black Rock Shares and the GAME NSR, we will no longer have any obligations to Mr. Caldwell under the Note.  All other terms and conditions of the Separation Agreement remain in full force and effect.

Schedule 1.1(f)
Liens
See Schedule 1.1(a) – Exceptions to Title.
Schedule 6.1(g)
Audited Financial Statements

Attached.  See also SEC website for December 31, 2010 year end 10K and June 30, 2011 10Q financial statements filings.

Schedule 7.1(a)
Other Credit Parties; Jurisdictional Organization

- Ra Minerals, Inc., (owned 100% by Golden Phoenix), is a corporation formed under the laws of the Province of Ontario, Canada.
- Pending:  Panama and Peru, upon completion of payments and contractual milestones.

Schedule 7.1(w)
Tax Liability

None.

Schedule 7.1(x)
Corporate Structure; Equity Securities; Partnerships/Joint Ventures

•	Wholly-owned Subsidiaries:

Golden Phoenix Minerals, Inc., a Nevada corporation

Ra Minerals, Inc. – 100%	Mineral Ridge Gold, LLC – 30%	(To be Formed) Phoenix Development Group – 25%	(To be Formed): JV Company with Mhakari for Vanderbilt, Coyote Fault and Coyote Extension, NV – 80%, per Agreement	(To be Formed): Golden Phoenix Panama, S.A. – 60%, up to 80% per Agreement	(To be Formed): JV Company with Sala-Valc – 80%, per Agreement

•	Minority Interests:

o	30% Interest in Mineral Ridge Gold, LLC, a Nevada limited liability company
o	25% Interest in Phoenix Development Group, a Nevada limited liability company

•	Potential Partnerships/Joint Ventures Based on Agreements:

o	Option to acquire 80% interest in Vanderbilt, Coyote Fault and Coyote Extension properties with Mhakari Gold (Nevada), Inc.
o	Agreement to acquire 80% interest in Peruvian properties
o	Agreement to acquire 60% interest (with option for up to 80%) in Mina Santa Rosa, Panama, to be owned and operated by a Panamanian corporation formed such purpose, called “Golden Phoenix Panama, S.A.”

The Company’s capitalization is as follows:

Golden Phoenix Minerals Inc.
As of September 1, 2011

Shares
Preferred Stock, authorized	50,000,000

Common Stock, authorized	800,000,000
Common Stock, issued	329,035,153

Options, outstanding	3,530,000
Options, vested & exercisable	3,530,000

Warrants, outstanding	51,083,333

On September 21, 2007, our shareholders approved the 2007 Equity Incentive Plan (the “2007 Plan”) providing 9% of the total number of outstanding shares of common stock of the Company to be reserved and available for grant and issuance at the effective date of the 2007 Plan, with an increase at the beginning of each year if additional shares of common stock were issued in the preceding year so that the total number of shares reserved and available for grant and issuance, not including shares that are subject to outstanding awards, will be 9% of the total number of outstanding shares of common stock of the Company on that date.  No more than 2,000,000 shares of common stock shall be granted in the form of Incentive Stock Options.  Under the 2007 Plan, grants may be made to any director, officer or employee of the Company or other person who, in the opinion of the Board, is rendering valuable services to the Company, including without limitation, an independent contractor, outside consultant, or advisor to the Company.

[*]

Schedule 7.1(aa)
Debt
We have an outstanding obligation to Robert P. Martin, pursuant to his Debt Settlement Agreement, as amended by that certain Consulting Agreement, pending execution immediately, as disclosed in Schedule 1.1(e) – Material Contracts, #17-18.

Further, the Company’s debt consisted of the following at our quarterly period ended June 30, 2011:

Note payable to GE Capital, payable at $1,080 per month through January 2012, including interest at 5.40%, secured by equipment:	$8,470
Note payable to Daimler Chrysler, payable at $806 per month through February 2012, including interest at 13.75%, secured by vehicle:	$6,124
Capital lease payable to Heartland Wisconsin Corp., payable at $1,148 per month through May 2013, secured by equipment:	$23,871
Note payable to Komatsu Equipment Company, with principal payments of $58,486 on June 30, 2008,$58,486 on June 30, 2009, and $58,485 on June 30, 2010, with interest at 8%, unsecured:	$175,457
Other:	$2,312
Accrued interest:	$56,146
Total:	$272,380
Less Current Portion	$260,378
Total Long-Term Portion	$12,002

LIABILITIES as per June 30, 2011 Financial Statements

Current liabilities:
Accounts payable	$462,909
Accrued liabilities	332,736
Current portion of long-term debt	260,378
Amounts due to related parties	233,492
Total current liabilities	1,289,515

Long-term liabilities:
Long-term debt	12,002
Amounts due to related parties	-
Total long-term liabilities	12,002

Total liabilities	1,301,517

Schedule 7.1(cc)
Litigation

•
Tetra Financial Group, LLC – On January 29, 2009, Tetra Financial Group, LLC (“Tetra”) filed a complaint in the Third District Court of Utah in Salt Lake County against the Ashdown Project, LLC, the Company, Win-Eldrich Mines Limited and certain principals of each company, claiming the breach of a lease agreement for the lease of two (2) ten-ton hauler trucks.  In February 2010, a settlement agreement was reached with Tetra resulting in no material financial impact to the Company.  Further, pursuant to the partially binding LOI entered into with WEG regarding the potential settlement of the outstanding note we hold by WEG, we anticipate that WEG will assume full responsibility for any liabilities resulting from the dispute with Tetra, however, there can be no assurance that the promissory note will be settled under those terms.

•
DMC-Dynatec Mining Services Corporation - On February 13, 2009, DMC Mining Services Corporation filed a complaint against the Company and the Ashdown Project, LLC in the U.S. District Court, District of Nevada (Reno), claiming approximately $108,448 due for mechanic’s labor based on a service contract.  A default judgment as to both the Company and the Ashdown LLC was entered on July 26, 2009, which obligation was expressly assumed by WEG in connection with the closing of the sale of the Company’s interest in the Ashdown LLC on May 13, 2009.  As of the current date, it is our understanding that WEG has negotiated a settlement with DMC Mining with respect to such obligation and that we will be indemnified and held harmless for any liability or obligation to DMC Mining in connection with the sale of our interest in the Ashdown LLC.

•
Donald Prahl – On May 26, 2011 A “Mutual Release and Share Placement Agreement”  was signed settling all claims, disputes and controversies between the parties. Further description of this legal dispute is provided in the Company’s Form 10-K for the year ended December 31, 2010.

•	See Schedule 1.1(a) – Exceptions to title for discussion regarding issues pending resolution. At this time, such matters do not involve pending or threatened litigation.

Schedule 7.1(dd)(i)
Executive Offices; Account Debtors; Tangible Property Storage

Currently, our principal executive office consists of 7,000 square feet located at 1675 East Prater Way, Suite 102, Sparks, Nevada 89434. The principal offices are leased from WDCI, Inc. in Sparks, Nevada, at a rate of approximately $12,000 per month.  The lease has a seven (7) year term due to expire in October 2011, which we do not intend to renew.

We entered into a Lease Agreement effective as of September 1, 2011, for office space located at 2975 West Executive Parkway, Suite 217, Lehi, Utah.  The office is leased from Blue June Moon, LLC, has an initial 6 month term and will be month-to-month thereafter.  This office space was selected for proximity to our independent auditors, HJ & Associates, LLC, and key accounting personnel.

We have negotiated terms for virtual office space in Henderson, Nevada and are exploring various options and locations for leasing space that will suit our needs for the foreseeable future.  Following completion of the lease in Sparks, Nevada, we anticipate incurring office space lease obligations of approximately $3,000 per month within Nevada, approximately $5,000 per month between Panama City and Cañazas and $3,000 per month between New York and/or Toronto, to accommodate necessary logistics and to strategically spread out our presence as we develop our property portfolio.

Schedule 7.1(dd)(ii)
List of Authorizations

Corporate Authorizations:
Board approval – previously obtained
Nevada Business License
Sparks Business License

Property Authorizations:

The Company is in the process of applying for and acquiring permits for exploration and development on an “as needed” basis to proceed with exploration drilling, and eventually operations on each of its mining properties.

At the Santa Rosa Project, the following concessions are in place:

•
Silver Global is holder of metallic mineral concession covering the activities of transport and benefit of gold and other minerals as per Contract No.6 entered into with the Ministry of Commerce and Industry on behalf of the General Direction of Mineral Resources dated May 27th, 2010 and published in the Official Gazette N° 26,587 of July 29th, 2010 which concession is located in the former Santa Rosa Gold Mine (“Santa Rosa”) in Cañazas, Panama, as more fully set forth in Exhibit B attached hereto and incorporated herein by reference, which concession is for a minimum period of 25 years and is currently valid and in force (the “TB Concession”).  The TB Concession is in process of being transferred to Golden Phoenix Panama, S.A.

•
Silver Global is holder of metallic mineral concession covering the activities of EXPLORATION of gold and other metals as per Contract No.2 entered into with the Ministry of Commerce and Industry on behalf of the General Direction of Mineral Resources dated February 7th, 2011 and published in the Official Gazette N° 26,773-B of April 27th, 2011 located in an area of 3,500 hectares located in Cañazas, Panama, as more fully set forth in Exhibit C attached hereto and incorporated herein by reference, which concession is for a minimum period of 4 years and is currently valid and in force (the “Exploration Concession”).  The Exploration Concession is in process of being transferred to Golden Phoenix Panama, S.A.   The Exploration Concession grants Silver Global (or Golden Phoenix Panama, S.A. once transferred) the exclusive right to request a mining extraction concession as soon as the holder provides sufficient evidence to the mining authorities that commercially mineable resources are available in the assigned area for exploration.

Schedule 7.1(dd)(iii)
Trademarks; Tradenames; Patents or Copyrights
None.

Schedule 7.1(dd)(iv) – Actions, Suits, Proceedings; Threatened or Pending

See Schedule 7.1(cc).

Schedule 7.1(dd)(v) – Agreements with Default Provisions Causing Material Adverse Effect

[*]

Schedule 7.1(dd)(vi)
Labour Agreements
There are no collective bargaining agreements pertaining to the Company.

Below is a list of Consulting Agreements the Company is a party to:

Thomas Klein

On October 4, 2010, the Company entered into a Consulting Agreement (the “Klein Consulting Agreement”) with Thomas Klein, whereby Mr. Klein is to provide services to the Company in his role as Chief Executive Officer (“CEO”) of the Company.  Mr. Klein was appointed as the Company’s CEO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CEO, the Company has agreed to pay Mr. Klein $165,000 per year as well as provide a $96,250 payment upon signing the Consulting Agreement.  Mr. Klein’s compensation will be reviewed annually by the Company’s Compensation Committee, or by the full Board of Directors serving in such capacity.  The Consulting Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Consulting Agreement, and allows for Mr. Klein to participate in certain Company incentive and benefit plans.

Pursuant to a prior consulting agreement, Mr. Klein received 1,500,000 warrants to purchase Company common stock for his services in acquiring financing for the Company and the retirement of the Company’s existing debt.  The warrants were exercised by Mr. Klein during the three months ended March 31, 2011.

The above described Consulting Agreement superseded and replaced all prior agreements and understandings.  However, pursuant to Thomas Klein’s prior Consulting Agreement with the Company dated May 19, 2009, as subsequently amended and extended, Mr. Klein was entitled to a 10% finder’s fee for any property transaction he secured related to the Mineral Ridge Property, and accordingly such fee vested as of the date of the closing of the Joint Venture Members’ Agreement with Scorpio Gold Corp. and Scorpio Gold (US) Corp., including any future consideration to be received on the final buy-out of the Company’s interest in Mineral Ridge Gold, LLC.

Robert P. Martin

We are in the process of entering into a Consulting Agreement, with signing anticipated to occur the week of September 19, 2011, and the Consulting Agreement to be effective as of March 15, 2011 (“Effective Date”), which will replace all prior Employment Agreements, supplements and amendments thereto with Robert P. Martin.  Pursuant to the terms of the Consulting Agreement, Mr. Martin will continue to serve a Chairman of the Board until the Consulting Agreement is terminated or his successor is duly appointed.  Mr. Martin’s compensation shall be $3,000 per month, such amount having accrued from the Effective Date through the date of signing the Consulting Agreement, due and payable within 3 days of signing.  Further, the Consulting Agreement discusses the terms of settlement of the outstanding debt owed to Mr. Martin pursuant to the Debt Settlement Agreement entered into between the Company and Mr. Martin on April 16, 2010 (discussed below).  That certain outstanding promissory note (“Note”) in Consultant’s favor made pursuant to the Debt Settlement Agreement between Company and Consultant dated April 2, 2010 (the “Debt Settlement Agreement”), in the principal amount of $215,939.97, plus interest accrued thereon (as of the Effective Date, the amount due on the Note including principal and interest accrued thereon totaled $228,487.46), will be paid in full and fully satisfied by the Company in two (2) lump sum payments in accordance with the following schedule:  (i) first payment of one half of the remaining principal, together with accrued interest from the Effective Date, within ninety (90) days of the date of mutual execution of this Agreement; and (ii) second payment of all remaining principal, together with accrued interest from the Effective Date, within one hundred eighty (180) days from the date of mutual execution of this Agreement.  In the event the Company secures any new equity financing arrangements or engages in any equity raise transactions prior to the Note payment installment dates, the Company agrees that up to twenty percent (20%) of the net proceeds received by the Company (up to a maximum of $100,000) shall be immediately allotted for repayment of the Note.  Finally, per the Consulting Agreement, Mr. Martin will be granted 2,000,000 options to acquire shares of Company common stock, priced at fair market value as of the date of grant.

J. Roland Vetter

On July 1, 2010, the Company entered into a Consulting Agreement (the “Vetter Agreement”) with J. Roland Vetter, whereby Mr. Vetter is to provide services to the Company in his role as Chief Financial Officer (“CFO”) of the Company.  Mr. Vetter was appointed as the Company’s CFO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CFO, the Company agreed to pay Mr. Vetter $2,500 per month as well as provide a $10,000 payment upon signing the Vetter Agreement, such compensation to be reviewed annually by the Company’s Compensation Committee.  The Vetter Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Vetter Agreement, and allows for Mr. Vetter to participate in certain Company incentive and benefit plans.

Uptick Capital, LLC

On July 1, 2010, the Company entered into a Consulting Agreement (the “Uptick Consulting Agreement”) with Uptick Capital, LLC (“Uptick”), whereby Uptick was to provide consulting services to the Company with regards to the capital structure of the Company, financing options, types of financial instruments to be offered and the identification of possible investors.

The term of the Uptick Consulting Agreement commenced on July 1, 2010 and was terminated and replaced by a new Consulting Agreement (the “2011 Uptick Consulting Agreement”), whereby Uptick would continue to provide similar services.  The 2011 Uptick Consulting Agreement has an initial term of twelve months and may be extended for subsequent terms of twelve months upon mutual written agreement of the parties.

During the three months ended March 31, 2011, the Company issued Uptick 250,000 shares of the Company’s common stock as compensation pursuant to the Uptick Consulting Agreement.

In consideration for services rendered under the 2011 Uptick Consulting Agreement, the Company will pay Uptick a monthly cash fee of $7,500.  In addition, the Company issued Uptick a three-year warrant to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.125 per share.  The warrants vest 50% on grant, 25% after six months and 25% after twelve months.  The Company is also obligated to issue to Uptick a second three-year warrant to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to a 20% discount to the 20-day trailing average of the Company’s stock price as of the renewal date of the 2011 Uptick Consulting Agreement.  These warrants will vest 50% on grant, 25% after three months and 25% after six months.

San Diego Torrey Hills Capital, Inc.

On January 27, 2011, the Company entered into a Consulting Agreement (the “San Diego Torrey Hills Consulting Agreement”) with San Diego Torrey Hills Capital, Inc. (“San Diego Torrey Hills”), whereby San Diego Torrey Hills is to provide defined investor relations and other financial services.  The San Diego Torrey Hills Consulting Agreement has an initial term of six months and will be automatically extended for a subsequent term of twelve months, unless notified in writing by either party within the initial six month term.  After the initial six month term, either party may terminate the agreement upon thirty (30) days prior written notice.

In consideration for services rendered under the San Diego Torrey Hills Consulting Agreement, the Company will pay San Diego Torrey Hills a monthly cash fee of $6,000.  In addition, the Company issued San Diego Torrey Hills a three-year warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.12 per share.  The warrants vest 25% on grant, 25% after three months and 50% after twelve months.  The Company is also obligated to issue to San Diego Torrey Hills a second three-year warrant to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to a 20% discount to the 20-day trailing average of the Company’s stock price as of the renewal date of the San Diego Torrey Hills Consulting Agreement.  These warrants will vest 25% on grant, 25% after three months and 50% after six months.

Jeffrey Dahl Consulting Agreement

On March 23, 2011, the Company entered into a Consulting Agreement (the “Dahl Consulting Agreement”) with Jeffrey Dahl (“Dahl”), whereby Dahl is to develop, coordinate, manage and execute a comprehensive corporate finance and business transaction campaign for the Company.  The Dahl Consulting Agreement has an initial term of twelve months and may be extended for subsequent terms of twelve months upon mutual written agreement of the parties.

In consideration for services rendered under the Dahl Consulting Agreement, the Company will issue Dahl two-year warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.125 each month of the agreement, beginning April 2011.  The Company will also pay Dahl a defined transaction fee payable in cash for any Company property or project business transaction, previously agreed upon by the Company in writing resulting from Dahl’s provision of services.  The Company issued Dahl warrants to purchase 250,000 shares of the Company’s common stock in each of April, May and June 2011.

Miscellaneous

Further, the Company’s Compensation Committee in conjunction with the Board of Directors intends to approve certain salary increases and retroactive bonuses (both performance and signing bonuses) for key members of management and personnel prior to the year ended December 31, 2011.

Schedule 7.1(dd)(vii)
Bank Account Details

Golden Phoenix Minerals Inc. Wire Instructions

Beneficiary Name:        Golden Phoenix Minerals Inc.
1675 E. Prater Way, Suite 102
Sparks, NV  89434
775-853-4919

Beneficiary Bank:         Mutual of Omaha Bank
[*]
Bank Routing:              [*]
Bank Account:             [*]

Schedule 7.1(gg)
Broker’s or Finder’s Fees

[*]

Pursuant to Thomas Klein’s prior Consulting Agreement with the Company dated May 19, 2009, as subsequently amended and extended, Mr. Klein was entitled to a 10% finder’s fee for any property transaction he secured related to the Mineral Ridge Property, and accordingly such fee vested as of the date of the closing of the Joint Venture Members’ Agreement with Scorpio Gold Corp. and Scorpio Gold (US) Corp., including any future consideration to be received on the final buy-out of the Company’s interest in Mineral Ridge Gold, LLC.

Schedule 7.1(jj)
Transactions with Affiliates

Rob Martin Consulting Agreement – See Schedule 1.1(e).

Thomas Klein Consulting Agreement – See Schedule 1.1(e).  See Schedule 7.1(gg).

Caldwell Separation and Severance Agreement:  See Schedule 1.1(e).

Caldwell Notice of Conversion and Note Settlement Agreement:   See Schedule 1.1(e).

The Company’s Board of Directors approved the purchase of a vehicle and trailer from one of its current directors, Hans Rasmussen, for purposes of use at its Nevada and other properties.  The purchase price is approximately $25,000 a discount to fair market value.

All such transactions were approved by the Company’s Board of Directors, with the interested party abstaining from voting.

Schedule 7.1(m) Insurance Coverage

Insurance Agent

John Wayhart of Assurance Agency Ltd.	[*]
[*]
[*]

Insurance and Provider	Policy Period

General Liability
National Union Fire Insurance (Chartis)	04/30/11	04/30/12

Workers' Compensation
Commerce & Industry (Chartis)	04/30/11	04/30/12

Directors & Officers Liability
National Union Fire Insurance Company of PA	06/02/11	06/12/12

Employment Practices Liability
National Union Fire Insurance Company of PA	06/02/11	06/12/12

Equipment Floater
Travelers Property Casualty Company	07/21/11	07/21/12

Employee Health & Life Insurance	08/15/11	08/15/12
Aetna Life Insurance Company
[*]